Exhibit 10.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

DATED AS OF JUNE 14, 2023

BY AND AMONG

OMNIA PARTNERS, LLC,

NON-HEALTHCARE HOLDINGS LLC,

PREMIER HEALTHCARE ALLIANCE, L.P.,

ACURITY, LLC,

INNOVATIX, LLC,

ESSENSA VENTURES, LLC,

PREMIER SUPPLY CHAIN IMPROVEMENT, INC.,

PREMIER HEALTHCARE SOLUTIONS, INC.

AND

PREMIER, INC.

List of Annexes and Exhibits

Annexes

Annex A – Defined Terms
Annex B – Contributed Assets
Annex C – Escrow Release
Annex D – Example Calculation of Adjusted Net Administrative Fee Revenue Amount, Indebtedness Amount and Net Contract Asset Amount
Annex E – B&I GPO Business Employees and 2023 Bonuses
Annex F – Allocation
Annex G – Example Calculation of Net Administrative Fee Revenue
Annex H – Mixed Channel Partnership Agreements
Annex I – Supplier Contract Material Terms
Annex J – Grandfathered Conductiv Entities

Exhibits

Exhibit A – Form of Release
Exhibit B – Form of Restrictive Covenant Agreement
Exhibit C – Form of Transition Services Agreement
Exhibit D – Form of A&R Channel Partnership Agreements
Exhibit E – Form of Escrow Agreement

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), made and entered into as of June 14, 2023, is by and among OMNIA PARTNERS, LLC, a Delaware limited liability company (“Buyer”), NON-HEALTHCARE HOLDINGS LLC, a Delaware limited liability company (the “Company”), PREMIER SUPPLY CHAIN IMPROVEMENT, INC., a Delaware corporation (the “Equityholder”), PREMIER HEALTHCARE ALLIANCE, L.P., a California limited partnership (“Premier Alliance”), ACURITY, LLC, a Delaware limited liability company (“Acurity”), INNOVATIX, LLC, a Delaware limited liability company (“Innovatix”), ESSENSA VENTURES, LLC, a New York limited liability company (“Essensa”), PREMIER HEALTHCARE SOLUTIONS, INC., a Delaware corporation (“PHSI”), and PREMIER, INC., a Delaware corporation (“Premier”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Annex A attached hereto.

RECITALS

WHEREAS, the Premier Parties and their Affiliates own and operate the B&I GPO Business;

WHEREAS, prior to the date hereof, (a) the Premier Parties (other than the Company) and their Affiliates have effected the Restructuring by contributing or transferring all of the Company Contracts with Members, Channel Partners and Sponsors reasonably sufficient to operate the B&I GPO Business in substantially the same manner as operated by the Premier Parties before the Closing (other than any Excluded Contracts), including those as set forth on Annex B (the “Contributed Company Contracts”), and all accounts and accounts receivable (other than accounts receivable due to Premier Parties from Suppliers) related to the Contributed Company Contracts and all related books and records, goodwill and rights, refunds, deposits, causes of action and rights of setoff with respect thereto, to the Company pursuant to the Contribution Agreements, which assets are set forth on Annex B attached hereto (the “Contributed Assets”), and (b) the Company has entered into a channel partnership agreement with Premier Alliance, pursuant to which Members, Channel Partners and Sponsors may continue to have access to the Supplier Contracts (the “B&I Channel Partnership Agreement”); provided, that, for the avoidance of doubt, the Contributed Company Contracts do not include any Excluded Contracts or any Consent Contracts (unless and until the Consent with respect thereto has been obtained during the period of two hundred and ten (210) days following the Closing, at which time, such Consent Contract shall become a Contributed Asset effective as of the effectiveness of such Consent);

WHEREAS, in connection with the Restructuring, the Premier Parties (other than the Company) and their Affiliates have assigned to the Company their Liabilities to the extent related to the future performance of the Contributed Assets (but solely to the extent such Liabilities do not arise from defaults or breaches of such Contributed Assets prior to or as a result of the Restructuring), including any Liabilities for any current fee share due to Members, Channel Partners and Sponsors to the extent related to the Contributed Assets for which the applicable process date has not occurred and neither the Premier Parties nor their Affiliates have received cash in respect thereof and which, for the avoidance of doubt, shall not include any Liabilities for past-due fee share or any fee share related to a pre-Closing period not included in the Closing Date Net Contract Asset Amount (the “Assumed Liabilities”);

WHEREAS, the Equityholder owns all of the issued and outstanding limited liability company interests of the Company (the “Equity Interests”);

WHEREAS, as a condition and material inducement to Buyer’s and the Premier Parties’ execution and delivery of this Agreement, the parties hereto, as applicable, at Closing shall enter into the Release, the Restrictive Covenant Agreement, the Transition Services Agreement and the A&R Channel Partnership Agreements; and

WHEREAS, the Equityholder desires to sell all of the Equity Interests to Buyer, and Buyer desires to acquire all of the Equity Interests from the Equityholder, in each case, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

EQUITY INTEREST PURCHASE

Section 1.1 Sale and Transfer of Equity Interests. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants set forth herein, at the Closing, the Equityholder shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from the Equityholder, all of the Equityholder’s rights, title and interest in and to the Equity Interests, free and clear of all Encumbrances.

Section 1.2 Purchase Price.

(a) The total purchase price payable by Buyer for the Equity Interests (the “Purchase Price”) will be (i) the Initial Base Purchase Price Amount, (ii) plus or minus the Initial Adjustment Amount and (iii) less the Escrow Amount (clauses (i), (ii) and (iii), the “Closing Cash Amount”), (iv) plus or minus the Final Adjustment Amount payable after the Closing as set forth in Section 1.4 of this Agreement, and (v) plus the portion of the Escrow Amount released to Equityholder after the Closing as set forth in Annex C to this Agreement. The Purchase Price will be paid to the Equityholder in accordance with Section 1.2(b), provided that the Final Adjustment Amount and the portion of the Escrow Amount released to Equityholder, if any, will be paid following the Closing in accordance with Section 1.4 and Annex C of this Agreement.

(b) At the Closing, Buyer will deliver:

(i) the Closing Cash Amount to the Equityholder by wire transfer of immediately available funds in accordance with the Funds Flow Statement;

(ii) the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds in accordance with the Escrow Agreement; and

(iii) cash amounts equal to the amount of the Transaction Expenses (other than those relating to bonuses or similar payments to employees or the payment of any employment Taxes payable in connection therewith) by wire transfer of immediately available funds in accordance with the Funds Flow Statement, the Equityholder Statement and invoices delivered pursuant to Section 1.5(a)(ix).

Section 1.3 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Equity Interests contemplated by this Agreement (the “Closing”) will take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201 on the date that is two (2) Business Days after the satisfaction or waiver of all conditions to Closing set forth in Article V hereof, or at such other time and place that the parties may agree (the date on which the Closing occurs, the “Closing Date”); provided that the Closing Date shall not occur prior to the date that is fifty (50) days after the date hereof. Subject to Article IX, the failure to consummate the purchase and sale contemplated by this Agreement on the date and time and at the place determined pursuant to this Section 1.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such an event, the Closing will occur as soon as practicable, subject to Article IX. If the Closing occurs, all transactions contemplated herein to occur on or as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. (New York time) on the Closing Date.

Section 1.4 Closing Date Calculations.

(a) No later than three (3) Business Days, and not earlier than ten (10) Business Days, prior to the anticipated Closing Date, the Equityholder shall deliver to Buyer a preliminary estimate of assets and asset contract liabilities associated with amounts included in the Contributed Assets as of the close of the Business Day immediately preceding the Closing Date, together with a written statement (the “Equityholder Statement”) setting forth a reasonable good faith estimated calculation, based on the books and records of the Company, of, the Cash (the “Initial Cash Amount”), the Indebtedness of the Company (the “Initial Indebtedness Amount”), the Transaction Expenses (the “Initial Transaction Expenses Amount”) and the Net Contract Asset Amount (the “Initial Net Contract Asset Amount”), in each case, as of the Closing (except the Initial Net Contract Asset Amount shall be as of the Closing Reference Date) for purposes of calculating the Closing Cash Amount, which will be prepared in accordance with the Accounting Practices and Procedures and the definitions thereof and be accompanied by reasonable supporting details and work papers. An example of the manner in which the Initial Indebtedness Amount and Initial Net Contract Asset Amount should be calculated for purposes of this Agreement is set forth on Annex D attached hereto. The Buyer and its accountants shall be entitled to review the Equityholder Statement and any working papers, trial balances and similar materials relating to the Equityholder Statement and the calculation of the Initial Net Contract Asset Amount, Initial Indebtedness Amount, Initial Cash Amount and Initial Transaction Expenses Amount prepared by Equityholder or its accountants. Equityholder shall also provide Buyer and its accountants with reasonable access, during normal business hours, to Equityholder’s relevant employees and outside accountants, properties, books and records to the extent involved with or related to the preparation of the Equityholder Statement. The Equityholder will review any good faith comments proposed by Buyer with respect to such estimates and make appropriate revisions to the Equityholder Statement as are reasonably requested by Buyer.

(b) Within one hundred eighty (180) days following the Closing Date, the Equityholder shall deliver to Buyer a written statement setting forth a calculation of the Indebtedness of the Company as of the Closing, a calculation of the Cash as of the Closing, a calculation of the Transaction Expenses as of the Closing, a calculation of the Adjusted Net Administrative Fee Revenue for the trailing twelve-month period ending as of the Closing Reference Date, and a calculation of the Net Contract Asset Amount as of the Closing Reference Date, each of which will be prepared in accordance with the Accounting Practices and Procedures and the definition thereof and be accompanied by reasonable supporting details and work papers. Equityholder shall also provide Buyer and its accountants with reasonable access, during normal business hours, to Equityholder’s relevant employees and outside accountants, properties, books and records to the extent involved with or related to the preparation of such calculations. Within two hundred ten (210) days following the Closing Date, Buyer shall prepare and deliver to the Equityholder a written statement (the “Closing Statement”) setting forth (A) a calculation of the Net Contract Asset Amount as of the Closing Reference Date (the “Closing Date Net Contract Asset Amount”), (B) a calculation of the Indebtedness of the Company as of the Closing (the “Closing Date Indebtedness Amount”), (C) a calculation of the Cash as of the Closing (the “Closing Date Cash Amount”), (D) a calculation of the Transaction Expenses as of the Closing (the “Closing Date Transaction Expenses Amount”) (E) the Adjusted Net Administrative Fee Revenue for the trailing twelve-month period ending as of the Closing Reference Date (the “Closing Date Adjusted Net Administrative Fee Revenue Amount”), and a calculation of the Final Base Purchase Price Amount based thereon, subject to the longer period described in Annex C with respect to the At Risk Consent Contracts. The Closing Date Indebtedness Amount, Closing Date Cash Amount, Closing Date Transaction Expenses Amount, the Closing Date Adjusted Net Administrative Fee Revenue Amount, the Final Base Purchase Price Amount and the Closing Date Net Contract Asset Amount shall be prepared in accordance with the definition of Indebtedness, Cash, Transaction Expenses, Adjusted Net Administrative Fee Revenue, Final Base Purchase Price Amount and Net Contract Asset Amount, respectively, and in accordance with Annex D and be accompanied by reasonable supporting details and work papers. The Equityholder and its accountants shall be entitled to review the Closing Statement and any working papers, trial balances and similar materials relating to the Closing Statement and the calculation of the Closing Date Indebtedness Amount, Closing Date Cash Amount, Closing Date Transaction Expenses Amount, Closing Date Adjusted Net Administrative Fee Revenue Amount, Final Base Purchase Price Amount and Closing Date Net Contract Asset Amount prepared by Buyer or its accountants. Buyer shall also provide the Equityholder and its accountants with reasonable access, during normal business hours, to Buyer’s relevant employees and outside accountants, properties, books and records to the extent involved with or related to the preparation of the Closing Statement. For the avoidance of doubt, any such amounts described herein shall be subject to adjustment and true-up following the preparation and delivery of the Closing Statement in the event that the provisions set forth in Annex C with respect to the At Risk Consent Contracts have not been fully resolved.

(c) If, within thirty (30) days following delivery of the Closing Statement (the “Objection Period”), the Equityholder has not given Buyer written notice of its objection to the Closing Date Indebtedness Amount, Closing Date Cash Amount, Closing Date Transaction Expenses Amount, Closing Date Adjusted Net Administrative Fee Revenue Amount, Final Base Purchase Price Amount or Closing Date Net Contract Asset Amount calculation (which notice shall state in reasonable detail the basis of the Equityholder’s objection), then Buyer’s calculation of the Closing Date Indebtedness Amount, Closing Date Cash Amount, Closing Date Transaction Expenses Amount, Closing Date Adjusted Net Administrative Fee Revenue Amount, Final Base Purchase Price Amount or Closing Date Net Contract Asset Amount, as applicable, shall be binding and conclusive on the parties for all purposes hereunder.

(d) If the Equityholder gives Buyer such written notice of objection within the Objection Period, Equityholder and Buyer shall attempt in good faith to resolve any disputed issue (and all such discussions related thereto shall, unless otherwise agreed by Buyer and the Equityholder, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)) and if the Equityholder and Buyer fail to resolve the issues outstanding with respect to Buyer’s calculation of the Closing Date Indebtedness Amount, the Closing Date Cash Amount, the Closing Date Transaction Expenses Amount, the Closing Date Adjusted Net Administrative Fee Revenue Amount, the Final Base Purchase Price Amount or the Closing Date Net Contract Asset Amount within thirty (30) days following Buyer’s receipt of the Equityholder’s objection notice, the Equityholder and Buyer shall submit the issues remaining in dispute to Grant Thornton LLP or, in the event Grant Thornton LLP is unable or unwilling to serve in such capacity, a certified public accounting firm mutually selected by the Equityholder and Buyer that has not performed accounting, tax or audit services for Buyer or the Premier Parties during the past three (3) years (the “Independent Accountants”), for resolution in accordance with the terms of this Agreement. If issues are submitted to the Independent Accountants for resolution, (A) the Equityholder and Buyer shall (i) furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and that are available to that party or its agents and (ii) be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the disputed issues with the Independent Accountants; and (B) the determination of the Independent Accountants, which shall be set forth in a notice delivered to both Buyer and the Equityholder within thirty (30) days of the submission of the disputed issues to the Independent Accountants, shall be final, binding and conclusive on the parties (absent manifest error) and, if applicable, shall be used to calculate the Closing Date Indebtedness Amount, the Closing Date Cash Amount, the Closing Date Transaction Expenses Amount, the Closing Date Adjusted Net Administrative Fee Revenue Amount, the Final Base Purchase Price Amount and the Closing Date Net Contract Asset Amount. The Independent Accountants will act as an expert and not an arbitrator and will be instructed to send to Buyer and the Equityholder, within thirty (30) days of the date on which such dispute is referred to such Independent Accountants, their determination on each specific matter in dispute, which calculation shall be between the determination prepared by the Equityholder and Buyer (or equal to one of such determinations) for each such matter and shall be final and binding on all parties (absent manifest error). The Independent Accountants shall make their determination of any matters in dispute based solely on the information submitted by the parties, as well as the terms and conditions of this Agreement, and not by an independent review. All of the fees and expenses of the Independent Accountants will initially be borne fifty percent (50%) by the Buyer, on the one hand, and fifty percent (50%) by Equityholder, on the other hand; provided that such fees and expenses shall ultimately be borne in proportion to the portion of the aggregate amount in dispute that is finally resolved by the

Independent Accountants in a manner adverse to such party. For example, if Buyer claims the appropriate adjustments are $1,100 less than the amount determined by Equityholder, and Equityholder contests only $500 of the amount claimed by Buyer (thereby agreeing Buyer is owed $600), and if the Independent Accountants ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the fees and expenses of the Independent Accountants shall be allocated 60% (i.e., 300/500) to Equityholder and 40% (i.e., 200/500) to the Buyer.

(e)

(i) If the Closing Date Net Contract Asset Amount, as finally determined pursuant to this Section 1.4, exceeds the Initial Net Contract Asset Amount, then Buyer shall pay to the Equityholder the amount of such excess in accordance with this Section 1.4(e). If the Closing Date Net Contract Asset Amount, as finally determined pursuant to this Section 1.4, is less than the Initial Net Contract Asset Amount, then the Equityholder shall pay and/or shall cause to be paid to Buyer the amount of such shortfall in accordance with this Section 1.4(e).

(ii) If the Closing Date Indebtedness Amount, as finally determined pursuant to this Section 1.4, is less than the Initial Indebtedness Amount, then Buyer shall pay to the Equityholder the amount of such shortfall in accordance with this Section 1.4(e). If the Closing Date Indebtedness Amount, as finally determined pursuant to this Section 1.4, exceeds the Initial Indebtedness Amount, then the Equityholder shall pay and/or shall cause to be paid to Buyer the amount of such excess in accordance with this Section 1.4(e).

(iii) If the Closing Date Cash Amount, as finally determined pursuant to this Section 1.4, exceeds the Initial Cash Amount, then Buyer shall pay to the Equityholder the amount of such excess in accordance with this Section 1.4(e). If the Closing Date Cash Amount, as finally determined pursuant to this Section 1.4, is less than the Initial Cash Amount, then the Equityholder shall pay and/or shall cause to be paid to Buyer the amount of such shortfall in accordance with this Section 1.4(e).

(iv) If the Closing Date Transaction Expenses Amount, as finally determined pursuant to this Section 1.4, is less than the Initial Transaction Expenses Amount, then Buyer shall pay to the Equityholder the amount of such shortfall in accordance with this Section 1.4(e). If the Closing Date Transaction Expenses Amount, as finally determined pursuant to this Section 1.4, exceeds the Initial Transaction Expenses Amount, then the Equityholder shall pay and/or shall cause to be paid to Buyer the amount of such excess in accordance with this Section 1.4(e).

(v) If the Final Base Purchase Price Amount, as finally determined pursuant to this Section 1.4, exceeds the Initial Base Purchase Price Amount, then Buyer shall pay to the Equityholder the amount of such excess in accordance with this Section 1.4(e). If the Final Base Purchase Price Amount, as finally determined pursuant to this Section 1.4, is less than the Initial Base Purchase Price Amount, then the Equityholder shall pay and/or shall cause to be paid to Buyer the amount of such shortfall in accordance with this Section 1.4(e).

(vi) The aggregate net amounts owed pursuant to Section 1.4(e)(i) – (v) by Buyer to the Equityholder, on the one hand, or by the Equityholder to Buyer, on the other hand, are referred to, collectively, as the “Final Adjustment Amount.” In the event any payment is owed by Buyer pursuant to this Section 1.4(e), payment by Buyer of the Final Adjustment Amount shall be paid by delivery of immediately available funds to the Equityholder, in each case, within five (5) Business Days after the date of final determination. In the event any payment is owed by the Equityholder pursuant to this Section 1.4(e), payment by Equityholder of the Final Adjustment Amount shall be paid by delivery of immediately available funds to the Buyer, in each case, within five (5) Business Days after the date of final determination.

(vii) For the avoidance of doubt, any revenues collected by a Premier Party following Closing to the extent related to either (A) the amount by which the Initial Net Contract Asset Amount or Closing Date Net Contract Asset Amount exceeds the Target Net Contract Asset Amount or (B) any Administrative Fees included in the Closing Date Adjusted Net Administrative Fee Revenue Amount shall be disregarded for purposes of calculating whether any access fee becomes due pursuant to the A&R Channel Partnership Agreements as a result of meeting a revenue hurdle. All such amounts shall be fully remitted to the Company pursuant to the terms of the A&R Channel Partnership Agreements.

(f) Any payments made pursuant to this Section 1.4 (other than payments to the Independent Accountants) shall be treated by Buyer, the Company and the Equityholder as adjustments to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to any such payment causes any such payment to not be treated as an adjustment to the Purchase Price for Tax purposes.

Section 1.5 Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) The Equityholder shall deliver, or cause to be delivered, to Buyer:

(i) an irrevocable power or assignment, in form and substance reasonably acceptable to Buyer, effecting the transfer of the Equity Interests to Buyer, duly executed by the Equityholder, together with any certificates representing the Equity Interests;

(ii) releases, in substantially the form attached hereto as Exhibit A (the “Releases”), executed by each Premier Party;

(iii) a restrictive covenant agreement, in substantially the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”), executed by each Premier Party;

(iv) a transition services agreement among Buyer, the Company, and the Premier Parties, in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”), executed by the Company and the Premier Parties;

(v) an (A) amended and restated facilitation agreement, in substantially the form attached hereto as Exhibit D-1, executed by Premier Alliance, Innovatix, the Company and Communities Program Management, LLC and (B) amended and restated B&I Channel Partnership Agreement, in substantially the form attached hereto as Exhibit D-2, executed by Premier Alliance, Innovatix and the Company (collectively, the “A&R Channel Partnership Agreements”);

(vi) the certificate of formation of the Company, certified by the Secretary of State of the State of Delaware, and a certificate of good standing from the State of Delaware and each other jurisdiction in which the Company is qualified to do business, each dated within ten (10) Business Days prior to the Closing Date;

(vii) a certificate of the Secretary of the Company (A) certifying that attached thereto is a complete and accurate copy of the limited liability company agreement of the Company, (B) certifying that attached thereto are copies of all requisite resolutions or actions approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated hereby and (C) certifying as to the incumbency of the officers of the Company executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;

(viii) a certificate of the Secretary of each Premier Party (other than the Company) (A) certifying that attached thereto are copies of all requisite resolutions or actions approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated hereby and (B) certifying as to the incumbency of the officers of each Premier Party executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;

(ix) invoices, in form and substance reasonably satisfactory to Buyer, regarding the payment of all Transaction Expenses (other than those relating to bonuses or similar payments to employees or the payment of any employment Taxes payable in connection therewith);

(x) resignations, effective as of the Closing, of each member of the governing body of the Company and of each officer of the Company as requested by Buyer at least three (3) Business Days prior to the Closing, executed by such individuals in such capacities;

(xi) a funds flow statement, in the form mutually agreed to by Buyer and the Equityholder (the “Funds Flow Statement”), setting forth the Closing Cash Amount that the Equityholder will be entitled to receive at Closing and the amount of any Taxes that are required to be withheld or deducted therefrom (in accordance with the procedures described in Section 1.7), if any, executed by the Equityholder;

(xii) [Intentionally Deleted];

(xiii) a certificate certifying that the conditions specified in Sections 5.1(a) and 5.1(b) have been satisfied, executed by the Premier Parties;

(xiv) evidence reasonably satisfactory to Buyer (A) confirming the release of liens, guarantees and other obligations of the Company and the Contributed Assets and related security interests in the assets of, and Equity Interests in, the Company, and (B) of confirmation from the lenders party thereto that the transactions contemplated by this Agreement, including the Restructuring, are permitted under the Credit Agreement;

(xv) evidence reasonably satisfactory to Buyer that the agreements listed on Section 1.5(a)(xv) of the Disclosure Schedule have been terminated with no future Liability to the Company or Buyer;

(xvi) an escrow agreement in the form attached hereto as Exhibit E (the “Escrow Agreement”), executed by Equityholder and the Escrow Agent; and

(xvii) a properly executed and completed IRS Form W-9 from the Equityholder.

(b) Buyer shall deliver, or cause to be delivered, to the Equityholder:

(i) the Purchase Price in accordance with Section 1.2(b) and the Funds Flow Statement;

(ii) the Releases, executed by Buyer;

(iii) the Restrictive Covenant Agreement, executed by Buyer;

(iv) the A&R Channel Partnership Agreements, executed by Communities Program Management, LLC and Buyer, as applicable;

(v) the Transition Services Agreement, executed by Buyer;

(vi) the Funds Flow Statement, executed by Buyer;

(vii) the Escrow Agreement, executed by Buyer; and

(viii) a certificate certifying that the conditions specified in Sections 5.2(a) and 5.2(b) have been satisfied, executed by the Buyer.

Section 1.6 Escrow Releases. Following Closing, Equityholder and Buyer shall jointly instruct the Escrow Agent to disburse the Escrow Amount and all interest, dividends, gains and other income earned on the investment or reinvestment thereof in accordance with Annex C and the Escrow Agreement.

Section 1.7 Required Withholding. Buyer and any of its agents shall be entitled to deduct and withhold from any consideration or other amounts otherwise payable pursuant to this Agreement such amounts as they may be required to deduct and withhold therefrom pursuant to any Legal Requirements, including those related to or regarding Taxes; provided, that Buyer shall notify the Equityholder in writing at least three (3) days prior to the Closing Date of its intention to withhold any Taxes pursuant to this Section 1.7, (except in the case of any withholding required as a result of a failure to deliver an IRS Form W-9, or any withholding on compensatory payments made in connection with this Agreement), together with an explanation for such withholding, and shall reasonably cooperate with the Equityholder to minimize or eliminate such withholding. To the extent that amounts are so deducted or withheld, such withheld or deducted amounts (a) shall be remitted by Buyer (or its agent) to the applicable Governmental Authority in accordance with applicable Legal Requirements, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF

THE PREMIER PARTIES

The Premier Parties represent and warrant to Buyer as of the date hereof and as of the Closing as follows:

Section 2.1 Organization and Good Standing. The Company is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business, including the B&I GPO Business, as it is currently being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. The Company is duly qualified or licensed to transact business and is in good standing in each domestic or foreign jurisdiction in which its ownership of property or assets or the conduct of its business, including the B&I GPO Business, makes such qualification or licensure necessary, except where the failure to be so qualified would not be material to the Company. Section 2.1 of the Disclosure Schedule sets forth a complete and accurate list of each jurisdiction in which the Company is qualified or licensed to transact business. Complete and accurate copies of the organizational documents of the Company, each as amended to date, have been delivered to counsel for Buyer or made available to Buyer in the Data Room. The minute books delivered to counsel for Buyer or made available to Buyer in the Data Room contain accurate and complete records of all meetings held of, and corporate actions taken by, the governing body, and any committee thereof, of the Company, to the extent related to the B&I GPO Business or the Contributed Assets. The equity record books of the Company delivered to counsel for Buyer or made available to Buyer in the Data Room are complete and correct. Neither the Company, nor its governing body, nor any committee thereof, nor the any other Premier Party, has taken any action with respect to the dissolution of the Company or the liquidation of its assets. The Company is not in default under its organizational documents.

Section 2.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of each Premier Party, enforceable against each Premier Party in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by each Premier Party of each of the documents and instruments to be executed and delivered thereby at the Closing pursuant to Section 1.5(a) (collectively, the “Equityholder Closing Documents”), each of the Equityholder

Closing Documents will constitute the legal, valid and binding obligation of the Premier Party, as applicable, enforceable against each Premier Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Each Premier Party has all requisite power, authority and capacity to execute and deliver this Agreement and each of the Equityholder Closing Documents to which it is a party and to consummate all of the transactions contemplated hereby and thereby, including the Restructuring. Each Premier Party’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action, and no other action is required by a Premier Party to authorize the same.

(b) Except as set forth on Section 2.2(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Equityholder Closing Documents nor the consummation or performance of the transactions contemplated hereby or thereby, including the Restructuring, will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of any Premier Party; (ii) contravene, conflict with, or result in a violation of any material Legal Requirement, or any Order of any Governmental Authority, to which a Premier Party is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by a Premier Party; (iv) breach any material provision of, give any Person the right to declare a material default or exercise any material remedy under, accelerate the maturity or performance of or material payment under, or cancel, terminate, or modify, any Company Contract or any other Contract material to the B&I GPO Business or the Contributed Assets (clause (iv), the “Default Representations”); or (v) result in the creation or imposition of any Encumbrance upon the Equity Interests or any of the properties or assets of the Company or the Contributed Assets.

(c) Except as set forth on Section 2.2(c) of the Disclosure Schedule, no Premier Party is or will be required to give any notice to, make any filing with or obtain any consent, waiver or approval from (i) any Governmental Authority or other Person, except for compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or (ii) any party to any Company Contract or any other Contract material to the B&I GPO Business or the Contributed Assets in connection with the execution and delivery of this Agreement or any of the Equityholder Closing Documents or the consummation of the transactions contemplated hereby and thereby, except where failure to provide such notice, make such filing or obtain such consent, waiver or approval would not be material to the Company.

Section 2.3 Financial Statements. The Premier Parties made available to Buyer in the Data Room the following financing schedules related to the B&I GPO Business, copies of which are attached as Section 2.3 of the Disclosure Schedule: (i) a statement of unaudited contract asset and related estimated member fee share liability associated with the Contributed Assets for the twelve (12) month period ended December 31, 2022 (“Reference Date”), (ii) a statement of unaudited gross administrative, associated fee share and related net revenue data by Member and

Supplier on an earned basis for the Contributed Assets for the twelve (12) month period ended on the Reference Date and on a processed basis for the Contributed Assets for the twelve (12) month period ended on April 30, 2023 and (iii) a statement of payroll and other employee expenses associated with the employees dedicated to the B&I GPO Business for the twelve (12) month period ended on the Reference Date (the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with the Accounting Practices and Procedures, consistently applied (except for the absence of footnotes), and normal recurring year-end adjustments (the effect of which would not reasonably be expected, individually or in the aggregate, to be material), and (b) are consistent with the books and records of the Premier Parties, as applicable (which books and records are complete and accurate in all material respects). The Financial Statements fairly present in all material respects the financial position and results of operations of the assets and asset contract liabilities associated with amounts included in the Contributed Assets and as of the dates and for the periods specified. The Premier Parties have made and kept (and given access or made available to Buyer) true, correct and complete books and records and accounts, which accurately reflect, in reasonable detail, financial statements regarding the assets and asset contract liabilities associated with amounts included in the Contributed Assets in all material respects. The books and records of account and other financial records of the Premier Parties to all of which Buyer has been given access or have been made available, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. Each of the Premier Parties maintains Financial Reporting Controls. In the past three (3) years, (i) there has not been any change in the Financial Reporting Controls used by any of the Premier Parties that has materially affected such Financial Reporting Controls, and (ii) there has been no deficiency in the Financial Reporting Controls that has materially affected the ability of the Premier Parties to record, process, summarize or report financial information. No Premier Party has received written or, to the Knowledge of the Company, oral notice of any complaint, allegation, assertion or claim regarding any material issues regarding accounting practices, procedures, methodologies or methods of any Premier Party or the Financial Reporting Controls thereof with respect to the B&I GPO Business, including any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim that the any Premier Party has engaged in questionable or improper accounting practices with respect to the B&I GPO Business. Except as set forth on Section 2.3(b) of the Disclosure Schedule, the Financial Statements do not include any contract asset, administrative fees or net revenue data related to any members, channel partners or sponsors located, or group purchasing organization business or cooperating purchasing programs operated, outside of the United States of America or any business with a federal Governmental Authority.

Section 2.4 Capitalization and Indebtedness.

(a) The Equity Interests constitute the only issued and outstanding membership interests of the Company.    The Equityholder holds 100% of the issued and outstanding limited liability company interests of the Company, and there are no treasury interests. No issued and outstanding limited liability company interests of the Company are subject to any preemptive or subscription rights or rights of first refusal. No issued and outstanding limited liability company interests of the Company have been issued in violation of any preemptive or subscription rights or rights of first refusal. The Company has not violated the Securities Act or any other applicable Legal Requirements in connection with the offer, sale or issuance of the Equity Interests or any other ownership interest or equity securities. All of the issued and outstanding limited liability company interests of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. The Company does not have Liability for distributions that have been declared or accrued but have not been paid. All of the issued and outstanding limited liability company interests of the Company are held by the Equityholder, free and clear of any Encumbrances, other than restrictions under applicable securities Legal Requirements. The Equityholder has the full and unrestricted right, power and authority to sell and transfer the Equity Interests to Buyer. Upon delivery at Closing to the Equityholder of the Purchase Price in accordance with Section 1.2(b), good and valid title to, and complete ownership of, the Equity Interests, free and clear of any Encumbrances, other than restrictions under applicable securities Legal Requirements or imposed by Buyer, will be transferred to Buyer. Except for a Securities Act restrictive legend, no legend or other reference to any purported Encumbrance appears on any certificate representing the limited liability company interests of the Company, including the Equity Interests.

(b) The Company does not have any Subsidiaries, does not otherwise hold any direct or indirect equity or ownership interest in any Person or other similar interest or any right (contingent or otherwise) to acquire the same, and is not party to any joint venture or similar agreements with any Person.

(c) Except for the limited liability company operating agreement of the Company, which has been made available to Buyer, there are no: (i) outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the limited liability company interests of the Company (including, without limitation, phantom ownership interests), or securities convertible into or exchangeable for limited liability company interests of the Company, or obligating the Company to issue or sell any limited liability company interests of, or any other equity or ownership interests in, the Company, (ii) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its limited liability company interests or other ownership or equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, or (iii) voting trusts, equityholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the limited liability company interests or other equity or ownership interests of the Company.

(d) The Company does not have any Indebtedness, and no amounts are payable by any Company Related Person to the Company or by the Company to any Company Related Person (excluding (i) any employment related payments owed to the employees of the Company incurred in the Ordinary Course of Business, (ii) any Indebtedness put in place by Buyer and (iii) effective as of the Closing, pursuant to the A&R Channel Partnership Agreements or Transition Services Agreement). The Company is not a guarantor under the Credit Agreement.

Section 2.5 Assets.

(a) Except as set forth on Section 2.5(a) of the Disclosure Schedule, the Company has good, valid and marketable title to, or a valid and enforceable right to use under a Company Contract, all Contributed Assets and all other property and assets (whether tangible or intangible) used or held for use by the Company (or, prior to the Restructuring, by the Premier Parties) in connection with its business, including the B&I GPO Business, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) There is no machinery, equipment, furniture and other tangible personal property owned by the Company with an initial, non-depreciated book value of at least Ten Thousand Dollars ($10,000). Each such item of tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the Ordinary Course of Business. All tangible personal property and inventory used in the operation of the B&I GPO Business is in the possession of the Company or a Premier Party.

(c) Except as set forth on Section 2.5(c) of the Disclosure Schedule, the Premier Parties and their Affiliates have validly contributed all of the Contributed Assets, which constitute all of the contracts and agreements reasonably sufficient to operate the B&I GPO Business in substantially the same manner as operated by the Premier Parties before the Closing (other than the Excluded Contracts, the Consent Contracts (unless and until the Consent with respect thereto has been obtained during the period of two hundred and ten (210) days following the Closing, at which time, such Consent Contract shall become a Contributed Asset effective as of the effectiveness of such Consent), the A&R Channel Partnership Agreements and the Equityholder Closing Documents), including all accounts receivable (other than accounts receivable due to Premier Parties from Suppliers), and the Assumed Liabilities, associated with the Contributed Assets, to the Company. Complete and accurate copies of all agreements and other documentation relating to the Restructuring (including any and all amendments and modifications thereto) have been delivered to counsel for Buyer or made available by the Company to Buyer in the Data Room. Following the Restructuring and after giving effect to the Transition Services Agreement and the A&R Channel Partnership Agreements, to the Knowledge of the Company, the Company’s assets are reasonably sufficient for the continued conduct of the B&I GPO Business by the Company after the Closing in the Ordinary Course of Business. After giving effect to the Transition Services Agreement, the A&R Channel Partnership Agreements and the Equityholder Closing Documents, other than the Contributed Assets, the Excluded Contracts, the Consent Contracts and except as set forth on Section 2.5(c) of the Disclosure Schedule, there is no material property or asset (whether tangible or intangible) or service, including contract rights or rights to Intellectual Property assets, necessary for the conduct of the B&I GPO Business by the Company as of immediately after the Closing, the use of which is shared with any Person.

Section 2.6 Real Property. The Company does not own, and has never owned, any real property, and the Company does not hold any contract, option or other rights to purchase or acquire any real property. The Company does not lease, sublease or license any real property as a lessee, sublessee or licensee and is not subject to, or bound by, any lease, sublease, license, or use or occupancy agreement under which the Company uses or occupies any real property, whether as an office, place of business or otherwise. The Company does not hold any interest (fee, leasehold or otherwise) in any real property. The Company does not guarantee any obligations or Liabilities of any Person with respect to any real property leased pursuant to any real property leases, subleases, licenses or use or occupancy agreements (“Leased Real Property”).

Section 2.7 Taxes.

(a) The Company is, and at all times since its formation has been, disregarded as an entity separate from Equityholder within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii). None of the assets of the B&I GPO Business transferred to the Company in the Restructuring consisted of any equity interest in any Person.

(b) The Company and each of its Affiliates that was engaged in the B&I GPO Business immediately prior to the Restructuring (collectively, the “Relevant Companies”) has timely filed all material Tax Returns that the Relevant Companies were required to file with respect to the B&I GPO Business with the appropriate Governmental Authorities. All such material Tax Returns were true, correct and complete in all material respects to the extent related to the B&I GPO Business. All material amounts of Taxes due and owing by the Relevant Companies relating to the B&I GPO Business (whether or not shown on any Tax Return) have been paid to the appropriate Governmental Authorities. The Company is not the beneficiary of any extension of time within which to file any material Tax Return with respect to the B&I GPO Business. No claim has been made by a Governmental Authority in a jurisdiction where any of the Relevant Companies does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction solely as a result of the activities of the B&I GPO Business. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(c) All material amounts of Taxes that any Relevant Company is or was required by applicable Legal Requirements to withhold or collect in connection with any amounts paid or owing to any service provider to or creditor of the B&I GPO Business have been withheld or collected and have been properly paid on a timely basis to the appropriate Governmental Authority, and all IRS Forms W-2 and 1099 (and any similar state, local or non-U.S. information returns) required with respect thereto have been completed and filed with the appropriate Governmental Authority in material compliance with applicable Legal Requirements.

(d) Each Relevant Company has properly (i) collected and remitted all material sales, use, value added, goods and services, and similar Taxes with respect to sales made or services provided to its customers, or with respect to purchases of goods or services from its vendors and other third parties in connection with its operation of the B&I GPO Business, and (ii) for material sales or services in respect of the B&I GPO Business that are exempt from sales, use, value added, goods and services, or similar Taxes, or that were made without charging or remitting any such Taxes, received and retained all Tax exemption certificates and other documentation required by Law for purposes of qualifying such sale or service as exempt.

(e) No examination, audit or other Proceeding by any Governmental Authority is pending, being conducted or is threatened with respect to the Taxes or Tax Returns of or associated with the B&I GPO Business. There is no dispute or claim concerning any Liability of any Relevant Company for additional Taxes with respect to the B&I GPO Business. The Equityholder has delivered to Buyer correct and complete copies (except to the extent redacted to reflect only items related to the B&I GPO Business) of all examination reports and statements of deficiencies issued or assessed against, or agreed to, by any Relevant Company solely with respect to Taxes of the B&I GPO Business since December 31, 2018.

(f) The Company does not, and will not after the Closing Date (other than with respect to Buyer or its Affiliates), have any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

(g) None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(h) No Relevant Company has participated in, or otherwise been required to make a filing with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) in respect of the B&I GPO Business.

(i) Section 2.7(i) of the Disclosure Schedule sets forth all Tax grants, abatements or incentives granted or made available by any Governmental Authority for the benefit of any Relevant Company with respect to the B&I GPO Business. All Contracts, memoranda and other documentation related to such items have been provided to Buyer.

(j) There is no power of attorney given by or binding on the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not expired that will remain outstanding following the Closing.

(k) The Company is not a party to any Tax sharing, Tax allocation or Tax indemnity (or similar agreement) (other than any contract entered into in the Ordinary Course of Business and not primarily related to Taxes). No Relevant Company is subject to, or has requested, any private letter ruling, technical advice memorandum, closing agreement or similar ruling or agreement of or with the Internal Revenue Service or comparable rulings or agreements of or with any Governmental Authority that may affect the Taxes of the B&I GPO Business after the Closing Date.

(l) Neither Buyer nor any of its Affiliates (including the Company, after the Closing) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any closing agreement or Section 481(a) adjustment or change in accounting method or any prepaid amount or advanced payment received, or deferred revenue accrued, on or prior to the Closing Date, in each case with respect to any Relevant Company in respect of the B&I GPO Business.

(m) No Relevant Company in respect of the B&I GPO Business (i) has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, or (ii) has claimed or received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, or similar legislation, orders or guidance, in each case with respect to employees who will remain employees of the Company or become employees of Buyer or its Affiliates after the Closing in connection with the transactions contemplated hereby.

Section 2.8 Employees.

(a) Section 2.8(a) of the Disclosure Schedule sets forth the following information (to the extent applicable) with respect to each employee of PHSI or its Affiliates regarding which a substantial portion of their working time is dedicated to servicing the B&I GPO Business (the “B&I GPO Business Employees”), including each employee on leave of absence or layoff status: name, job title, date of hire, employment status, classification as exempt or non-exempt under applicable wage and hour Legal Requirements, current annual base salary or current wage rate, as applicable, fiscal year 2022 bonus, fiscal year 2023 bonus target, cash balance pension plan balance and contribution, profit sharing plan balance and contribution, paid time off (including sick or vacation time) that is accrued but unused, services credited for purposes of vesting, eligibility to participate and benefit accrual under any Employee Benefit Plan, and any performance-related bonus and commission opportunities. Section 2.8(a) of the Disclosure Schedule also sets forth the names of all individual independent contractors who render material services on a regular basis to the B&I GPO Business, or are under contract with a Premier Party or any of their Affiliates to render material services on a regular basis to the B&I GPO Business. There is no collective bargaining agreement in effect between a Premier Party or any of their Affiliates on the one hand, and the B&I GPO Business Employees on the other hand, and there are no labor unions or organizations representing any of the B&I GPO Business Employees. Neither a Premier Party nor any of their Affiliates has experienced any organized slowdown, work interruption strike or work stoppage by the B&I GPO Business Employees, and there is no strike, labor dispute or union organization activity pending or, to the Knowledge of the Company, threatened affecting the Company or the B&I GPO Business.

(b) Except as set forth in Section 2.8(b) of the Disclosure Schedule, the employment of each B&I GPO Business Employee is terminable at the will of the applicable Premier Party or such Affiliate, as applicable, and none of the Premier Parties or any of their Affiliates is a party to any employment, non-competition, retention or severance or similar contract or agreement with any B&I GPO Business Employee (and copies of all such agreements have been made available to Buyer in the Data Room). Except as set forth in Section 2.8(b) of the Disclosure Schedule, no B&I GPO Business Employee has provided notice to a Premier Party or any of their Affiliates of termination of employment, and, to the Knowledge of the Company, no B&I GPO Business Employee intends to terminate his or her employment with Buyer, a Premier Party any of their Affiliates, as applicable. To the Knowledge of the Company, no B&I GPO Business Employee is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition, non-solicitation of customers or employees or proprietary rights agreement, between such B&I GPO Business Employee and any Person other than the Company or an Affiliate thereof that adversely affects the performance of that B&I GPO Business Employee’s duties on behalf of the B&I GPO Business.

(c) The Premier Parties and their Affiliates are, and in the last three (3) years, have been, in regards to the B&I GPO Business Employees, in compliance in all material respects with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, classification of independent contractors, classification of employees as exempt and non-exempt, collective bargaining, anti-discrimination, anti-harassment, leaves of absence, employment losses under the Worker Adjustment and Retraining Notification Act of 1988 (and similar state or local Legal Requirements), payment of employment Taxes, and occupational health and safety, including Legal Requirements concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended (“NLRA”), and the employment of individuals under the Immigration Reform and Control Act of 1986, as amended. There is no claim or proceeding brought by or on behalf of any current or former B&I GPO Business Employee or individual independent contractor of a Premier Party or any of their Affiliates, who provides or provided services to the B&I GPO Business under any Legal Requirement pending or, to the Knowledge of the Company, threatened, against a Premier Party or any of their Affiliates, nor have there been any such claims or proceedings in the last three (3) years.

Section 2.9 Employee Benefits. No Employee Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or (ii) a plan that is subject to Title IV of ERISA, Section 302 or 303 of ERISA or Sections 412, 430 or 436 of the Code.

Section 2.10 Legal Proceedings; Orders.

(a) Except as set forth in Section 2.10(a) of the Disclosure Schedule, there are no Proceedings pending (i) by or against or, to the Knowledge the Company, affecting the Company, the Contributed Assets or the B&I GPO Business or any present or former officers, directors or employees of a Premier Party that provided services to the B&I GPO Business in their respective capacities as such or any of the respective properties of any of the foregoing Persons, (ii) that relate to or would reasonably be expected to affect the B&I GPO Business of, or any of the assets owned or used by, the Company, including the Contributed Assets, except Proceedings that would not reasonably be expected to have a material impact on the Company, or (iii) that challenge or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the Company, no such Proceeding has been threatened and no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Section 2.10(a) of the Disclosure Schedule, in the last three (3) years, there have not been any Orders (including corrective actions plans or other compliance-related programs) rendered against, or any settlements involving, a Premier Party or any of their current or former officers, directors or employees in connection with any Proceedings brought by or against or that otherwise relate to or would reasonably be expected to affect the Company, the Contributed Assets or the B&I GPO Business.

(b) There are no Orders (including corrective actions, plans or other compliance related programs) outstanding or pending (i) by or against or affecting the Company, the Contributed Assets or the B&I GPO Business or any present or former officers, directors or employees of a Premier Party in their respective capacities as such, (ii) that relate to or would reasonably be expected to affect the B&I GPO Business or the assets owned or used by, the Company, including the Contributed Assets, or (iii) that challenge or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of the Company, no such Order has been threatened and no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the issuance of any such Order.

(c) In the last three (3) years, to the Knowledge of the Company, no Premier Party has undergone and is not currently undergoing, any audit, review, inspection, investigation, survey or examination of records by a Governmental Authority related to the B&I GPO Business or the Contributed Assets.

Section 2.11 Compliance with Legal Requirements; Governmental Authorizations.

(a) The Premier Parties are, and at all times in the last three (3) years have been, in compliance in all material respects with all Legal Requirements that are or were, as the case may be, applicable to the B&I GPO Business, or the ownership or use of any of their property or assets related to the B&I GPO Business, including the Contributed Assets. No Premier Party has received any written or, to the Knowledge the Company, oral notice or other communication from any Governmental Authority or other Person regarding any actual, alleged or potential violation of or failure to comply with any Legal Requirement related to the B&I GPO Business or the Contributed Assets, except that would not reasonably be expected to have a material impact on the B&I GPO Business or the Contributed Assets. Without limiting the generality of the foregoing, the Premier Parties have filed with the appropriate Governmental Authorities all unclaimed property reports as required under applicable Legal Requirements related to the B&I GPO Business or the Contributed Assets.

(b) Section 2.11(b) of the Disclosure Schedule contains a true and complete list of each Governmental Authorization that is held by the Company and, to the extent related to the B&I GPO Business or the Contributed Assets, any other Premier Party. Each such Governmental Authorization is valid and in full force and effect. The applicable Premier Party is, and at all times in the last three (3) years here has been, in compliance in all material respects with each such Governmental Authorization. No Premier Party has received, at any time in the last three (3) years, any written or, to the Knowledge the Company, oral notice or other communication from any Governmental Authority or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such Governmental Authorization, in each case, to the extent related to the B&I GPO Business or the Contributed Assets, except, in each case, that would not reasonably be expected to have a material impact on the B&I GPO Business or the Contributed Assets. The Governmental Authorizations listed in Section 2.11(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business, including the B&I GPO Business, in all material respects in the manner currently conducted. To the Knowledge of the Company, there exist no grounds, facts or circumstances that would reasonably be expected to result in the suspension, revocation or modification of any Governmental Authorization listed in Section 2.11(b) of the Disclosure Schedule. Copies of each Governmental Authorization listed in Section 2.11(b) of the Disclosure Schedule have been made available to Buyer in the Data Room.

Section 2.12 Environmental Matters.

(a) Each of the Company and, to the extent related to the B&I GPO Business or the Contributed Assets, each other Premier Party, is, and at all times has been, in compliance in all material respects with all Environmental Laws. Each of the Company and, to the extent related to the B&I GPO Business or the Contributed Assets, each other Premier Party, has obtained, and is and at all times has been in compliance in all material respects with, all Governmental Authorizations required by all Environmental Laws.

(b) Neither the Company nor, to the extent related to the B&I GPO Business or the Contributed Assets, any other Premier Party, has received any written citation, directive, inquiry, notice, Order, summons, warning, request for information, or other written communication that relates to, (i) Hazardous Materials, (ii) any alleged, actual, or potential violation of or failure to comply with any Environmental Law or (iii) any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities.

(c) Neither the Company nor, to the extent related to the B&I GPO Business or the Contributed Assets, any other Premier Party, for whose conduct the Company is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to the Leased Real Property, the assets or operations of the Company or Equityholder, or any other properties, assets (whether real, personal, or mixed) or operations in which the Company (or any predecessor thereof) has or had an interest.

Section 2.13 Insurance. Section 2.13 of the Disclosure Schedule sets forth (i) a complete and accurate list of all insurance policies, other insurance arrangements and contracts for the transfer or sharing of insurance risks (including self-insurance and captive insurance) under which the B&I GPO Business or the Contributed Assets are covered, including policy numbers, names of insurers, liability or risk covered, amounts of coverage, limitations and deductions and expiration dates, and whether each such policy is claims-made or occurrence-based and (ii) a general description of such insurance risks that have been designated as being self-insured. The Company is a named insured under each such policy. Each such policy, arrangement and contract is in full force and effect, and the applicable Premier Party or its Affiliate, has paid or accrued (to the extent not due and payable) all premiums due, and has otherwise performed in all material respects all of its obligations under, and is in compliance in all material respects with the terms and provisions of, each such policy of insurance, arrangement and contract. The Equityholder has made available to Buyer (a) true and complete copies or binders of all such insurance policies, arrangements and contracts, and (b) a list of all claims made and amounts paid under such insurance policies, arrangements, contracts or self-insurance programs, including any captive in which the Company or, to the extent related to the B&I GPO Business or the Contributed Assets, a Premier Party or its Affiliates has participated, in the last three (3) years.

Section 2.14 Contracts; No Defaults.

(a) Section 2.14(a) of the Disclosure Schedule lists (in the order corresponding to the definition of Material Company Contracts set forth on Annex A) each of the Material Company Contracts, including the parties to each Material Company Contract and the date of each Material Company Contract (and, in the case of any oral or unwritten Material Company Contracts, provides a description of the material terms thereof).

(b) Except as set forth in Section 2.14(b) of the Disclosure Schedule:

(i) Each Material Company Contract is valid and binding and in full force and effect and, except with respect to the Excluded Contracts and the Consent Contracts (unless and until the Consent with respect thereto has been obtained during the period of two hundred and ten (210) days following the Closing, at which time, such Consent Contract shall be validly assigned to the Company), has been validly assigned to the Company in connection with the Restructuring;

(ii) Neither the Company, another Premier Party nor, to the Knowledge of the Company, any other party to any Material Company Contract is, or in the last three (3) years has been, in material breach or default under any Material Company Contract and no event has occurred that, with or without notice or lapse of time, would constitute a material breach or default under any Material Company Contract;

(iii) In the last twelve (12) months, no Premier Party has given to, or received from, any other party to any Material Company Contract, any notice or communication regarding any actual or alleged material breach of or material default under any Material Company Contract by a Premier Party or any other party to such Material Company Contract; and

(iv) There are no renegotiations or, to the Knowledge of the Company, attempts to renegotiate, any amount to be paid or payable to or by a Premier Party under any Material Company Contract other than with respect to non-material amounts in the Ordinary Course of Business, and no Person has made a written demand for such negotiations. No Premier Party has released or waived any of its material rights under any Material Company Contract.

(c) A complete and accurate (i) copy of each Material Company Contract (except the Supplier Contracts) that is in written form, and (ii) description of each Material Company Contract that is not in written form, in each case, including any and all amendments and modifications thereof, have been made available by the Equityholder to Buyer in the Data Room.

Section 2.15 Intellectual Property; Software.

(a) Section 2.15(a) of the Disclosure Schedule sets forth, for the Company-Owned Intellectual Property, a complete and accurate list of all domestic and foreign federal, state and/or provincial: (i) issued Patents and Patent applications; (ii) Trademark registrations and applications for registration, and any material unregistered Trademarks; (iii) registered Copyrights; (iv) Domain Names; and (v) any other Company-Owned Intellectual Property that is the subject of an application, certificate or registration issued by any intellectual property registry or other Governmental Authority (collectively, the “Registered Intellectual Property”), in each case, listing the title and current owner, the jurisdiction in which each has been issued or registered and the application, serial or registration number. All Registered Intellectual Property (1) is valid, enforceable and subsisting, in full force and effect and has not lapsed, expired or been abandoned or withdrawn; and (2) is not the subject of any Proceeding, action or opposition filed with the United States Patent and Trademark Office or any other intellectual property registry or Governmental Authority anywhere in the world. No actions will be necessary (including filing of documents or payment of fees) within ninety (90) days after the Closing Date to maintain or preserve the validity, scope or status of any Registered Intellectual Property. The Premier Partiers have taken sufficient measures to protect the Registered Intellectual Property and to perfect the chain of title recorded with the applicable Governmental Authority (including without limitation the United States Patent and Trademark Office) with respect to each such item of Registered Intellectual Property.

(b) The Company (i) exclusively owns and possesses all right, title and interest in and to all Company-Owned Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances, and (ii) has the right to Use pursuant to a valid and enforceable written agreement, free and clear of all Encumbrances, other than Permitted Encumbrances, all other Company Intellectual Property as necessary for the conduct of the B&I GPO Business. The Company Intellectual Property and the Company’s rights to the Company Intellectual Property are valid, enforceable and subsisting and are not subject to any outstanding Order, Company Contract or Proceeding adversely affecting the Company’s Use thereof or rights thereto. Except as set forth on Section 2.15(b) of the Disclosure Schedule: (1) the Company has not granted to any Person or authorized any Person to retain any rights in any Company-Owned Intellectual Property; and (2) the Company Intellectual Property constitutes all of the Intellectual Property reasonably necessary to the conduct of the B&I GPO Business as conducted or as proposed to be conducted. All Persons (including any current and former employees, contractors or consultants of the Company) who have participated in the creation, invention, modification, improvement or development of any of the Company Intellectual Property for the Company or under the direction or supervision of the Company have executed and delivered to the Company a valid and enforceable written agreement (A) providing for the non-disclosure by such Person of any Trade Secrets or other Confidential Information of the Company, and (B) providing for the assignment (by way of a present grant of assignment) by such Person to the Company of any Intellectual Property arising out of such Person’s employment or engagement by or contract with the Company, and all such agreements have been made available to Buyer in the Data Room.

(c) Each IP License is in full force and effect, and no Premier Party has taken or failed to take any action and no other event has occurred that would reasonably be expected to subject any IP License to termination or that would reasonably be expected to otherwise cause any such IP License to not be in effect in the foreseeable future. The IP Licenses constitute all of the material Company Contracts relating to any Company Intellectual Property. None of the Out-Bound IP Licenses grant any Person any exclusive rights to or under any Company-Owned Intellectual Property or any right to sublicense any Company-Owned Intellectual Property.

(d) The conduct of the B&I GPO Business has not violated, misappropriated or infringed, and the conduct of the B&I GPO Business is not violating, misappropriating or infringing, any Intellectual Property of any other Person. During the last three (3) years, there has been no litigation, opposition, cancellation, order, Proceeding, objection or claim pending asserted or threatened in writing (including cease and desist letters or invitations to take a license) against the Company, Premier or Equityholder concerning the ownership, Use, validity, scope, registrability, enforceability, infringement, misappropriation, violation, or licensed right to Use any Company Intellectual Property, and no Premier Party has received written notice of the same, and to the Knowledge of the Company, there is no valid basis for the same.

(e) During the last three (3) years, to the Knowledge of the Company, no Person has violated, misappropriated or infringed or is violating, misappropriating or infringing any of the Company Intellectual Property.

(f) Each Premier Party and its Affiliates has taken all necessary actions to protect, preserve and maintain the Company-Owned Intellectual Property and to maintain the confidentiality, secrecy and value of the Confidential Information and Trade Secrets of the Company, and such Confidential Information and Trade Secrets have not been Used, divulged or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. To the Knowledge of the Company, there has not been any material breach by any third party of any confidentiality obligation to a Premier Party or its Affiliates as related to the B&I GPO Business.

(g) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment by operation of law or otherwise of any IP License or other Company Contracts, will result in Buyer or a Premier Party (i) granting to any third party any right to or regarding any Company-Owned Intellectual Property; or (ii) being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Company prior to the Closing Date. The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of the Company in, or any other rights of the Company to Use, any Company-Owned Intellectual Property or result in the breach or termination of any license, contract or agreement to which the Company is a party with respect to any Company Intellectual Property (including any IP Licenses).

(h) Section 2.15(h) of the Disclosure Schedule sets forth a list of all Company-Owned Software Used or held for Use by a Premier Party or its Affiliates in the conduct of the B&I GPO Business as presently conducted. The Company-Owned Software is free from material defects and operates in accordance with all customer or member requirements, contractual commitments and published specifications, except for Bugs. None of the Company-Owned Software incorporates, is distributed together with, was developed with or is dependent on any Open Source Technology, and there are no current plans to include any such Open Source Technology in the Company-Owned Software. None of the source code for the Company-Owned Software has been published or disclosed, and no licenses or rights have been granted to any Person to distribute or to otherwise Use (nor with the closing of the transactions obligate it to distribute or provide to any Person) any source code for any Company-Owned Software.

(i) The Company possesses all necessary rights to Use all Software (including Company-Owned Software), middleware and systems, information technology equipment, networks, platforms, and associated documentation Used or held for Use in connection with the operation of the B&I GPO Business as presently conducted or proposed to be conducted or necessary for the B&I GPO Business (the “Systems”). The Systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with the B&I GPO Business. None of the Systems contain any disabling or destructive code or instructions or virus, worm, Trojan horse, time-bomb, key-lock, spyware, adware, or malware that is designed or intended to have or be capable of resulting in disrupting, disabling, or otherwise impeding the operation of the Systems or any Company-Owned Software or damaging or destroying any data or file without the user’s consent. The Premier Parties and their Affiliates have implemented reasonable backup, security and disaster recovery technology for the Systems consistent with standard industry practices. Immediately following the Closing Date, the Buyers will have the same rights and privileges in the Systems as the Company had in the Systems immediately prior to the Closing Date.

(j) There has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction or other adverse event affecting any Systems or any data provided to or used by a Premier Party or its Affiliates or maintained or stored by a Premier Party or its Affiliates in connection with the B&I GPO Business (“Company Data”) that has caused or could be reasonably expected to cause any: (i) substantial disruption of or interruption in or to the use of such Systems, customer data or the conduct of the B&I GPO Business; (ii) material loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets; or (iii) Liability of any kind to the Company. The Premier Parties and their Affiliates have collected, maintained and disclosed all Company Data in accordance with all applicable Legal Requirements and taken all reasonable actions, consistent with applicable industry practices, to protect the integrity and security of the Systems and the Company Data and other information stored or processed thereon.

Section 2.16 Relationships with Company Related Persons. Except as set forth in Section 2.16 of the Disclosure Schedule and to the extent necessary to effect the Restructuring, (a) no Premier Party, nor any Affiliate of a Premier Party nor any director or officer of the foregoing (each, a “Company Related Person”) or, to the Knowledge of the Company, any member of the immediate family of any Company Related Person, is, or in the last three (3) years, has been, directly or indirectly, (i) involved in any business arrangement or relationship with a Premier Party or its Affiliates to the extent related to the B&I GPO Business or the Contributed Assets or any Material Member, Material Supplier, Material Channel Partner or Material Sponsor and other than employment arrangements with a Premier Party entered into in the Ordinary Course of Business or (ii) an owner of more than five percent (5%), or a director, officer or manager, of any Material Member, Material Supplier, Material Channel Partner or Material Sponsor, and (b) no director or officer of a Premier Party or any Affiliate of a Premier Party or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any such director or officer, directly or indirectly, owns, or in the last three (3) years, has owned, any material property or right, tangible or intangible, used by a Premier Party or its Affiliate in the conduct of the B&I GPO Business.

Section 2.17 No Undisclosed Liabilities. Except as set forth in Section 2.17 of the Disclosure Schedule, neither the Company, the Contributed Assets nor the B&I GPO Business has any Liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for: (i) Liabilities or obligations reflected or reserved against on the face of the Financial Statements, and (ii) current Liabilities or obligations incurred in the Ordinary Course of Business since the Reference Date.

Section 2.18 Absence of Certain Changes and Events. Since the Reference Date, there has not been any Company Material Adverse Effect. Since the Reference Date, other than to the extent necessary to effect the Restructuring or as specifically contemplated by this Agreement, (i) the B&I GPO Business has been conducted in the Ordinary Course of Business, and (ii) except as set forth in Section 2.18 of the Disclosure Schedule, no Premier Party nor any of their Affiliates (as related to the B&I GPO Business or the Contributed Assets) has:

(a) amended its organizational documents;

(b) transferred, issued, sold or disposed of any membership interests, other equity securities or any securities convertible into or exchangeable for Equity Interests of the Company, or repurchased, redeemed, or otherwise acquired any membership interest or other equity securities;

(c) granted any material increase in the compensation or benefits of, or paid any material bonus to, any B&I GPO Business Employees or entered into a written contract with any employee or contractor to render material services to the B&I GPO Business, in each case, outside of the Ordinary Course of Business;

(d) adopted, amended, or increased the payments or benefits under, any Employee Benefit Plan with respect to any B&I GPO Business Employee outside of the Ordinary Course of Business;

(e) received any notice of any union organizing activity, any actual or threatened employee strikes, work stoppages, applications for certification, slowdowns or lockouts;

(f) written off as uncollectible any accounts receivable, except for immaterial write downs and write-offs in the Ordinary Course of Business;

(g) failed to spend funds for any budgeted capital expenditures, or made, or made any commitment with respect to, any capital expenditures in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate, or otherwise outside the Ordinary Course of Business;

(h) compromised or settled any material Proceeding;

(i) acquired assets outside of the Ordinary Course of Business, including acquired any business related to the B&I GPO Business, whether by merger, consolidation, the purchase of all or a substantial portion of the assets or equity interests of such business or otherwise;

(j) sold, leased, encumbered or otherwise disposed of any assets related to the B&I GPO Business outside of the Ordinary Course of Business;

(k) incurred, assumed, or guaranteed any Indebtedness, or made any loans, advances or capital contributions to, or investments in, any other Person;

(l) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than One Hundred Thousand Dollars ($100,000) or outside the Ordinary Course of Business;

(m) experienced any damage, destruction or loss (whether or not covered by insurance) to any of the assets of the Company in excess of Twenty-Five Thousand Dollars ($25,000);

(n) made any material change in connection with its cash management, accounts payable or accounts receivable terms, systems, policies or procedures;

(o) declared, set aside or paid any distribution (whether in cash, securities or property or other combination thereof) in respect of the Equity Interests;

(p) made any material change in its accounting or Tax methods, policies or practices, or any depreciation policy or rate;

(q) made, changed or revoked any material Tax election, filed any amended Tax Return, entered into any Tax closing agreement or settlement, consented to any Tax claim or assessment, incurred any obligation to make any payment of, or in respect of, any amounts of Taxes, except in the Ordinary Course of Business, or agreed to extend or waive the statutory period of limitations for the assessment or collection of an amount of Taxes;

(r) entered into, terminated (or provided or received notice of termination) or effected a material modification of any Material Company Contract or other right having a value of or involving aggregate payments in excess of One Hundred Thousand Dollars ($100,000), except in the Ordinary Course of Business;

(s) directly or indirectly, made any loan to any officer, director, partner, owner (including Premier and the Equityholder), employee (whether current or former or retired), consultant, independent contractor or agent of the Company;

(t) experienced any material adverse change in its relations with any of the B&I GPO Business Employees or its Material Members, Material Suppliers, Material Channel Partners or Material Sponsors;

(u) experienced any material adverse damage, destruction, loss, virus or denial of service attack, technology failure or other material adverse event, development or condition of any character (whether or not covered by insurance);

(v) entered into any transaction or agreement with a Company Related Person;

(w) entered into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(x) cancelled or amended or failed to renew any material insurance policy;

(y) deviated from plans for material marketing expenditures, including with respect to timing thereof; or

(z) entered into any agreement or commitment to do any of the foregoing.

Section 2.19 Assets and Liabilities.

(a) The assets and asset contract liabilities associated with amounts included in the Contributed Assets reflected on the Financial Statements and the accounting records of the Premier Parties, as applicable, as of the Closing (collectively, the “Assets and Liabilities”) represent valid rights and obligations arising from transactions actually occurring in the Ordinary Course of Business and, to the Knowledge of the Company, are collectible in the Ordinary Course of Business (subject to any reserve related thereto set forth on the Financial Statements). The respective reserves in respect of the Assets and Liabilities shown on the Financial Statements or in the accounting records of the Premier Parties, as applicable, as of the Closing are adequate and calculated consistent with past practice in accordance with the Accounting Practices and Procedures and, in the case of the reserves in the accounting records of the Premier Parties, as applicable, as of the Closing, do not represent a lower percentage of the Assets and Liabilities than the reserve reflected in the Financial Statements. There is no contest, claim, defense or right of set-off relating to the amount or validity of any Assets and Liabilities, except as required by the terms of any Company Contract existing as of the date hereof, or by applicable Legal Requirements, and no such contests, claims, defenses or rights of set-off required by the terms of any Company Contract existing as of the date hereof, or by applicable Legal Requirements, would be material to the Company. There has not been a material adverse change in the composition of Assets and Liabilities, in terms of aging, as reflected in the accounting records of the Premier Parties, as applicable, as of the Closing as compared to the Assets and Liabilities as reflected on the Financial Statements. All accounts payable by the Company to third parties arose in the Ordinary Course of Business and there is no such account payable delinquent in any material respect in its payment, except those contested in good faith.

(b) Section 2.19(b) of the Disclosure Schedule sets forth the total Gross Administrative Fee Revenue earned by the B&I GPO Business with respect to each Material Channel Partner, Material Member and Material Supplier and the amount collected for each of the prior three (3) fiscal years of Premier, Inc.

(c) Section 2.19(c) of the Disclosure Schedule sets forth the Fee Share Expenses earned by each Material Channel Partner and Material Member from the B&I GPO Business and the amount paid for each of the prior three (3) fiscal years of Premier, Inc. by the B&I GPO Business thereto.

Section 2.20 Members; Suppliers; Channel Partners; Sponsors and Vendors.

(a) Section 2.20(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) the Members, Channel Partners and Sponsors that, during the twelve (12) month period ended December 31, 2022, generated the top eighty percent (80%) of Gross Administrative Fee Revenue for Premier Parties with respect to the B&I GPO Business, as applicable (each, a “Material Member,” “Material Channel Partner” and “Material Sponsor,” respectively), and (ii) the Gross Administrative Fee Revenue attributable to each Material Member, Material Channel Partner and Material Sponsor with respect to the B&I GPO Business during such period.

(b) Section 2.20(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) the top thirty (30) Suppliers that, during the twelve (12) month period ended December 31, 2022, generated the highest Gross Administrative Fee Revenue for the Premier Parties with respect to the B&I GPO Business (the “Material Suppliers”), and (ii) the Gross Administrative Fee Revenue attributable to each Material Supplier with respect to the B&I GPO Business during such period.

(c) Except as set forth on Section 2.20(c) of the Disclosure Schedule, in the last two (2) years, no Material Member, Material Supplier, Material Sponsor, or Material Channel Partner (i) has provided a Premier Party or any of their Affiliates any notice terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, or otherwise reflecting a material adverse change in, the business relationship between such Material Member, Material Supplier, Material Sponsor or Material Channel Partner and the B&I GPO Business, or (ii) has cancelled or otherwise terminated any Company Contract to which such Material Member, Material Supplier, Material Sponsor or Material Channel Partner is a party. To the Knowledge of the Company, there are no facts indicating, nor is there any other reason to reasonably believe, that any Material Member, Material Supplier, Material Sponsor or Material Channel Partner shall not continue its relationship with the Company and the B&I GPO Business in substantially the same manner as before the Closing.

(d) Section 2.20(d) of the Disclosure Schedule sets forth a true, correct and complete (i) summary of the material terms described on Annex I of each Supplier Contract, (ii) list of each Member, (iii) list of each Supplier and (iv) list of each Channel Partner and Sponsor. No Membership Application entered into after April 23, 2019 that has not been made available by the Company to Buyer in the Data Room deviates in any material respect (including with respect to the assignment thereof) with the Premier Parties’ standard form of Membership Application, the form of which has been made available by the Company to Buyer in the Data Room.

(e) Immediately following the Closing, the Members and Channel Partners will continue to have access to the Supplier Contracts pursuant to the terms of the A&R Channel Partnership Agreements on the same terms (including with respect to pricing) applicable to the Members and Channel Partners prior to Closing, other than changes to the terms of such Supplier Contracts that occur in the Ordinary Course of Business.

Section 2.21 Bank Accounts. Section 2.21 of the Disclosure Schedule sets forth a complete and accurate list showing: (i) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box, or in which cash or cash equivalents of the Company are otherwise held; (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company; and (iii) the account numbers for each bank account of the Company.

Section 2.22 Brokers or Finders. No Premier Party nor any of the managers, officers, employees, Affiliates or agents thereof has incurred any Liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

Section 2.23 Managers and Officers. Section 2.23 of the Disclosure Schedule sets forth a complete and accurate list of the managers and officers of the Company.

Section 2.24 Information Privacy and Security Laws.

(a) The Premier Parties have, during the last three (3) years, with respect to the B&I GPO Business (i) complied in all material respects with all applicable Information Privacy and Security Laws, regulatory, industry, and self-regulatory guidelines and codes, published interpretations by Governmental Authorities of such Information Privacy and Security Laws, guidelines and codes, and all similar consumer protection or privacy laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Data, (ii) maintained and complied in all material respects with the their respective policies regarding privacy and data security, including (A) all privacy policies and similar disclosures published on each website of the Premier Parties or their Affiliates or otherwise communicated in writing to users of any such website and other third parties, (B) any notice to or consent from the provider or subject of Personal Data, (C) any contractual commitment made by the Premier Parties or their Affiliates with respect to such Personal Data, and (D) any privacy policy or other written disclosure or assurance otherwise made available by the Premier Parties or their Affiliates to the persons to whom the Personal Data relates; and (iii) maintained a privacy policy that incorporates all disclosures to data subjects required by the Information Privacy and Security Laws, and each such privacy policy has been provided to data subjects whose Personal Data is processed by Premier Parties or their Affiliates as controller; and none of the disclosures made or contained in any privacy policy has been inaccurate, misleading or deceptive or in violation of the Information Privacy and Security Laws (including containing any material omission). The Premier Parties are and at all times have been in compliance with the Payment Card Industry Data Security Standards.

(b) The Premier Parties have, during the last three (3) years, with respect to the B&I GPO Business taken and maintained organizational, physical, administrative and technical measures reasonably required by Information Privacy and Security Laws consistent with standards prudent in the industries in they operate, any existing contractual commitment made by the Premier Parties that is applicable to Personal Data, any written policy adopted by the Premier Parties, including any privacy policy published or otherwise made publicly available by the Premier Parties to the Persons to whom the Personal Data relates, and their respective information security program to protect (i) the integrity, security and operations of the Systems, and (ii) the Company Data, and Personal Data against data security incidents or other misuse. The Premier Parties have, with respect to the B&I GPO Business, implemented commercially reasonable procedures, satisfying the requirements of applicable Information Privacy and Security Laws, to detect data security incidents to protect Personal Data against loss and against unauthorized access, use, modification, disclosure or other misuse.

(c) In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Data collected, held, or controlled by or on behalf of the Premier Parties with respect to the B&I GPO Business, the Premier Parties have in accordance with Information Privacy and Security Laws entered into valid, binding an enforceable written data processing agreements with any such third party to (i) comply with applicable Information Privacy and Security Laws with respect to Personal Data, (ii) act only in accordance with the instructions of the Premier Parties, (iii) take appropriate steps to protect and secure Personal Data from data security incidents, (iv) restrict use of Personal Data to those authorized or required under the servicing, outsourcing, processing, or similar arrangement and (v) certify or guarantee the return or adequate disposal or destruction of Personal Data. The Premier Parties have not, with respect to the B&I GPO Business, supplied or provided access to Personal Data processed by it to a third party for remuneration or other consideration.

(d) There have been no data security incidents, personal data breaches or other adverse events or incidents with respect to the B&I GPO Business related to Personal Data or Company Data in the custody and control of the Premier Parties or any service provider or subcontractor acting on behalf of the Premier Parties and no breach or violation of the Systems of the Premier Parties has occurred or is threatened in writing, and there has been no unauthorized or illegal use of or access to any Personal Data. The Premier Parties have a data breach response plan which has been tested on at least an annual basis. There have not been any claims or proceedings related to any data security incidents or any violations of any Information Privacy and Security Laws, and there are no facts or circumstances which would reasonably serve as the basis for any such allegations or claims, and none of the Premier Parties have received any correspondence relating to, or notice of any proceedings, claims, investigations or alleged violations of, Information Privacy and Security Laws with respect to the B&I GPO Business with respect to Personal Data from any person or Governmental Authority, there is no such ongoing proceeding, claim, investigation or, to the Knowledge of the Company, allegation.

(e) The consummation of any of the transactions contemplated hereby will not violate any applicable Information Privacy and Security Laws or the privacy policies of the Premier Parties as they currently exist or as they existed at any time during which any of the Personal Data was collected or obtained.

(f) None of the Premier Parties with respect to the B&I GPO Business distributes marketing communications to any data subject, except in accordance with the Information Privacy and Security Laws and, in the case of data subjects in the European Union, opt-in consent has been obtained from all data subjects to marketing by electronic means in accordance with the Information Privacy and Security Laws; and the Premier Parties hold auditable records of opt-in consents for each data subject to whom it sends marketing communications. With respect to the B&I GPO Business, all consents required for the use of cookies or similar identifiers to collect information from the terminal equipment of any individual by or on behalf of the Premier Parties has been obtained in accordance with the Information Privacy and Security Laws and all information required to be disclosed in order to use such identifiers in accordance with Information Privacy and Security Laws has been disclosed prior to the identifier entering the terminal equipment; and the Premier Parties hold auditable records evidencing such consent.

Section 2.25 COVID-19.

(a) With respect to the B&I GPO Business Employees, each Premier Party complied in all material respects with the Families First Coronavirus Response Act, including the provision of paid leave benefits required thereunder and any applicable recordkeeping requirements.

(b) With respect to the B&I GPO Business Employees, each Premier Party materially complied with all applicable Legal Requirements related to COVID-19 in the workplace, including occupational health and safety Legal Requirements, Legal Requirements pertaining to confidentiality of employee medical information and Legal Requirements pertaining to sick leave or family and medical leave.

(c) No Premier Party has (since March 1, 2020) and does not intend to terminate or furlough any B&I GPO Business Employee, or materially defer or reduce any B&I GPO Business Employee’s compensation or work schedule, in each case, as a result of COVID-19 or COVID-19 Measures, whether due to unexpected economic downturn, government-imposed orders temporarily closing, reducing or otherwise impacting the B&I GPO Business or any other COVID-19-related business constraints.

(d) Except as set forth on Section 2.25(d) of the Disclosure Schedule, during the last twelve (12) months, the B&I GPO Business has not experienced any material business interruptions or losses arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly, including without limitation: (i) the failure of a Premier Party to timely provide services, (ii) the failure of the managers, officers, employees, agents or independent contractors providing services to the B&I GPO Business to timely perform services, (iii) labor shortages, (iv) reductions in demand, (v) restrictions on the B&I GPO Business’s operations, (vi) reduced hours of operations or aggregate labor hours, (vii) any manager, officer, employee, agent or independent contractor providing services to the B&I GPO Business testing positive for COVID-19, and (viii) the failure to comply with any COVID-19 Measures.

(e) Except as set forth on Section 2.25(e) of the Disclosure Schedule, no Premier Party is subject to any COVID-19 Measures that would prevent the B&I GPO Business from operating in the Ordinary Course of Business.

(f) Section 2.25(f) of the Disclosure Schedule sets forth a list of each loan, application for assistance or stimulus payment that a Premier Party has received or for which a Premier Party has applied pursuant to any COVID-19 Measures, including any Paycheck Protection Program loan, Economic Stabilization Fund loan or other United States Small Business Administration loan (collectively, the “COVID-19 Assistance”). All certifications, representations and indications made by or on behalf of a Premier Party to any Person, including any Governmental Authority, in connection with the COVID-19 Assistance were correct and complete in all respects and were prepared in compliance with all applicable Legal Requirements. The Premier Parties have maintained accounting records associated with the

COVID-19 Assistance received by Premier Parties in compliance with the CARES Act and other applicable Legal Requirements and related guidance available as of the date hereof, including tracking the costs and other expenses for which COVID-19 Assistance is or was used and quantifying the lost revenue incurred by the Premier Parties during the COVID-19 pandemic, if required. The Premier Parties used all such COVID-19 Assistance received by it in accordance with all applicable Legal Requirements and guidance. Further, any COVID-19 Assistance that has not been so used is maintained in the bank account(s) of the Company and has not been distributed to any Affiliate, equityholder of any Premier Party or its Affiliates or any other Person, or otherwise utilized or expended.

(g) No Premier Party had any actual or anticipated changes to any Employee Benefit Plan with respect to any B&I GPO Business Employee resulting from disruptions caused by COVID-19 or any COVID-19 Measures, nor are any such changes currently contemplated.

Section 2.26 Questionable Payments. No Premier Party or any Affiliate thereof nor any officer, manager, member, agent or employee thereof, nor, to the Knowledge of the Company, any other Person associated with or acting for or on behalf of a Premier Party, in each case, as related to the B&I GPO Business or the Contributed Assets, has directly or indirectly in violation of any Legal Requirement (including any insurance Legal Requirement and the Foreign Corrupt Practices Act of 1977, as amended) (a) made, offered, promised or authorized any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the applicable Premier Party.

Section 2.27 Trade Controls and Anti-Corruption Laws.

(a) No Premier Party, nor any officer, director, employee or Affiliate thereof, nor, to the Knowledge of the Company, any agent or other third party representative thereof is currently or has been within the last five (5) years, (i) a Sanctioned Person, or (ii) owned or controlled, directly or indirectly, by any Sanctioned Person.

(b) No Premier Party, nor any officer, director, employee or Affiliate thereof, nor, to the Knowledge of the Company, any agent or other third party representative thereof has, in the last five (5) years, to the extent related to the B&I GPO Business or Contributed Assets, (i) derived any of its funds, capital, assets, revenue, or operating income from investments in or transactions with, or conducted any other business with or for the benefit of, any Sanctioned Person; (ii) made, paid, offered, promised, solicited, or received any bribes, kickbacks, payments, or anything else of value to any Governmental Authority or other Person in violation of U.S. or applicable non-U.S. Legal Requirements aimed at combatting corruption or money laundering, including the Foreign Corrupt Practices Act of 1977, as amended (collectively, “Anti-Corruption Laws”); or (iii) otherwise acted in violation of any Sanctions, Ex-Im Laws, or antiboycott requirements (collectively “Trade Controls”) or Anti-Corruption Laws.

(c) No Premier Party, nor any officer, director, employee or Affiliate thereof, nor, to the Knowledge of the Company, any agent or other third party representative thereof has, in the last five (5) years, to the extent related to the B&I GPO Business or the Contributed Assets, received any written or, to the Knowledge of the Company, oral notice of any inquiry, investigation, audit, request for information, or warning from any Governmental Authority or other Person, nor conducted any internal investigation or audit, related to non-compliance with Trade Controls or Anti-Corruption Laws.

(d) No Premier Party, nor any officer, director, employee or Affiliate thereof, nor, to the Knowledge of the Company, any agent or other third party representative thereof will directly or indirectly use the proceeds of the Purchase Price, or lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture, partner, or other Person (i) to fund or facilitate any activities or business of, or with, any Sanctioned Person, (ii) in any other manner that would result in a violation of Sanctions or Legal Requirements by any Person (including any Person participating in the transactions contemplated hereby, whether as a lender, underwriter, advisor, administrator, investor, or otherwise), or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person (including any relative of any Person) in violation of any Anti-Corruption Laws.

Section 2.28 Government Contracts

(a) Since December 31, 2019, with respect to each Executory Government Contract to which a Premier Party is a party and relates to the B&I GPO Business or the Contributed Assets:

(i) the applicable Premier Party has complied in all material respects with all terms and conditions of such Executory Government Contract including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Legal Requirement therein;

(ii) the applicable Premier Party has complied in all material respects with all requirements of statute, rule, regulation, order or agreement with the Governmental Authority pertaining to such Executory Government Contract;

(iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Executory Government Contract were accurate in all material respects as of their effective date, and the applicable Premier Party has complied in all material respects with all such representations and certifications;

(iv) no Governmental Authority, nor any Supplier, vendor, prime contractor, subcontractor or other Person, has notified a Premier Party, in writing, that the applicable Premier Party is in material breach or violation of any with applicable Legal Requirement, certification, representation, clause, provision, or requirement pertaining to such Executory Government Contract;

(v) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to any Executory Government Contract; and

(vi) no material cost incurred, fee claimed, or rebate payment, by the applicable Premier Party pertaining to any Executory Government Contract has been questioned or challenged in writing by representatives of a Governmental Authority, nor is any such Executory Government Contract cost, fee or rebate the subject of any dispute or, to the Knowledge of the Company, investigation or been disallowed or questioned by a Governmental Authority.

(b) No amount of money due to the Company pertaining to any Executory Government Contract is being withheld or set off and no claim is currently being made to withhold or set off money and the applicable Premier Party is, to the Knowledge of the Company, entitled to all payments received with respect thereto; and for purposes of this Section 2.28, “Executory Government Contract” means a Government Contract or subcontract with a Governmental Authority that has not been finally and completely closed by the Governmental Authority, Supplier, prime contractor, vendor, or subcontractor, as applicable. “Executory Government Contract” includes, but is not limited to, Government Contracts in which there are outstanding claims and settlements including Company Contracts in which all monies have not been paid or are in dispute.

(c) Except as described in Schedule 2.28(c), since December 31, 2019, with respect to the B&I GPO Business or the Contributed Assets:

(i) to the Knowledge of the Company, no director, manager, officer or employee of a Premier Party is (or has been) under administrative, civil or criminal investigation, indictment or information, or audit (other than routine contract audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Executory Government Contract.

(ii) no director, manager, officer or employee of a Premier Party has conducted or initiated any internal investigation or made a “Voluntary Disclosure” to a Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Executory Government Contract of a Premier Party related to the B&I GPO Business or the Contributed Assets that has led or would reasonably be expected to lead, either before or after the Closing Date, to any of the consequences set forth in Section 2.28(c)(i) above or any other material damages, assessment of penalties, recoupment of payment or disallowance of cost or fee.

(iii) none of a Premier Party or any director, manager, officer or, to the Knowledge of the Company, employee of a Premier Party is (or has been) suspended or debarred from doing business with any Governmental Authority or declared nonresponsible or ineligible for government contracting. To the Knowledge of the Company, there are no matters pending that would be reasonably likely to (A) lead to a finding of nonresponsiblity or ineligibility of a Premier Party or (B) lead to the institution of suspension or debarment proceedings against a Premier Party, and no Premier Party been terminated for default under any Executory Government Contract.

(iv) there exist (A) no outstanding claims or requests for equitable adjustment against the a Premier Party, either by any Governmental Authority or by any Supplier, prime contractor, subcontractor, vendor or other Person, arising under or relating to any Executory Government Contract and (B) no material disputes between a Premier Party and any Governmental Authority under any procurement statutes or any other state or local statute or regulation or between a Premier Party and any Supplier, prime contractor, subcontractor or vendor arising under or relating to any Executory Government Contract. To the Knowledge of the Company, no Premier Party has any interest in any pending or potential claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Executory Government Contract. No Premier Party has received any draft or final audit reports relating to its performance of, or amounts claimed, pursuant to its Executory Government Contracts.

(v) all reports, documents, accounting, and reconciliations provided by a Premier Party to any Governmental Authority pursuant to any Executory Government Contract to any other Person pursuant to an Executory Government Contract as part of the delivery of services to any Governmental Authority or to any other Person pursuant to an Executory Government Contract were complete and correct in all material respects as of the date so provided. The applicable Premier Party has provided all deliverables required by any Governmental Authority or to any other Person pursuant to an Executory Government Contract or subcontract with a Governmental Authority as required by applicable Legal Requirements and the terms of the applicable Executory Government Contracts or subcontracts and the applicable Premier Party states that there has no deliverable has been questioned or rejected.

(vi) the Premier Parties have maintained compliance policies, procedures, processes, systems, and other measures designed to ensure compliance with all bidding, competition, procurement integrity, source selection, and contract award requirements (“Competition Requirements”) pertaining to each Executory Government Contract, the Premier Parties maintained complete and accurate books and records with respect to Competition Requirements, and all Executory Government Contracts awarded have been in compliance with the Competition Requirements.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Equityholder as of the date hereof and as of the Closing as follows:

Section 3.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is currently being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. Buyer holds 100% of the issued and outstanding capital stock of the Borrower, and, subject to the authority of Borrower’s board of directors, has the full and unrestricted right, power and authority to operate and control the Borrower.

Section 3.2 Authority; No Conflict.

(a) This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by Buyer of each of the documents and instruments to be executed and delivered by it at the Closing pursuant to Section 1.5(b) (collectively, the “Buyer Closing Documents”), each of the Buyer Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Buyer has all requisite power and authority to execute and deliver this Agreement and the Buyer Closing Documents to which it is party and to consummate the transactions contemplated hereby and thereby, and such action has been duly authorized by all necessary action, and no other action is required by Buyer to authorize the same.

(b) Neither the execution and delivery of this Agreement by Buyer or any Buyer Closing Document by Buyer nor the consummation or performance of any of the transactions contemplated hereby or thereby by Buyer will, directly or indirectly (with or without notice or lapse of time), give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby pursuant to (i) any provision of Buyer’s organizational documents; (ii) any Legal Requirement, or any Order of any Governmental Authority, to which Buyer or its assets are subject; or (iii) any material contract or agreement to which Buyer is a party or by which Buyer is bound.

(c) Buyer will not be required to give any notice to, make any filing with or obtain any consent, waiver or approval from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby that has not already been given, made or obtained, except for compliance with the HSR Act, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act, except where failure to provide such notice, make such filing or obtain such consent, waiver or approval would not prevent, delay, or otherwise interfere with any of the transactions contemplated hereby.

Section 3.3 Legal Proceedings, Orders.

(a) There are no Proceedings pending by or against Buyer that challenge, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of Buyer, no such Proceeding has been threatened and no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(b) There are no Orders (including corrective actions, plans or other compliance related programs) outstanding or pending against Buyer that challenge, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of Buyer, no such Order has been threatened and no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the issuance of any such Order.

Section 3.4 Brokers or Finders. Except as set forth on Section 3.4 of the Disclosure Schedule, neither Buyer nor any of its members, officers, managers, employees or agents or Affiliates thereof has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

Section 3.5 Termination Fee. Buyer has access to sufficient funds to pay the Termination Fee.

Section 3.6 Financing.

(a) Prior to the execution hereof, Buyer has delivered to the Equityholder a true, correct, and complete copy of (i) an executed debt commitment letter dated the date hereof (including all exhibits, schedules, attachments and annexes thereto, as amended from time to time after the date hereof in accordance with the terms herein, the “Debt Commitment Letter” and the debt financing commitments under the Debt Commitment Letter, the “Debt Financing Commitments”), by and among the Debt Financing Sources party thereto and National Intergovernmental Purchasing Alliance Company, a Delaware corporation and wholly owned subsidiary of Buyer (“Borrower”), pursuant to which the Debt Financing Sources party thereto have committed to lend to the Borrower on the terms and subject solely to the conditions set forth therein, the debt financing amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and (ii) each fee letter entered into by the Borrower in connection with the Debt Financing (collectively, the “Fee Letters”); provided that, with respect to the Fee Letters, fee amounts, economic terms and other commercially sensitive information (including any “market flex” provisions) set forth therein, none of which relate to the aggregate amount of the Debt Financing or the Debt Financing Commitments or permit the imposition of new or additional conditions precedent or the expansion of any existing conditions precedent to the funding of the Debt Financing, may have been redacted.

(b) As of the date hereof, the Debt Commitment Letter is in full force and effect and has not been withdrawn, rescinded, replaced or terminated, or amended, restated, amended and restated, waived, supplemented or otherwise modified in any respect, and no such withdrawal, rescission, replacement, termination, amendment, restatement, amendment and restatement, waiver, supplement or other modification is contemplated, other than to add additional Debt Financing Sources thereto. As of the date hereof, the Debt Commitment Letter is a legal, valid and binding obligation of the Borrower and, to the Knowledge of Buyer, the other parties party thereto, enforceable against the Borrower and, to the Knowledge of Buyer, the other parties party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The obligations of the Debt Financing Sources that are party to the Debt Commitment Letter under the Debt Commitment Letter are not subject to any condition to make available and/or fund the Debt Financing to the Borrower on the Closing Date in accordance with the terms set forth in the Debt Commitment Letter (including pursuant to any flex provisions in any Fee Letter or otherwise), other than the conditions expressly set forth in the Debt Commitment Letter. As of the date hereof, there are no other agreements, side letters or arrangements to which Buyer, Borrower or any of their respective Affiliates are party to (other than the Debt Commitment Letter, the Fee Letters and any customary engagement letters which contain no conditions to the Debt Financing) relating to the Debt Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, the lapse of time or both, would constitute a default or breach, subject to any applicable grace periods, on the part of the Borrower under any term or condition of the Debt Commitment Letter, which, if not cured by the Borrower or waived by the applicable Debt Financing Sources party to the Debt Commitment Letter in accordance with its terms, would limit such Debt Financing Sources’ obligation to fund the Debt Financing on the Closing Date. As of the date hereof, assuming satisfaction of the conditions set forth in Article V, Buyer does not know of any reason that (i) any of the conditions precedent to the funding of the Debt Financing contained in the Debt Commitment Letter will not and cannot be satisfied, or (ii) any reason why the Debt Financing will not being funded to the Borrower on the Closing Date, other than, in the case of this clause (ii), any concurrent full refinancing with one or more credit facilities of the Borrower’s existing Indebtedness under that certain (x) First Lien Credit Agreement, dated as of May 23, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), by and among the Borrower, Buyer, the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent and/or (y) Second Lien Credit Agreement, dated as of May 23, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), by and among the Borrower, Buyer, the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent (any such refinancing, a “Refinancing Facility”), the proceeds of which Refinancing Facility, together with cash on hand of Buyer, shall be sufficient for Buyer to pay the full cash consideration payable hereunder. The Borrower and Buyer have fully paid, or caused to be fully paid, any and all commitment fees or other fees, expenses, costs and amounts required to be paid by the Debt Commitment Letter on or before the date of this Agreement. As of the date hereof, assuming satisfaction or waiver of the conditions set forth in Article V and the funding of the Debt Financing in accordance with the Debt Commitment Letter, the aggregate amount of the Debt Financing set forth in the Debt Commitment Letter, when funded in accordance with the Debt Commitment Letter on the Closing Date, together with cash on hand of Buyer, shall be sufficient for Buyer to pay the full cash consideration payable hereunder.

(c) Buyer acknowledges and agrees that its obligations under this Agreement, including its obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind.

Section 3.7 Investment Representations. Buyer is acquiring the Company for its own account with the present intention of holding the securities of the Company for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Legal Requirements. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

Section 3.8 Solvency. Assuming the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated hereby, the accuracy of the representations and warranties of the Premier Parties set forth herein, and none of the conditions described in clauses (a), (b) and (c) below is true with respect to the Company as of immediately prior to the Closing, immediately after giving effect to the transactions contemplated by this Agreement, each of Buyer and the Company shall (a) be able to pay their respective debts as they become due, (b) own property which has a fair saleable value greater than the amounts required to pay their respective debts as and when they become due (including a reasonable estimate of the amount of all contingent liabilities) and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Company or their respective Affiliates.

Section 3.9 Non-Reliance. Buyer acknowledges that none of the Premier Parties or any of their respective Affiliates or representatives have made or will be deemed to have made, and that Buyer has not relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Premier Parties or the transactions contemplated hereby, other than the representations, warranties, covenants and agreements of the Premier Parties that are expressly set forth in this Agreement, any closing certificates delivered pursuant to this Agreement or any Equityholder Closing Document, provided that the foregoing shall not limit any rights and remedies of the Buyer Indemnified Persons for claims based upon fraud.

ARTICLE IV.

PRE-CLOSING COVENANTS

Section 4.1 Access and Investigation. Between the date of this Agreement and the earlier of the Closing and such time as this Agreement has been terminated pursuant to Article IX, and upon reasonable advance notice received from Buyer, the Premier Parties shall, to the extent permitted by Legal Requirements, (a) afford Buyer and its agents and representatives (including the Debt Financing Sources) (the “Buyer Group”) reasonable access, during regular business hours, to the Company’s (and, to the extent related to the B&I GPO Business or the Contributed Assets, the other Premier Parties’) properties, personnel, facilities, contracts, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Premier Parties, (b) furnish to the Buyer Group copies of all such contracts, books and records, and other existing documents and data that the Buyer Group may reasonably request with respect to the B&I GPO Business or the Contributed Assets, (c) furnish the Buyer Group with such additional financial, operating and other relevant data and information as the Buyer Group may reasonably request with respect to the B&I GPO Business or the Contributed Assets and (d) otherwise cooperate and assist, to the extent reasonably requested by the Buyer Group, with the Buyer Group’s investigation of the properties, assets and financial condition of the Company, the Contributed Assets and the B&I GPO Business. In addition, between the date of this Agreement and the earlier of the Closing and such time as this Agreement has been terminated pursuant to Article IX, the Buyer Group shall not, without the prior written consent of the Equityholder (which consent shall not be unreasonably withheld, conditioned or delayed), contact or have discussions with any employees, suppliers, Members, Channel Partners, Sponsors or other Persons having business relations with the Company or related to the B&I GPO Business, to the extent related to the B&I GPO Business or the transactions contemplated hereby. All non-public or other confidential information provided by the Premier Parties pursuant to this Article IV shall be kept confidential in accordance with the Confidentiality Agreement, entered into effective November 20, 2021, as amended to date, between Buyer and Equityholder (the “Confidentiality Agreement”).

Section 4.2 Operation of the Business and the Company. Except as otherwise contemplated by this Agreement or to the extent necessary to effect the Restructuring or agreed to in writing by the Buyer, between the date of this Agreement and the earlier of the Closing and such time as this Agreement has been terminated pursuant to Article IX, the Premier Parties shall (i) conduct the B&I GPO Business in the Ordinary Course of Business and pay or satisfy all of its obligations and Liabilities related to the B&I GPO Business in the Ordinary Course of Business, (ii) use reasonable best efforts to preserve intact the current business organization of the B&I GPO Business, keep available the services of the officers, employees and agents rendering services to the B&I GPO Business, and maintain the B&I GPO Business’s relations and goodwill with Members, Suppliers, Channel Partners, Sponsors, landlords, creditors, employees, agents and others having business relationships with the B&I GPO Business and (iii) otherwise periodically report to the Buyer concerning the status of the B&I GPO Business with respect to the matters reasonably requested by Buyer. In addition, between the date of this Agreement and the earlier of the Closing and such time as this Agreement has been terminated pursuant to Article IX, the Premier Parties shall not, without the prior written consent of the Buyer, except as otherwise required by this Agreement or to the extent necessary to effect the Restructuring or except as set forth in Section 4.2 of the Disclosure Schedule, take (or refrain from taking) any action which would be required to be disclosed on Section 2.18 of the Disclosure Schedule if such action or omission had occurred since the Reference Date but prior to the date of this Agreement. The Buyer acknowledges that nothing in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the operations of any Premier Party prior to Closing.

Section 4.3 Required Approvals and Notices; Regulatory Compliance.

(a) Buyer and the Premier Parties will use their respective reasonable best efforts to (i) prepare and, as promptly as practicable, make all necessary notices, registrations and filings to or with the appropriate Governmental Authorities, including a notification with respect to the transactions contemplated hereby pursuant to the HSR Act within five (5) Business Days of the date of this Agreement, (ii) provide an appropriate response in compliance with any formal or informal request for information by Governmental Authorities in connection with the HSR Act notification, and will consider in good faith the views of the other party in responding to any such request. The parties will use their respective reasonable best efforts and will cooperate fully with one another to comply as promptly as practicable with all Legal Requirements or other governmental requirements applicable to the transactions contemplated hereby and to obtain promptly all approvals, Orders, Government Authorizations or other consents of any applicable Governmental Authorities under any Legal Requirement or otherwise necessary for the consummation of the transactions contemplated hereby. The parties will use their respective reasonable best efforts to resolve favorably any review or consideration of the antitrust aspects of the transactions contemplated hereby by any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust Legal Requirements. Neither Buyer nor the Premier Parties shall, without prior written consent of the other, withdraw its filing under the HSR Act (except that Buyer may withdraw and then within two Business Days refile its filing under the HSR Act (an “HSR Refile Event”) one (1) time without prior consent of the Premier Parties, provided that Buyer has a good faith belief, after consulting with the Premier Parties, that absent the withdraw and refile process, there is a reasonable likelihood that the applicable Governmental Authority would issue a request for additional information under the HSR Act) or commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or otherwise commit to a time period before with the transaction will not be consummated. The HSR Act filing fees shall be paid by the Buyer, and the Equityholder shall promptly reimburse the Buyer for one-half of the HSR Act filing fees.

(b) Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer or the Company be required to (i) proffer or consent to an Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, in order to remedy any concerns that any Governmental Authority may have, (ii) proffer or consent to any other restriction, prohibition or limitation on the Company, the B&I GPO Business, or the business of Buyer, or any of its Affiliates, in order to remedy such concerns or (iii) defend through litigation any claim asserted in any court, agency or other proceeding by any Person, including a Governmental Authority, in order to remedy any concerns that a Governmental Authority might have.

(c) Each of Buyer and the Premier Parties will promptly notify the other parties of any substantive communication it or its Affiliates receive from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties hereto to review in advance any proposed communication by it to any Governmental Authority. Neither Buyer nor any Premier Party will agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties hereto the opportunity to attend and participate at such meeting. Each of the Buyer and the Premier Parties will provide the other parties hereto with copies of all correspondence, filings or communications between it or any of its representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby. To the extent any of the documents or information provided pursuant to this Section 4.3 are commercially or competitively sensitive, Buyer or the Premier Parties, as the case may be, may satisfy its obligations by providing such documents or information to the other party’s outside counsel, with the understanding and agreement that such counsel shall not share such documents and information with its client; provided further, that materials may also be redacted (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine.

(d) Except as specifically required by this Agreement, Buyer and the Premier Parties shall not, and Buyer and the Premier Parties shall cause their respective controlled Affiliates to not, knowingly take any action, or knowingly refrain from taking any action, the effect of which would reasonably be expected to materially delay or impede the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer shall not, and shall not permit any of its controlled Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to materially (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement or (iii) delay the consummation of the transactions contemplated by this Agreement.

Section 4.4 Notification. Between the date of this Agreement and the earlier of the Closing and such time as this Agreement has been terminated pursuant to Article IX, the Premier Parties, as the case may be, shall promptly notify the Buyer in writing if any such Person becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the representations and warranties of such Person made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such Person’s discovery of, such fact or condition (each, an “Interim Breach”). If any such Interim Breach requires any change to the schedules prepared by the Premier Parties, such Person shall promptly deliver to the Buyer a supplement to such schedules specifying such change. Any such disclosure made pursuant to this Section 4.4 shall not prevent or cure any breach of any representation or warranty or covenant made in this Agreement. In addition, between the date of this Agreement and the earlier of the Closing and such time as this Agreement has been terminated pursuant to Article IX, Buyer and the Premier Parties, as the case may be, shall promptly notify each other party of the occurrence of any breach of any covenant by such party in this Article IV or of the occurrence of any event that may make the satisfaction of any conditions in Article V impossible or unlikely. In addition, between the date of this Agreement and the earlier of the Closing and such time as this Agreement has been terminated pursuant to Article IX, the Premier Parties, as the case may be, shall promptly notify the Buyer in writing if any such Person becomes aware of (i) any written notice or other written communication from any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, or (ii) any Proceeding commenced or threatened against a Premier Party with respect to the transactions contemplated hereby.

Section 4.5 No Negotiation. Until the earlier of the Closing and such time as this Agreement has been terminated pursuant to Article IX, the Premier Parties shall not, and shall cause their Affiliates and their respective directors, employees, representatives and agents to not, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any merger, consolidation, business combination or similar transaction directly or indirectly involving the Company or the B&I GPO Business, or the sale of the business or assets of the Company or the B&I GPO Business, or the sale of the equity or any Equity Interests of the Company. The Equityholder shall notify Buyer of any such inquiry or proposal and the terms thereof within two (2) Business Days following, receipt or awareness thereof.

Section 4.6 Pre-Closing Financial Statements. Until the earlier of the Closing and such time as this Agreement has been terminated pursuant to Article IX, the Premier Parties shall make available to Buyer within fifteen (15) days after the end of each calendar month a copy of the unaudited monthly financial statements of the B&I GPO Business, as applicable, as of the end of such month and for the fiscal period then ended prepared in a manner and containing information consistent with the Accounting Practices and Procedures.

Section 4.7 Employees.

(a) Effective as of the Closing Date and subject to the occurrence of the Closing, Buyer shall offer at will employment to the B&I GPO Business Employees as set forth on Annex E, with, until January 1, 2024, (i) base wages, salaries and annual cash bonus/commission opportunities (excluding equity or equity-related compensation) equivalent to the base wages, salaries and annual cash bonus/commission opportunities in effect immediately prior to the Closing, and (ii) employee benefits that a similarly situated employee of Buyer receives in connection with such Person’s employment with Buyer. Such B&I GPO Business Employees who accept Buyer’s offers of employment and commence employment with Buyer are referred to as the “Hired Employees.” It is understood and agreed that (i) any offer of employment made by Buyer pursuant to this Section 4.7 is subject to Buyer’s reasonable pre-screening and onboarding process and is contingent upon successful completion of a background check and Buyer’s other onboarding requirements, will not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing Date employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment; and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by any Hired Employee at any time for any reason. Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer after the Closing to terminate, reassign, promote or demote any of the Hired Employees, or (except as set forth in the first sentence of his paragraph) to change (adversely or favorably) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any such Hired Employees; provided, however, that Buyer will endeavor to honor such Hired Employees’ current work location. On and after the Closing Date until January 1, 2024, Buyer shall (in each case to the extent allowed by applicable Law), (i) give Hired Employees service credit for all purposes, (ii) use commercially reasonable efforts to cause any preexisting condition restrictions, other restrictions or waiting periods under employee benefit plans of Buyer to be waived to the extent necessary to provide immediate coverage to each Hired Employee, and (iii) honor all accrued but untaken paid time off credited to each Hired Employee recorded in the records of PHSI under the paid time off plans of PHSI that have not been cashed out on or before the Closing. Promptly after the close of the applicable commission period following the Closing Date and in accordance with applicable Legal Requirements, Buyer shall pay all unpaid commissions owed to any Hired Employees related to sales for which such Hired Employees received credit during their employment with PHSI with respect to the B&I GPO Business prior to the Closing (the “Commissions”), all as more specifically set forth on Annex E, which amounts shall be considered Indebtedness for purposes hereof. Buyer shall use commercially reasonable efforts, subject to the consent of any applicable insurer, to cause any medical plans of Buyer to apply any amounts paid under an equivalent employee benefit plan of PHSI or its Affiliates by a Hired Employee as deductibles, coinsurance and out-of-pocket payments during the plan year in which the Closing Date occurs toward deductible, coinsurance and out-of-pocket limits under such plan of Buyer for the plan year in which the Closing Date occurs to the extent take into account under the medical benefit plans of PHSI (with appropriate adjustments for differences in plan years). With respect to each Hired Employee who was a participant in one of the Health Savings Account plans of PHSI or its Affiliates (the “Premier Health Savings Account Plans”) prior to the Closing, Buyer shall request the custodian of its Health Savings Account plans to accept rollover contributions from the Premier Health Savings Account Plans on behalf of Hired Employees.

(b) PHSI or its Affiliate, as applicable, and not the Company or Buyer, will be responsible for (i) the payment of all wages and other remuneration due to its employees, including the Hired Employees, with respect to their services as employees of PHSI or its Affiliate through the Closing Date (other than the Commissions), including, for the avoidance of doubt, all Premier, Inc. fiscal year 2023 bonus or incentive compensation as set forth on Annex E (the “2023 Bonuses”) in compliance with applicable PHSI plan documents and policies; and (ii) the payment of any termination or severance payments as provided under applicable PHSI plan documents and policies and the provision of health plan continuation coverage (including all administrative and notice obligations) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any other Legal Requirements, with respect to any employees of PHSI or its Affiliates who are not hired by Buyer, other former or current employees of PHSI or its Affiliates, or any Hired Employees who remain eligible and elect continuation coverage pursuant to COBRA under the Employee Benefit Plans. PHSI or its Affiliate, as applicable, and not the Company or Buyer, shall make or cause to be made on behalf of all their employees all contributions due to be made under each Employee Benefit Plan for all periods prior to the Closing Date. Additionally, PHSI or its Affiliate, as applicable, at its sole cost and expense, and not the Company or Buyer, shall take such actions as are necessary to make, or cause each Employee Benefit Plan to make, appropriate distributions to all the Hired Employees in accordance with such Employee Benefit Plan and applicable Legal Requirements. PHSI and its Affiliate, as applicable, will be liable for any claims made or incurred by its employees and their beneficiaries under the Employee Benefit Plans, and Buyer and the Company will not have any responsibility, Liability or obligation to such employees, their beneficiaries or any other person with respect to any Employee Benefit Plan.

(c) PHSI and its Affiliates, as applicable, and not the Company or Buyer, shall remain responsible and retain Liability for workers’ compensation claims and all other claims relating to occupational illnesses and injuries that are incurred prior to the Closing.

(d) To the extent permitted by, and only in accordance with, applicable Legal Requirements, PHSI or its Affiliates, as applicable, shall deliver, or cause to be delivered, to Buyer a copy of all historical personnel records of each of the Hired Employees, including, but not limited to, employment applications, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes and other similar documents as may reasonably be requested by Buyer. PHSI and its Affiliates, as applicable, also shall transfer, or cause to be transferred, to Buyer payroll and tax data sufficient for Buyer to calculate, as the successor employer (if Buyer so qualifies under applicable Legal Requirements), the Hired Employees’ Social Security, unemployment and other employment-related taxes. Buyer shall use reasonable best efforts in order to protect and keep such Employee files and information confidential.

(e) The provisions of this section pertaining to the employment or benefits of the Hired Employees and other B&I GPO Business Employees are solely for the benefit of the parties to this Agreement, and no employee or former employee of Buyer, any Premier Party, or an ERISA Affiliate or any other individual associated therewith shall be regarded for any purposes as a third party beneficiary of the Agreement including any Hired Employee or B&I GPO Business Employee. Nothing contained herein, express or implied shall be construed to establish, amend, or modify any Employee Benefit Plan or any other benefit plan, program, agreement or arrangement of Buyer or any Premier Party, shall alter or limit the ability of Buyer or any Premier Party to amend, modify or terminate any Employee Benefit Plan, program, agreement or arrangement of Buyer or any Premier Party or is intended to or shall confer upon any Hired Employee, any current or former employee of the B&I GPO Business or any other Person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

(f) In the event that, within fourteen (14) days after Closing, a B&I GPO Business Employee does not accept Buyer’s offer of employment or does not satisfy Buyer’s reasonable pre-screening and onboarding process, background check and other onboarding requirements, the parties shall negotiate in good faith to amend the scope of services covered by the Transition Services Agreement to include, at no additional cost to Buyer or its Affiliates, material services that such B&I GPO Business Employee was providing with respect to the B&I GPO Business prior to the Closing.

Section 4.8 Financing.

(a) During the period commencing on the date of this Agreement and terminating on the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Article IX, subject to the limitations and restrictions set forth in this Section 4.8, Buyer shall use, and shall cause Borrower to use, commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter or the Refinancing Facility, as applicable, and shall use commercially reasonable efforts to negotiate and enter into definitive agreements (such definitive agreements as relate to the Debt Financing, together with the Debt Commitment Letter, or any Refinancing Facility, as applicable, the “Debt Documents”) with respect thereto on substantially the terms and conditions contemplated by the Debt Commitment Letter or on other terms that are in the aggregate not materially less favorable, taken as a whole, to the Borrower (in the reasonable judgment of the Borrower) than the terms set forth in the Debt Commitment Letter or, in connection with the Refinancing Facility (if applicable), as otherwise agreed to by the Borrower (as determined by the Borrower in good faith). Without limiting the generality of the foregoing, during the period commencing on the date of this Agreement and terminating on the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Article IX for any reason (other than by reason of a breach of Section 4.8 by any Premier Party), Buyer shall give the Equityholder prompt notice of the receipt by Buyer of any written notice or other written communication from any Debt Financing Source to Buyer with respect to any actual or threatened termination, cancellation, withdrawal or repudiation by any party to the Debt Commitment Letter, with respect to the Debt Financing contemplated thereby (but, excluding, in each case, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or), if as a result thereof Buyer believes in good faith that there is a material likelihood that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter or any Refinancing Facility. Subject to the other terms and conditions of this Agreement, as soon as reasonably practicable Buyer shall provide any information reasonably requested by the Equityholder (and that is in Buyer’s knowledge and possession) relating to any circumstance referred to in the immediately preceding sentence. Notwithstanding anything contained herein to the contrary, in no event shall Buyer be required to disclose any information that would reasonably be expected to waive the protection of attorney-client or similar privilege.

(b) If, notwithstanding the use by Buyer and Borrower of commercially reasonable efforts to satisfy their respective obligations under Section 4.8, the Debt Commitment Letter shall expire or terminate for any reason, or if any portion of the amount of the Debt Financing or any Refinancing Facility, as applicable, necessary, together with any cash on hand, to pay the Purchase Price and any other amounts due and payable and required to be paid by Buyer at the Closing pursuant to this Agreement becomes reasonably likely (as determined by the Borrower in good faith) to become unavailable prior to the earlier of the Closing Date and the date this Agreement is terminated in accordance with Article IX for any reason (other than by reason of a breach of this Agreement by any Premier Party as described in Article IX), Buyer shall (i) promptly upon the occurrence of such event, notify the Company of such expiration, termination, or unavailability and (ii) promptly upon the occurrence of such event, and shall use commercially reasonable efforts to cause its Affiliates (including the Borrower) to, arrange to obtain alternative debt financing, including from alternative sources, that provides for a debt financing, the net cash proceeds of which, together with cash on hand, will be, when added with any portion of the Debt Financing or any Refinancing Facility, as applicable, that remains available, sufficient to pay the Purchase Price and any other amounts due and payable and required to be paid by the Buyer at the Closing pursuant to this Agreement, in each case, on terms in the aggregate not materially less favorable to the Borrower than the Debt Financing contemplated by the Debt Commitment Letter as in effect on the date hereof (as determined by the Borrower in good faith) with conditionality not materially less favorable to the Borrower than what is set forth in the Debt Commitment Letter as in effect on the date hereof or, in connection with the Refinancing Facility (as applicable), as otherwise agreed to by the Borrower (as determined by the Borrower in good faith) (an “Alternative Financing”) (and shall, promptly upon the execution and delivery thereof, provide to the Equityholder true and complete copies of the commitment letters related to the Alternative Financing (in the case of any fee letter, as customarily redacted for a transaction of this nature)), and the provisions of this Agreement shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, if applicable, all references to the Debt Financing shall be deemed to include such Alternative Financing, all references to the Debt Commitment Letter or other Debt Documents shall include the applicable documents for the Alternative Financing and all references to the Debt Financing Sources shall include the Persons providing or arranging the Alternative Financing, their respective Affiliates, officers, directors, employees, agents and representatives involved in the Alternative Financing and all of their respective successors and assigns. Notwithstanding the foregoing or anything else in this Agreement, in no event shall commercially reasonable efforts be deemed or construed to require the Buyer or Borrower to pay any fees or premiums, or agree to any original issue discount or interest rates (taken as a whole, and including any interest rate floors) (in each case, other than de minimis amounts) in excess of those (taken as a whole) contemplated by the Debt Commitment Letter and the Fee Letters in effect on the date hereof.

(c) Prior to the earlier of the Closing and such time as this Agreement has been terminated pursuant to Article IX, the Premier Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to cause their respective officers, employees and advisors, including legal and accounting advisors, to reasonably cooperate with Buyer, at the Buyer’s sole expense (except as set forth below), as reasonably necessary in connection with the arrangement and syndication of the Debt Financing (or any replacement thereof, including any Refinancing Facility) as may be reasonably requested by Buyer, Borrower, their respective Affiliates or the Debt Financing Sources (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Premier Parties and their Affiliates), including using commercially reasonable efforts to (i) furnish Buyer, the Borrower and their respective financing sources (including the Debt Financing Sources) as promptly as reasonably practicable following Buyer’s or Borrower’s reasonable written request, with information regarding the Company, the Contributed Assets or the B&I GPO Business (including information to be used in the Buyer’s preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company, the Contributed Assets and the B&I GPO Business) customary for the arrangement of loans contemplated by the Debt Financing, including such information to assist in preparation of customary information documents, management presentations or rating agency or lender presentations relating to such arrangement of loans (other than financial information, which is covered by clause (ii) below) (collectively, the “Marketing Material”), (ii) furnish Buyer, Borrower and their respective financing sources (including the Debt Financing Sources) as promptly as practicable the financial statements required pursuant to Section 4(b) of Exhibit C in the Debt Commitment Letter (the “Required Financing Information”) with respect to the B&I GPO Business customary for the arrangement of loans contemplated by the Debt Financing reasonably requested in writing by Buyer or Borrower to obtain the Debt Financing or any Refinancing Facility, or as otherwise required by the Debt Commitment Letter, (iii) having appropriate members of senior management of the Company and certain non-legal representatives participate at reasonable times in a reasonable number of meetings, drafting sessions, presentations, sessions with rating agencies, due diligence sessions and other customary syndication activities, (iv) assist Buyer, Borrower and their respective financing sources (including the Debt Financing Sources), in each case in connection with the Debt Financing or any Refinancing Facility in the Buyer’s, the Borrower’s or the Debt Financing Sources’ preparation of (A) bank information memoranda, management presentations and similar documents for any portion of the Debt Financing or any Refinancing Facility and (B) materials for rating agency presentations, (v) cooperate with the marketing efforts of Buyer, the Borrower and their respective financing sources (including the Debt Financing Sources) with respect to any portion of the Debt Financing or any Refinancing Facility, (vi) take all corporate actions reasonably requested by Buyer to permit the consummation of the Debt Financing or any Refinancing Facility and to permit the proceeds thereof to be made available to the Buyer or its Affiliates at Closing, (vii) assist in the preparation of and execute and deliver any customary credit agreements and pledge and security documents and otherwise reasonably facilitate the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by Buyer or the Borrower, (viii) obtain customary authorization letters with respect to the bank information memoranda and consents of accountants to the use of their reports in any materials relating to the Debt Financing or any Refinancing Facility, (ix) provide authorization letters to the financing sources (including the Debt Financing Sources) authorizing the distribution of information to prospective lenders, (x) cooperate reasonably with the due diligence of the financing sources (including the Debt Financing Sources), to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, (xi) provide, at least four (4) Business Days prior to the Closing Date, all documentation and other information with respect to the Company or the B&I GPO Business reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case, to the extent requested in writing at least eight (8) Business Days prior to the Closing Date, and (xii) facilitate customary evidence of property and liability insurance of the Company and the B&I GPO Business. Notwithstanding the foregoing, (i) none of the Premier Parties or their Affiliates shall be required to take any action that would subject it to actual or potential liability in connection with the Debt Financing, and (ii) the Buyer shall indemnify and hold harmless the Premier Parties and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (excluding lost profits and losses from any consequential, indirect, special or punitive damages (as opposed to direct or actual damages)) suffered or incurred by them in connection with their cooperation in accordance with this Section 4.8 and any information utilized in connection therewith), except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties arise as a result of (i) any documents, materials or other information provided by any Premier Party or their respective Affiliates or any of their respective Affiliates’ directors, managers, officers, employees, owners, advisors, and representatives or (ii) the gross negligence, fraud or willful misconduct of any Premier Party or their respective Affiliates or any of their respective Affiliates’ directors, managers, officers, employees, owners, advisors, and representatives. Buyer shall, promptly following receipt of a reasonably detailed invoice therefor from the Equityholder following the termination of this Agreement pursuant to and in accordance with Article IX for any reason (other than by Buyer pursuant to Section 9(a)). The Buyer shall, promptly upon the written request by the Premier Parties reimburse the Premier Parties for all reasonable and documented out-of-pocket costs and expenses incurred by the Premier Parties in connection with satisfying their obligations under this Section 4.8; provided that, the Premier Parties, and not Buyer, shall be responsible for (x) fees payable to existing legal, financial or other advisors of the Premier Parties and their respective Affiliates with respect to services provided prior to the Closing (except to the extent such fees are payable in connection with the transactions contemplated by the Debt Financing), and (y) any ordinary course amounts payable to existing employees of or consultants to the Premier Parties and their respective Affiliates with respect to services provided prior to the Closing. Subject to the terms and conditions set forth in this Agreement, the Buyer acknowledges and agrees that neither obtaining the Debt Financing, any financing in respect of any Refinancing Facility or any Alternative Financing, by the Buyer is a condition to Closing.

(d) The Premier Parties will upon written request of Buyer, use its commercially reasonable efforts to provide such information as may be reasonably necessary so that the Required Financing Information and the Marketing Material, when taken as a whole, does not contain as of the time provided, giving effect to any supplements, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading.

(e) Notwithstanding the foregoing, (i) the pre-Closing board of directors (or equivalent governing body) of the Premier Parties and the directors, managers and general partners of their respective Affiliates shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained that are effective prior to the Closing, (ii) none of the Premier Parties or any of their respective Affiliates shall be required to execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, or documents in connection with the Debt Financing that are not contingent upon the Closing or that would be effective prior to the Closing, (iii) none of the Premier Parties or any of their respective Affiliates shall be required to provide, and Buyer shall be solely responsible for projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing, (iv) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Premier Parties nor any of their respective Affiliates and (v) none of the Premier Parties nor any of their respective Affiliates shall be required to take any action that would reasonably be expected to result in a material breach of any material contract or subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs which are promptly reimbursed pursuant to this Section 4.8) or incur any other liability of any kind or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing, in each case that does not occur substantially concurrently with or is not subject to the occurrence of the Closing. The Premier Parties hereby consent to the use of all of its and their respective Affiliates’ corporate logos in connection with the initial syndication or marketing of the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Premier Parties or their respective Affiliates or the reputation or goodwill of the Premier Parties or any of their respective Affiliates.

Section 4.9 Reasonable Best Efforts. Each party shall use its reasonable best efforts to cause all of the conditions precedent to Buyer’s and the Equityholder’s obligations set forth in Article V to be satisfied, to the extent that such party’s action or inaction can control or influence the satisfaction of such conditions.

Section 4.10 Cash Sweep. Immediately prior to Closing, the Company shall use commercially reasonable efforts to distribute substantially all of its cash to the Equityholder so as to reduce the portion of the Closing Cash Amount attributable to Cash.

Section 4.11 Intercompany Arrangements. Prior to the Closing, the Premier Parties shall cause all contracts or arrangements by and between the Company, on the one hand, and a Company Related Person (other than the Company itself), on the other hand, to be settled or terminated prior to the Closing without any Liability on the part of the Company, Buyer or any of its Affiliates (including any such Liability arising from such termination), except for this Agreement, the A&R Channel Partnership Agreements, the documents to the extent required to effect the Restructuring, including the Contribution Agreements, the agreements contemplated hereby and thereby, and any Assets and Liabilities related to Ordinary Course of Business activities between the Premier Parties (other than the Company) and the Company (which shall be included in the calculation of Net Contract Asset Amount and settled post-Closing in the Ordinary Course of Business).

Section 4.12 Transition Matters.

(a) During the period between the date of this Agreement and the earlier of the Closing and such time as this Agreement has been terminated pursuant to Article IX, in furtherance of the transactions contemplated hereby, the parties shall, and shall cause their Affiliates to, cooperate in good faith and use their commercially reasonable efforts to develop and begin implementing a mutually acceptable transition plan for the migration and integration of the B&I GPO Business out of the business of the Premier Parties and into the business of the Buyer as set forth in this Section 4.12 and pursuant to the Transition Services Agreement that will be effective as of Closing, in each case, subject to compliance with applicable Legal Requirements (the “Transition Plan”). The Transition Plan shall address the matters mutually agreed to by the parties. Such cooperation shall include each party using commercially reasonable efforts to take the following actions:

(i) promptly after the date of this Agreement, appointing a transition manager whose primary responsibility would be to plan and execute such transition and manage such party’s transition team;

(ii) promptly after the date of this Agreement, reviewing the technology, business operations and administration capabilities to be so transitioned or migrated, taking into account any issues of separation arising from the Transition Plan;

(iii) establishing transition teams;

(iv) setting regular meetings of such transition teams during the period between the date of this Agreement and the Closing; and

(v) making available appropriate knowledgeable business, operations, administration and technology personnel and any other personnel reasonably needed for such transition and migration planning;

provided that all such activities shall be in compliance with applicable Legal Requirements.

(b) During the period between the date of this Agreement and the Closing, upon the written request of any party, each party shall (i) through their respective transition teams, cooperate in good faith with the other party and use commercially reasonable efforts to review the schedules to the Transition Services Agreement and (ii) negotiate in good faith any amendment, update or supplement to the schedules to the Transition Services Agreement that is reasonably proposed in writing by the other party. Notwithstanding the foregoing, no party shall be obligated to agree to, and no party’s obligation to effect the Closing shall be subject to, any such amendment, supplement or update being agreed to or entered into prior to or at the Closing.

Section 4.13 Lien and Guaranty Release Letters. The Premier Parties shall deliver to Buyer prior to the Closing customary lien release letters and other documentation (as applicable) from the administrative agent or any lender (as applicable) under the Credit Agreement and any other applicable Indebtedness of the Company that shall provide for the automatic release and discharge of all Encumbrances, guarantees and other obligations of the Premier Parties with respect to the Credit Agreement and any other applicable Indebtedness and the documents related thereto upon consummation of the Closing to the extent related to the Company or the Contributed Assets, including (a) the release of the Company and the Contributed Assets from all covenants, agreements, Liabilities and obligations under the Credit Agreement and any other applicable Indebtedness, including expressly being released as a guarantor with respect thereto, (b) the release of related security interests in the assets of, and Equity Interests in, the Company and the Contributed Assets and authorizing the filing and/or delivery by Buyer (or its designee) of uniform commercial code termination statements and other required terminations, releases or notices (including, without limitation, as applicable intellectual property security interest termination, deposit account control agreement terminations and collateral access agreement terminations) and (c) providing for the delivery immediately upon consummation of the Closing of any possessory collateral held by the administrative agent or any lender (as applicable) under the Credit Agreement or any other applicable Indebtedness to Buyer (or its designee (including any Debt Financing Source)) to effect the release and termination of such Encumbrances.

Section 4.14 Dual Business Participation Agreements.

(a) The Premier Parties and Buyer shall, for a period from the date hereof through two hundred and ten (210) days following the Closing, cooperate and use reasonable best efforts to negotiate with the Dual Business Parties for the Company to enter into Replacement Contracts as promptly as reasonably practicable following the date hereof, but effective as of the Closing, that reflect in all material respects the terms and provisions of the Dual Business Participation Agreements, but limited to those members thereof that are, or that would be other than due to the Dual Business Participation Agreements, Members. For the avoidance of doubt, the Premier Parties (other than the Company) shall retain, and not transfer or contribute to the Company, the Dual Business Participation Agreements; provided that, in accordance with the immediately preceding sentence, the Premier Parties shall use commercially reasonable efforts to negotiate with the Dual Business Parties to remove those members thereof that are, or that would be other than due to the Dual Business Participation Agreements, Members thereof from such Dual Business Participation Agreements and have them included in the Replacement Contracts such that following Closing the Dual Business Participation Agreements only cover Healthcare Entities’ participation in the Healthcare GPO. Notwithstanding the foregoing, if the applicable Dual Business Party is a Healthcare Entity, the parties shall use their reasonable best efforts for the Replacement Contract to be entered into by an Affiliate of such Dual Business Party that is not a Healthcare Entity instead of by such Dual Business Party; provided that such Affiliate is able to fulfill the Dual Business Party’s contractual obligations pursuant to such Replacement Contract in substantially the same manner.

(b) Buyer and the Premier Parties shall each bear one-half (1/2) of the reasonable costs and expenses associated with obtaining and/or entering into any Replacement Contract; provided, however, that neither Buyer nor the Premier Parties shall be required to incur any further Liabilities or provide any financial accommodation in connection therewith or in connection with its obligations pursuant to Backstop Contracts pursuant to this Section.

(c) Buyer and the Premier Parties shall cooperate and provide each other with reasonable assistance in effecting the separation of the Dual Business Participation Agreements and Replacement Contracts in accordance with this Section prior to the Closing and for a period of two hundred and ten (210) days following the Closing. If Buyer and the Premier Parties are not able to effect the separation of a Dual Business Participation Agreement (each a “Backstop Contract”) and Replacement Contract prior to Closing, until any such Backstop Contract is separated in accordance with this Section or otherwise replaced, but in no event longer than two hundred and ten (210) days following the Closing, to the extent permissible under Legal Requirements and under the terms of such Backstop Contract, (i) the Premier Parties shall continue to perform under such Backstop Contract, and (ii) the Premier Parties shall hold in trust any monies or other benefits received pursuant to such Backstop Contract relating to the businesses of the Company (or its respective Affiliates); provided that, notwithstanding the foregoing provisions of this paragraph, for a period of two hundred and ten (210) days following the Closing, (x) the Premier Parties and their Affiliates shall use commercially reasonable efforts to renew each Dual Business Participation Agreement upon the expiration or termination thereof (on substantially the same terms, but in no event including any provision that has the effect of restricting the business or operation of the Premier Parties and their Affiliates (or the Buyer or the Company) in a manner more restrictive in any material respect than in the original Dual Business Participation Agreement) if the Company has not entered into a Replacement Contract in respect of such Dual Business Participation Agreement, and (y) to the extent any such Dual Business Participation Agreement contains an “evergreen” provision that automatically renews such Dual Business Participation Agreement unless terminated or cancelled by a Premier Party or its Affiliates, the Premier Parties and their Affiliates shall not terminate or cancel such Dual Business Participation Agreement if Buyer has not entered into a Replacement Contract in respect of such Dual Business Participation Agreement unless the counterparty to such Dual Business Participation Agreement is in material breach thereof. In the event that the Company enters into a Replacement Contract between the Closing and two hundred and ten (210) days following the Closing, the Premier Parties shall promptly after execution thereof remit to the Company any monies or other benefits received (net of any monies or other benefits paid) pursuant to or with respect to the Dual Business Participation Agreement to which such Replacement Contract relates with respect to the Members under such Replacement Contract during the period between the Closing and the execution of such Replacement Contract.

(d) For a period of two hundred and ten (210) days following the Closing, Buyer and the Premier Parties shall reasonably cooperate to replace any Backstop Contracts to the extent such Backstop Contracts are not separated or transitioned hereunder. With respect to Liabilities pursuant to, under or relating to a given Backstop Contract, such Liabilities shall, unless otherwise allocated pursuant to this Agreement or a Replacement Contract, be allocated from time to time between the Premier Parties, on the one hand, and Buyer, on the other hand, as the case may be, based on the relative proportions of total benefits received (to the extent the Liabilities relate to a specific period, over such period, and otherwise over the term of the applicable Backstop Contract, measured up to the date of the allocation, without duplication) by the Premier Parties, on the one hand, or Buyer, on the other hand, under the relevant Backstop Contract. Notwithstanding the foregoing, each party shall be solely responsible for any and all Liabilities to the extent arising out of or relating to such party’s breach of any such Backstop Contract.

(e) If, notwithstanding the parties’ efforts to enter into a Replacement Contract with respect to a Dual Business Participation Agreement or Backstop Contract in accordance with the foregoing provisions, the Company does not enter into a Replacement Contract with respect thereto by the date that is two hundred and ten (210) days following the Closing (the Dual Business Participation Agreement that is not replaced, the “Retained Dual Business Participation Agreement”), the Premier Parties shall retain such Retained Dual Business Participation Agreement and shall be permitted to continue to administer any such Retained Dual Business Participation Agreements and such continued administration thereof, but, for the avoidance of doubt, the Premier Parties and their respective Affiliates shall not be permitted to take any action to, or that would reasonably be expected to, grow, enlarge or promote in any material respect the non-Healthcare Entity volume or participation thereunder. In the event of such failure to enter into such Replacement Contract in accordance with the immediately preceding sentence, the parties shall jointly instruct the Escrow Agent to release the Dual Business Base Value with respect to the applicable Retained Dual Business Participation Agreement (plus all interest, dividends, gains and other income earned on the investment or reinvestment thereof while held pursuant to the Escrow Agreement) of the Escrow Amount to Buyer in accordance with Annex C.

Section 4.15 Material Notices and Consent Contracts.

(a) The Premier Parties shall, within ten (10) Business Days after the date of this Agreement, provide all notices required in connection with the consummation of the transactions contemplated hereby, including any such notices required to avoid a breach of or default under any Company Contract.

(b) The Premier Parties and Buyer shall, for a period from the date hereof through two hundred and ten (210) days following the Closing, cooperate and use reasonable best efforts to obtain the consents, waivers and approvals (which shall not include the payment of a consent or similar fee unless Buyer agrees to reimburse the Premier Parties fifty percent of such fee), in form and substance reasonably acceptable to Buyer, required in connection with the consummation of the transactions contemplated hereby with respect to those Company Contracts set forth on Annex C-1 and C-2 (all such consents, the “Consents,” and such Company Contracts, the “Consent Contracts”); provided, that neither Buyer nor the Company shall be required to incur any financial accommodation in connection therewith. For the avoidance of doubt, the Premier Parties (other than the Company) shall retain, and not transfer or contribute to the Company, the Consent Contracts unless and until the Consent with respect thereto has been obtained. Upon the receipt of a Consent during the period of two hundred and ten (210) days following the Closing, such Consent Contract shall become a Contributed Asset effective as of the effectiveness of such Consent.

(c) Buyer and the Premier Parties shall cooperate and provide each other with reasonable assistance in obtaining the Consents in accordance with this Section prior to the Closing and for a period of two hundred and ten (210) days following the Closing. If Buyer and the Premier Parties are not able to obtain a Consent prior to Closing, until any such Consent is obtained, but in no event longer than two hundred and ten (210) days following the Closing, to the extent permissible under Legal Requirements, (i) the Premier Parties shall continue to perform under such Consent Contract, and (ii) the Premier Parties shall hold in trust any monies or other benefits received pursuant to such Consent Contract; provided that, notwithstanding the foregoing provisions of this paragraph, for a period of two hundred and ten (210) days following the Closing, (x) the Premier Parties and their Affiliates shall use commercially reasonable efforts to renew each Consent Contract upon the expiration or termination thereof (on substantially the same terms, but in no event including any provision that has the effect of restricting the business or operation of the Premier Parties and their Affiliates (or the Buyer or the Company) in a manner more restrictive in any material respect than in the original Consent Contract) if the Consent with respect to such Consent Contract has not been obtained, and (y) to the extent any such Consent Contract contains an “evergreen” provision that automatically renews such Consent Contract unless terminated or cancelled by a Premier Party or its Affiliates, the Premier Parties and their Affiliates shall not terminate or cancel such Consent Contract if the Consent with respect to such Consent Contract has not been obtained unless the counterparty to such Consent Contract is in material breach thereof. In the event that a Consent is obtained between the Closing and two hundred and ten (210) days following the Closing, the Premier Parties shall promptly after execution thereof remit to the Company any monies or other benefits received (net of any monies or other benefits paid) pursuant to or with respect to the Consent Contract regarding which such Consent was obtained during the period between the Closing and the date that such Consent was obtained.

(d) With respect to Liabilities pursuant to, under or relating to a given Consent Contract, such Liabilities shall, unless otherwise allocated pursuant to this Agreement, be allocated from time to time between the Premier Parties, on the one hand, and Buyer, on the other hand, as the case may be, based on the relative proportions of total benefits received (to the extent the Liabilities relate to a specific period, over such period, and otherwise over the term of the applicable Consent Contract, measured up to the date of the allocation, without duplication) by the Premier Parties, on the one hand, or Buyer, on the other hand, under the relevant Consent Contract. Notwithstanding the foregoing, each party shall be solely responsible for any and all Liabilities to the extent arising out of or relating to such party’s breach of any such Consent Contract.

(e) If, notwithstanding the parties’ efforts to obtain a Consent in accordance with the foregoing provisions, the Premier Parties are unable to obtain a Consent by the date that is two hundred and ten (210) days following the Closing (the Consent Contract regarding which such Consent is not obtained, the “Retained Consent Contract”), the Premier Parties shall retain such Retained Consent Contract and shall be permitted to continue to administer any such Retained Consent Contracts and such continued administration thereof, but, for the avoidance of doubt, the Premier Parties and their respective Affiliates shall not be permitted to take any action to, or that would reasonably be expected to, grow, enlarge or promote in any material respect the non-Healthcare Entity volume or participation thereunder. In the event of such failure to obtain a Consent in accordance with the immediately preceding sentence, the parties shall jointly instruct the Escrow Agent to release the Consent Contract Base Value (plus all interest, dividends, gains and other income earned on the investment or reinvestment thereof while held pursuant to the Escrow Agreement) of the Escrow Amount to Buyer in accordance with Annex C.

(f) As soon as reasonably practicable following the date hereof (but in no event more than five (5) Business Days following the date of the Initial Press Release (the “Withheld Consent Contracts Deadline”), the Premier Parties shall deliver to counsel for Buyer copies of all Consent Contracts on Annex C-2 that have not been made available to Buyer prior to the date hereof (the “Withheld Consent Contracts”). As soon as reasonably practicable following the Withheld Consent Contracts Deadline (but in no event more than ten (10) Business Days following the Withheld Consent Contracts Deadline), Buyer shall deliver to the Premier Parties a written notice (the “Consent Notice”) setting forth the identity of any Withheld Consent Contract that Buyer has reasonably determined does, pursuant to the express terms of such Withheld Consent Contract, require any consent, waiver or approval in connection with the consummation of the transactions contemplated hereby (including the Restructuring). With respect to any Withheld Consent Contract not set forth on the Consent Notice, the Consent Contract Escrow Amount shall be reduced by the Consent Contract Base Value associated with such Withheld Consent Contract and such Withheld Consent Contract shall not be deemed a Consent Contract. With respect to any Withheld Consent Contract set forth on the Consent Notice, the Premier Parties shall have the opportunity to discuss any such Withheld Consent Contract with Buyer, and Buyer will consider in good faith the views of the Premier Parties regarding such consent requirement.

ARTICLE V.

CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Buyer):

(a) Representations and Warranties. (i) Except as set forth in clause (ii) or (iii) hereafter, each of the representations and warranties of the Premier Parties in Article II of this Agreement (including, for purposes of this Section 5.1(a)(i), the Default Representations and the representations and warranties of the Premier Parties in Section 2.2(c)) must be accurate in all respects as of the Closing as if made as of the Closing (without giving effect to any supplement to the Disclosure Schedule or limitation or qualification as to “materiality,” “Material Adverse Effect,” “Company Material Adverse Effect” or similar materiality qualifiers), except (A) to the extent expressly made as of an earlier date, in which case as of such date and (B) to the extent the failure of the representations and warranties to be accurate would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect (provided, that for purposes of the Default Representations, and the representations and warranties of the Premier Parties in Section 2.2(c), provisos (iii) and (viii) in the definition of Company Material Adverse Effect shall be disregarded for purposes of this Section 5.1(a)(i)), (ii) except as set forth in clause (iii) hereafter, each of the Fundamental Representations (excluding, for purposes of this Section 5.1(a)(iii), the Default Representations and the representations and warranties of the Premier Parties in Section 2.2(c)) of the Premier Parties must be accurate in all material respects as of the Closing as if made as of the Closing (without giving effect to any supplement to the Disclosure Schedule), except to the extent expressly made as of an earlier date, in which case as of such date and (iii) each of the representations and warranties of the Premier Parties in Section 2.4(a) to (c) of this Agreement must be accurate in all respects as of the Closing as if made as of the Closing (other than inaccuracies that are de minimis in nature), without giving any effect to any supplement to the Disclosure Schedules.

(b) Covenants. All of the covenants and obligations that a Premier Party is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(c) Governmental Authorizations. All necessary filings pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated, and any time period in which the parties have agreed not to consummate the transaction shall have expired.

(d) Encumbrances. All Encumbrances on the Contributed Assets or any other assets of the Company must have been released at or prior to the Closing, other than Permitted Encumbrances.

(e) No Material Adverse Effect. There must not have been any Company Material Adverse Effect since the Reference Date.

(f) No Action or Proceeding. No Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceedings or investigations by or before, or otherwise involving, any Governmental Authority shall be pending against a Premier Party or Buyer which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement or which seek material damages in connection with the transactions contemplated hereby.

(g) No Claim Regarding Equity Ownership. There must not be a bona fide written claim by any Person asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any equity of, or any other voting, equity or ownership interest in, the Company or (b) is entitled to all or a material portion of the Purchase Price payable for the Equity Interests (except as otherwise contemplated herein).

(h) Closing Deliveries. The Equityholder must have caused the documents and instruments required by Section 1.5(a) of this Agreement to be delivered (or tendered subject only to Closing) to Buyer.

Section 5.2 Conditions to Obligations of Equityholder. The obligations of the Equityholder to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by the Equityholder):

(a) Representations and Warranties. (i) Each of the representations and warranties of Buyer in Article III of this Agreement that does not contain an express materiality qualification must have been accurate in all material respects as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), and must be accurate in all material respects as of the Closing as if made on the date of Closing

(except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) each of the representations and warranties of Buyer in Article III of this Agreement that contains an express materiality qualification must have been accurate in all respects as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), and must be accurate in all respects as of the Closing as if made on the date of Closing (except to the extent expressly made as of an earlier date, in which case as of such date); except, in either such case, to the extent the failure of the representations and warranties to be accurate would not, individually or in the aggregate, reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.

(b) Covenants. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(c) No Action or Proceeding. No Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceedings or investigations by or before, or otherwise involving, any Governmental Authority shall be pending against a Premier Party or Buyer which seek to enjoin or prevent the consummation of the transactions contemplated by this Agreement or which seek material damages in connection with the transactions contemplated hereby. In addition, all necessary filings, if any, pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated.

(d) Closing Deliveries. Buyer must have paid the Purchase Price required to be paid at Closing and delivered the documents and instruments required by Section 1.5(b) of this Agreement to be delivered (or tendered subject only to Closing) to the Equityholder.

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.1 Publicity. Except with respect to any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party, including in investor conference calls, filings with the Securities and Exchange Commission, Q&As or other publicly disclosed documents, in each case, to the extent such disclosure is still accurate, each of the parties agrees that no press release or public announcement or disclosure concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as such release or announcement may be required by applicable Legal Requirements, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case, the party required or intending to make such release or announcement shall, to the extent reasonably practicable, provide prior written notice to the other party of the contents of such release or announcement and allow the other party a reasonable opportunity to comment on such release or announcement in advance of such issuance, and (b) that the Premier Parties may make an announcement to their employees with

Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The parties agree that the initial press release to be issued with respect to the execution of this Agreement (the “Initial Press Release”) shall be in a form agreed to by the parties. For the avoidance of doubt, the foregoing shall not prohibit a party, or any Affiliate of any party, from disclosing information (on a confidential basis) to such party’s (A) investors, potential investors, lenders and annual meeting invitees with respect to the transactions contemplated hereby if such information is of a nature customarily conveyed to investors, potential investors and lenders, and (B) accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses.

Section 6.2 Payment of Transaction Expenses. The Premier Parties shall use commercially reasonable efforts to utilize Cash to pay, at or prior to the Closing, all Transaction Expenses (other than those relating to bonuses or similar payments to employees which will be paid through PHSI payroll or the payment of any Taxes that will be paid a Premier Party after the Closing).

Section 6.3 Payment of Indebtedness. At or prior to Closing, (a) the Company shall use commercially reasonable efforts to use Cash to pay or otherwise satisfy in full all Indebtedness payable by the Company to any Person (including a Premier Party or any Affiliate thereof), and (b) the Company shall cause to be paid or otherwise satisfied in full all Indebtedness payable to the Company by a Premier Party or any Affiliate thereof.

Section 6.4 Further Assurances; Retained Assets.

(a) Following the Closing, the parties shall reasonably cooperate with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to the other parties such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

(b) Notwithstanding the foregoing, if, between the Closing and the 36-month anniversary of the Closing, the Buyer or a Premier Party discovers that an asset that is a Contributed Asset has been retained by a Premier Party or their respective Affiliates for any reason whatsoever and not made available for use by the Buyer or Company, then (i) such discovering party shall promptly notify the other party regarding such retained asset and (ii) the Premier Parties shall, and shall cause their Affiliates to, (A) hold such asset for the use and benefit of the Buyer and the Company, (B) use commercially reasonable efforts to transfer such asset to the Company as the Buyer may reasonably instruct as promptly as practicable following the Closing for no consideration, and (C) if clause (B) is not practicable or possible, take such action or cause to be taken such other action as may be reasonably requested by the Buyer in order to place it in the same position as if such asset had been transferred to the Company so that all benefits relating to such asset inure from and after the Closing to the Company and Buyer.

(c) Notwithstanding the foregoing, if, between the Closing and the 36-month anniversary of the Closing, the Buyer or a Premier Party discovers that a Premier Party has contributed an asset to the Company pursuant to the Restructuring that is not a Contributed Asset, then (i) such discovering party shall promptly notify the other party regarding such contributed asset and (ii) the Buyer shall, and shall cause the Company and its controlled Affiliates to, (A) hold such asset for the use and benefit of the Premier Parties, (B) use commercially reasonable efforts to transfer such asset back to the Premier Parties as the Premier Parties may reasonably instruct as promptly as practicable following the Closing for no consideration, and (C) if clause (B) is not practicable or possible, take such action or cause to be taken such other action as may be reasonably requested by the Premier Parties in order to place it in the same position as if such asset had been transferred back to the Premier Parties so that all benefits relating to such asset inure from and after the Closing to the Premier Parties.

(d) Except with respect to the Consent Contracts, if, as of the Closing Date, any consent to the assignment of any Company Contract that is a Contributed Asset has not been obtained (each, an “Unassigned Contract”), the parties agree and acknowledge that (a) neither this Agreement nor the Contribution Agreements shall constitute an assignment or attempted assignment of such Unassigned Contract, and (b) following the Closing, the parties shall use their commercially reasonable efforts, and cooperate to obtain the requisite consent relating to such Unassigned Contract as quickly as practicable following the Closing. Pending the obtaining of any such consent relating to any Unassigned Contract, the parties shall cooperate with one another in any reasonable and lawful arrangements designed to provide the benefits and obligations of such Unassigned Contract to the Company as if it had been assigned to and assumed by the Company prior to the Closing Date (including, subcontracting, sub-licensing or subleasing to the Company, or the provision of any services that may be required to be provided by a Premier Party under such Unassigned Contract). Except with respect to the Consent Contracts, the Premier Parties shall, for a period of not more than three (3) years following the Closing, (i) use commercially reasonable efforts to renew each Unassigned Contract upon the expiration or termination thereof (on substantially the same terms, but in no event including any provision that has the effect of restricting the business or operation of the Premier Parties and their Affiliates (or the Company or Buyer) in a manner more restrictive in any material respect than in the original Unassigned Contract) unless Buyer confirms to Equityholder in writing that Buyer does not need to receive the benefit of such Unassigned Contract, and (ii) to the extent any such Unassigned Contract contains an “evergreen” provision that automatically renews such Unassigned Contract unless terminated or cancelled by a Premier Party, the Premier Parties shall not terminate, cancel or amend such Unassigned Contract without Buyer’s prior written consent unless the counterparty to such Unassigned Contract is in material breach of such Unassigned Contract. Except with respect to the Consent Contracts, if consent to the assignment and assumption of any Unassigned Contract is obtained, such Unassigned Contract shall be automatically deemed transferred and assigned to the Company at no additional cost to Buyer or the Company, and the Company shall be automatically deemed to assume the obligations under such Unassigned Contract from and after the date of assignment to the Company.

Section 6.5 Operation of Premier Healthcare GPO. In order to preserve the economic intent of the parties with respect to the transactions contemplated hereby, for a period ending on the later of (a) ten (10) years following the Closing Date and (b) the termination of the A&R Channel Partnership Agreements in accordance with the terms thereof (the “Purchase Agreement Restricted Period”), the Premier Parties shall, and shall cause their Affiliates to, (i) continue to perform their obligations under the Supplier Contracts and replacements thereof, (ii) maintain customary supply agreements covering non-healthcare trade classes consistent with the Premier Parties’ past practice of operating a national Healthcare GPO with a B&I GPO Business, and provide the Company and its Members, Sponsors and Channel Partners access, pursuant to the A&R Channel Partnership Agreements, to those supply agreements covering non-healthcare trade classes, unless Buyer confirms to Equityholder in writing that Buyer does not need to receive the benefit of such supply agreement, and (iii) when negotiating supply agreements covering non-healthcare trade classes, use commercially reasonable efforts to negotiate the same pricing and mechanics for B&I GPO Members as for Healthcare GPO Members. In furtherance of the foregoing, during the Purchase Agreement Restricted Period, the Premier Parties shall use their reasonable best efforts to maintain the food service program of the Premier Parties and their Affiliates (the “Food Service Program”) for the benefit of the Company and its Members, Sponsors and Channel Partners consistent in all material respects with historical practice, with such participation, pricing and scope sufficient to promote the Food Service Program’s marketability to the Company and its Members, Sponsors and Channel Partners.

Section 6.6 Participants, Suppliers and Other Business Relationships.

(a) After the Closing, the Premier Parties (other than the Company) will use their commercially reasonable efforts to transfer the Members, Channel Partners and Sponsors under the Contributed Company Contracts to the Company and, during the term of the A&R Channel Partnership Agreements, will otherwise cooperate with Buyer and the Company to continue and maintain for the benefit of Buyer those other relationships of the Premier Parties and their Affiliates relating to the B&I GPO Business, including relationships with participants, Suppliers, Channel Partners, Sponsors, vendors and employees.

(b) The parties acknowledge that certain Contributed Company Contracts with Members, Channel Partners and Sponsors (“Company Customers”) (i) provide that a Premier Party or an Affiliate thereof is the sole, exclusive, preferred or primary group purchasing or procurement program or organization of such Company Customer for purchases of certain products or services, (ii) require that such Company Customer purchase a minimum requirement for certain products or services from a Premier Party, an Affiliate thereof or their respective vendors or that such Company Customer must look first to a Premier Party, an Affiliate thereof or their respective vendors for its purchasing needs or (iii) contain other requirements, restrictions or limitations on such Company Customer’s ability to utilize or contract with other vendors or group purchasing or procurement programs or organizations (collectively, the “Exclusivity Provisions”). Following the Closing, except to the extent as otherwise provided in the A&R Channel Partnership Agreements as related to the Food Service Program, it is the intent of the parties that the Company, and not a Premier Party or any Affiliate thereof, possesses the sole and exclusive right to enforce such Exclusivity Provisions against such Company Customers, which it may exercise or determine not to exercise in its sole discretion. In the event that after the Closing the Premier Parties or their Affiliates enter into new agreements, or renegotiate existing agreements, with Suppliers, the Premier Parties shall, and shall cause their Affiliates to, use commercially reasonable efforts to exclude the Members, Channel Partners and Sponsors from any Exclusivity Provisions.

(c) Following Closing, the Premier Parties shall promptly notify Buyer and the Company of any audit by a Member, Channel Partner, Sponsor or Supplier with respect to the B&I GPO Business. The parties shall reasonably cooperate in resolution of any such audit.

Section 6.7 Misdirected Payments. Subject to the terms of the A&R Channel Partnership Agreements, the Premier Parties (other than the Company) and Buyer and the Company covenant and agree to, and to cause their respective Subsidiaries to, remit, with reasonable promptness, to the other or its Affiliates (as applicable) any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other party or its Affiliates.

Section 6.8 Insurance Matters. With respect to each insurance policy set forth on Section 2.13 of the Disclosure Schedule, the Premier Parties agree to name Buyer as an additional insured and take such actions as may be reasonably necessary to maintain any such claims-made policies (other than the Premier Parties’ managers’ and officers’ liability insurance policies) in full force and effect for at least three (3) years following the Closing; provided, that if the Premier Parties cease to maintain any such claims-made policy in full force and effect during the applicable period, the Premier Parties shall purchase an extended reporting period endorsement under such policy for the remainder of the applicable period; provided, further, that in the event that Buyer desires to make a claim under any such insurance policy during such period, Buyer shall, prior to making such claim, notify the Premier Parties in writing of any such claim specifying, to the extent then known by Buyer, the factual basis of that claim in reasonable detail, and Buyer shall not make any such claim prior to the date that is ninety (90) days after Buyer delivers such written notice to the Premier Parties.

Section 6.9 Retention and Access to Books and Records.

(a) As soon as reasonably practicable following Closing, the Premier Parties (other than the Company) shall deliver to Buyer all books and records related to the Contributed Assets, the Assumed Liabilities and the B&I GPO Business (other than with respect to the Excluded Contracts), including copies of all Company Contracts included in the Contributed Assets. The Premier Parties shall be entitled to retain a copy of the Membership Applications solely for purposes of administering the A&R Channel Partnership Agreements. Following the Closing, each Premier Party shall provide Buyer and its representatives reasonable access to its retained records related to the Contributed Assets, the Assumed Liabilities or the B&I GPO Business during normal business hours and on prior written notice, for any reasonable purpose specified by Buyer in such notice. Unless otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld, delayed or conditioned), the Premier Parties (other than the Company) shall not, and shall not permit their respective Affiliates to, for a period of seven (7) years following Closing, destroy, alter or otherwise dispose of any of its records related to the Contributed Assets or the B&I GPO Business without first giving reasonable prior written notice to the Buyer and offering to surrender to the Buyer such books and records or such portions thereof.

(b) For a period of seven (7) years following Closing, Buyer shall, and shall cause the Company to, provide the Premier Parties and their respective representatives reasonable access to its records to the extent related to the Contributed Assets during normal business hours and on prior written notice related to Tax matters with respect to periods prior to the Closing Date solely for the purpose of (x) preparing or filing any Tax Returns or in connection with any Proceeding with respect to any such Tax Return and (y) complying with applicable Legal Requirements; provided, nothing herein shall require Buyer or the Company to provide to the Premier Parties or any of their respective representatives with access to information that legal counsel for Buyer or the Company reasonably concludes violates any competition Legal Requirement, that is subject to attorney-client privilege, that is not furnishable under any applicable information privacy or security Legal Requirements or where such disclosure would violate any Legal Requirement or contract (provided with respect to any such information contemplated by this clause (b), Buyer shall, and shall cause the Company to, use reasonable efforts to make any such information available in a manner that does not waive such privilege or violate such Legal Requirements or contracts). Unless otherwise consented to in writing by the Premier Parties (such consent not to be unreasonably withheld, delayed or conditioned), Buyer shall not, and shall not permit the Company or any of their respective controlled Affiliates to, for a period of seven (7) years following Closing, destroy, alter or otherwise dispose of any of its records related to the Contributed Assets relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Premier Parties and offering to surrender to the Premier Parties such books and records or such portions thereof. Notwithstanding the foregoing, in the event of any actual, potential or threatened Proceeding involving any the Premier Party or any of their respective Affiliates, on the one hand, and Buyer, the Company or any of their respective Affiliates, on the other hand, relating to this Agreement or any other agreements contemplated hereby or the transactions contemplated hereby or thereby, the covenants contained in this Section 6.9(b) shall not apply thereto and shall not be considered a waiver of any right to assert the attorney-client privilege or any similar privilege.

Section 6.10 Litigation Cooperation. Subject to Article VIII, each party shall cooperate reasonably with the other party, at the requesting party’s expense (but including only out-of-pocket expenses to third parties, photocopying and delivery costs and not the costs incurred by any party for the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information, testimony and other assistance in connection with any Proceeding, Tax audits or disputes involving any of the parties hereto involving pre-Closing matters (other than in connection with disputes between the parties hereto); provided, that at either party’s request, the parties shall enter into a reasonable joint defense agreement to protect disclosure of information subject to an attorney-client or attorney work product privilege.

ARTICLE VII.

TAX MATTERS

Section 7.1 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby (“Transfer Taxes”) shall be borne fifty percent (50%) by the Equityholder and fifty percent (50%) by Buyer. The Party required by applicable Legal Requirements to file any Tax Return reporting such Transfer Taxes shall prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and the other Party shall reimburse the filing Party in accordance with the immediately preceding sentence, and if applicable, each will, and will cause its respective Affiliates to, join in the execution of any such

Tax Returns and other documentation. Buyer and Equityholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

Section 7.2 Payment of Taxes. All Taxes applicable to the B&I GPO Business with respect to any Pre-Closing Tax Period (including the pre-Closing portion of a Straddle Period) are the responsibility of and shall be paid by the Relevant Companies (other than the Company after the Closing) or their Affiliates; provided, that Property Taxes relating to any Straddle Period shall be pro-rated between the Relevant Companies (on the one hand) and Buyer (on the other hand), and the Relevant Companies shall be responsible for Property Taxes allocable to that portion of the Straddle Period ending on the Closing Date and Buyer shall be responsible for Property Taxes allocable to that portion of the Straddle Period beginning after the Closing Date. The Property Taxes allocable to the portion of a Straddle Period ending on the Closing Date shall be the amount of such Property Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period. The Relevant Companies shall pay to Buyer their allocable portion of the Property Taxes relating to a Straddle Period no later than seven (7) Business Days prior to the date such Taxes are paid, except to the extent and in such amount as such Property Taxes were included in the calculation of Closing Date Indebtedness, Closing Date Net Contract Asset Amount or Closing Date Transaction Expenses Amount, each as finally determined.

Section 7.3 Tax Proceedings. After the Closing Date, Buyer shall notify the Equityholder within thirty (30) days following the receipt of any written notice by Buyer or an Affiliate of Buyer (including, following the Closing, the Company) that involves the assertion of any claim or the commencement of any Proceeding involving Taxes of the Company or in respect of the B&I GPO Business for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period). The Equityholder shall have the right to control (at its sole cost and expense) any Tax Proceeding that relates solely to a taxable period of the Company or in respect of the B&I GPO Business ending on or before the Closing Date (each, a “Pre-Closing Tax Proceeding”); provided, that (i) Buyer shall have the right (at its sole cost and expense) to participate fully in any Pre-Closing Tax Proceeding, (ii) the Equityholder shall keep Buyer reasonably informed regarding the status of any Pre-Closing Tax Proceeding, (iii) the Equityholder shall control such Pre-Closing Tax Proceeding in good faith, and (iv) the Equityholder shall not settle or resolve a Pre-Closing Tax Proceeding that relates to a Pre-Closing Tax Period if such settlement or resolution would reasonably be expected to increase the Tax Liability of Buyer or any of its Affiliates (including after the Closing, the Company) without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall control any Proceeding involving Taxes of the Company or in respect of the B&I GPO Business for any Straddle Period (“Straddle Period Tax Proceeding”); provided, that (i) Equityholder shall have the right (at its sole cost and expense) to participate fully in any Straddle Period Tax Proceeding, (ii) the Buyer shall keep Equityholder reasonably informed regarding the status of any Straddle Period Tax Proceeding, (iii) the Buyer shall control such Straddle Period Tax Proceeding in good faith, and (iv) the Buyer shall not settle or resolve a Straddle Period Tax Proceeding without the prior written consent of the Equityholder, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.4 Agreed Tax Treatment; Tax Allocation. For U.S. federal and applicable state income tax purposes, Buyer and Equityholder agree that the sale of the Equity Interests shall be treated as a sale of the assets of the Company (“Agreed Tax Treatment”). Buyer and Equityholder agree to allocate the Purchase Price and any other amounts properly included in consideration for Tax purposes among the Company’s assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder for all purposes in accordance with the methodology attached hereto as Annex F (the “Tax Allocation”). Buyer and Equityholder, and each of their Affiliates, shall report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with the Agreed Tax Treatment and Tax Allocation (including without limitation the filing of IRS Form 8594), and shall not take a position for Tax purposes that is inconsistent with the Tax Allocation on any Tax Return or in any Proceeding before any Governmental Authority except as otherwise required by a final determination within the meaning of Section 1313(a) of the Code.

Section 7.5 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to Tax Liabilities or potential Tax Liabilities in respect of the B&I GPO Business for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents until at least the expiration of any applicable statute of limitations or extensions thereof. The Relevant Companies and their Affiliates shall make available to Buyer the records of individual wages of all employees, as well as copies of state unemployment Tax Returns, to the extent necessary for Buyer or the Company to verify future unemployment Tax rates and to calculate the correct taxable payroll for the remainder of the calendar year in which the transaction occurs.

Section 7.6 Post-Closing Tax Actions. Without the prior written consent of the Equityholder (not to be unreasonably withheld, conditioned or delayed), Buyer and its Affiliates will not, and will not cause or permit the Company to take, any of the following actions with respect to Taxes or Tax Returns of the Company or in respect of the B&I GPO Business: (i) file, or cause to be filed, any restatement or amendment of, any modification to, or claim for refund relating to, any Tax Return of the Company or in respect of the B&I GPO Business, in each case, for any taxable period ending on or before the Closing Date or any Tax Return filed prior to the Closing Date; (ii) make, change or revoke any material Tax election with respect to the Company or in respect of the B&I GPO Business, in each case, for any taxable period ending on or before the Closing Date; (iii) extend or waive any statute of limitations with respect to Taxes or Tax Returns of the Company or in respect of the B&I GPO Business, in each case, for a taxable period ending on or before the Closing Date; (iv) file Tax Returns for the Company or in respect of the B&I GPO Business, in each case, for any taxable period ending on or before the Closing Date, in a jurisdiction in which the Company or the B&I GPO Business have not historically filed Tax Returns; (v) initiate any examination by a Taxing Authority or participation in any voluntary disclosure program with respect to Taxes or Tax Returns of the Company or in respect of the B&I GPO Business, in each case, for a taxable period ending on or before the Closing Date; or (vi) change any accounting method or adopt any convention for the Company or in respect of the B&I GPO Business, in each case, that shifts taxable income from a taxable period that ends after the Closing Date to a Pre-Closing Tax Period or shifts deductions or losses from a taxable period that ends after the Closing Date. Buyer and its Affiliates will not, and will not cause or permit the Company to, make an election to change the tax classification of the Company retroactive to any Pre-Closing Tax Period.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1 Survival. Subject to Section 8.6, all representations and warranties in this Agreement, the Disclosure Schedule attached hereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for fifteen (15) months thereafter; provided, however, that the representations and warranties contained in Sections 2.1 (Organization and Good Standing), 2.2 (Authority; No Conflict), 2.4 (Capitalization and Indebtedness), 2.7 (Taxes), 2.22 (Brokers or Finders), 3.1 (Organization and Good Standing), 3.2 (Authority; No Conflict) and 3.4 (Brokers or Finders) (collectively, the “Fundamental Representations”) will survive the Closing until the expiration of the applicable statute of limitations plus 90 days, and (b) the representations and warranties contained in Sections 2.5 (Assets) and 2.16 (Relationships with Company Related Persons) (collectively, the “Additional Representations”) will survive the Closing for thirty (30) months thereafter. Subject to Section 8.6, the covenants and obligations in this Agreement shall survive until the earlier of (i) the period set forth in such covenants and obligations, if any, or (ii) being fulfilled.

Section 8.2 Indemnification and Reimbursement of Buyer Indemnified Persons. The Premier Parties shall jointly and severally indemnify and hold harmless Buyer and its Affiliates (including, following the Closing, the Company) and their respective officers, directors, managers, equityholders, members, employees, representatives and agents (collectively, the “Buyer Indemnified Persons”), and shall reimburse the Buyer Indemnified Persons, for any loss, Liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by a Premier Party in this Agreement or any certificate or document delivered by a Premier Party at Closing pursuant to this Agreement;

(b) any breach of any covenant or obligation of a Premier Party contained in this Agreement;

(c) Taxes that are the responsibility of any Relevant Company or their Affiliates (other than the Company) pursuant to Section 7.1 or Section 7.2;

(d) any Indebtedness or Transaction Expenses that are not paid at or prior to Closing;

(e) any claim, action, demand or Proceeding (A) by any Person asserting such Person (1) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any limited liability company interest of, or any other voting, equity, or ownership interest in, the Company, or (2) is entitled to all or any portion of the Purchase Price (except as otherwise contemplated herein), or (B) alleging a breach of fiduciary duty by any Company Related Persons in connection with the transactions contemplated by this Agreement;

(f) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with a Premier Party or any Affiliate thereof (or any Person acting on their behalf) in connection with the transactions contemplated hereby;

(g) any assets, Liabilities or obligations of a Premier Party or any Affiliate thereof (including the Company prior to Closing for purposes hereof (other than current Fee Share Expenses included in Closing Date Net Contract Asset Amount calculation)) to the extent unrelated to the B&I GPO Business or the Contributed Assets or that are not Assumed Liabilities including, for the avoidance of doubt, any Liabilities that are not Assumed Liabilities that relate to the operation of the B&I GPO Business or the Contributed Assets prior to Closing;

(h) any Interim Breach;

(i) other than with respect to the Consent Contracts, the failure to obtain consents, waivers and approvals required to assign the Company Contracts pursuant to the Restructuring, including any Unassigned Contract, which results in Damages in excess of $6,000,000 (in which case the entire amount of such Damages shall be taken into consideration for purposes hereof);

(j) any D&O Claims; and

(k) any Employee Benefit Plan Claims.

Notwithstanding the foregoing or anything else contained herein to the contrary, on and after the Closing, the obligation of the Company to indemnify the Buyer Indemnified Persons will terminate and be of no further force and effect.

Section 8.3 Indemnification and Reimbursement of the Premier Parties. Buyer (and, following the Closing, the Company) shall jointly and severally indemnify and hold harmless the Premier Parties and their respective Affiliates (excluding, following the Closing, the Company) and their respective officers, directors, managers, equityholders, members, employees, representatives and agents (collectively, the “Premier Indemnified Persons”), and shall reimburse the Premier Indemnified Persons, for any Damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Buyer in this Agreement or any certificate or document delivered by Buyer at Closing pursuant to this Agreement;

(b) any breach of any covenant or obligation of Buyer contained in this Agreement;

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with Buyer or any Affiliate thereof (other than the Company) (or any Person acting on its behalf) in connection with the transactions contemplated hereby; and

(d) any Taxes of the Company, Buyer or any Affiliate thereof attributable to a taxable period other than a Pre-Closing Tax Period, other than any Taxes incurred by such Person that are attributable to a breach of a representation made in Sections 2.7(a) (entity classification), 2.7(f) (liability for Taxes of third parties), 2.7(g) (tax-exempt use property), 2.7(h) (listed transactions), 2.7(l) (certain post-closing income) or 2.7(m) (certain CARES Act matters).

Notwithstanding the foregoing or anything else contained herein to the contrary, on and after the Closing, the obligation of the Buyer to indemnify the Company will terminate and be of no further force and effect.

Section 8.4 Limitations on Indemnification of Buyer Indemnified Persons. Notwithstanding anything contained herein to the contrary, the right of the Buyer Indemnified Persons to be indemnified, held harmless and reimbursed pursuant to Section 8.2 is subject to the following limitations and qualifications:

(a) The Buyer Indemnified Persons shall have no right to recover any amounts under Section 8.2(a) (other than with respect to breaches or inaccuracies of the Fundamental Representations, the Additional Representations and claims based upon fraud) until the total amount of Damages incurred by the Buyer Indemnified Persons under Section 8.2(a) exceeds $4,000,000 (the “Deductible”), in which case the Buyer Indemnified Persons will be entitled to recover the amount of such Damages that are in excess of the Deductible.

(b) The maximum amount of Damages that may be recovered by the Buyer Indemnified Persons under Section 8.2(a) will be $75,000,000 (the “Cap”); provided, however, that the maximum amount of Damages that may be recovered by the Buyer Indemnified Persons under Section 8.2(a) with respect to the Additional Representations will be $150,000,000; provided, however, that the limitation set forth in this Section 8.4(b) will not apply with respect to breaches of Fundamental Representations or claims based upon fraud.

(c) Except with respect to claims based upon fraud, the maximum amount of Damages that may be recovered in the aggregate by the Buyer Indemnified Persons under this Article VIII will be the Purchase Price.

Section 8.5 Limitations on Indemnification of Premier Indemnified Persons. Notwithstanding anything contained herein to the contrary, the right of the Premier Indemnified Persons to be indemnified, held harmless and reimbursed pursuant to Section 8.3 is subject to the following limitations and qualifications:

(a) The Premier Indemnified Persons shall have no right to recover any amounts under Section 8.3(a) (other than with respect to breaches or inaccuracies of the Fundamental Representations and claims based upon fraud) until the total amount of Damages incurred by the Premier Indemnified Persons under Section 8.3(a) exceeds the Deductible, in which case the Premier Indemnified Persons will be entitled to recover the amount of such Damages that are in excess of the Deductible.

(b) The maximum amount of Damages that may be recovered by the Premier Indemnified Persons under Section 8.3(a) will be the Cap; provided, however, that the limitation set forth in this Section 8.5(b) will not apply with respect to breaches of Fundamental Representations or claims based upon fraud.

(c) Except with respect to claims based upon fraud, the aggregate amount of Damages that may be recovered in the aggregate by the Premier Indemnified Persons under Article VIII will be the Purchase Price.

Section 8.6 Time Limitations.

(a) The Buyer Indemnified Persons shall have no right to recover any amounts under Section 8.2(a), unless on or before the fifteen (15) month anniversary of the Closing Date, Buyer notifies the Equityholder in writing of a claim or breach under Section 8.2(a) specifying, to the extent then known by Buyer, the factual basis of that claim or breach in reasonable detail; provided, however, that notwithstanding the foregoing (i) any written notice of any claim or breach with respect to any Fundamental Representations, or a claim for indemnification or reimbursement to the extent not arising under Section 8.2(a), must be made by Buyer at any time prior to the expiration of the applicable statute of limitations period, and (ii) any written notice of any claim or breach with respect any Additional Representations must be made by Buyer on or before the thirty (30) month anniversary of the Closing Date. The Buyer Indemnified Persons shall have no right to recover any amounts under Section 8.2(i), unless on or before the eighteen (18) month anniversary of the Closing Date, Buyer notifies the Equityholder in writing of a claim or breach under Section 8.2(i) specifying, to the extent then known by Buyer, the factual basis of that claim or breach in reasonable detail.

(b) The Premier Indemnified Persons shall have no right to recover any amounts under Section 8.3(a), unless on or before the fifteen (15) month anniversary of the Closing Date, the Equityholder notifies Buyer in writing of a claim or breach under Section 8.3(a) specifying, to the extent then known by the Equityholder, the factual basis of that claim or breach in reasonable detail; provided, however, that notwithstanding the foregoing any written notice of any claim or breach with respect to any Fundamental Representations, or a claim for indemnification or reimbursement to the extent not arising under Section 8.3(a), must be made by the Equityholder at any time prior to the expiration of the applicable statute of limitations period.

(c) Nothing contained herein (including clauses (a) and (b) of Section 8.6) shall limit or restrict any Buyer Indemnified Person’s or any Premier Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon fraud.

(d) Notwithstanding anything herein to the contrary, if written notice of any claim for indemnification under Section 8.2 has been delivered to the Premier Parties, or under Section 8.3 has been delivered to Buyer, prior to the applicable time limitation set forth in this Section 8.6, the applicable representations, warranties, covenants and obligations and indemnification obligations related to the claim set forth therein shall continue with respect to such claim until the Final Resolution thereof and, if applicable, payment of such claim in accordance with the provisions of Section 8.9.

Section 8.7 Third-Party Claims.

(a) In the event that a claim is made by a third party (a “Third-Party Claim”) against any Person in connection with which such Person is (or is anticipated to be) entitled to indemnity under Section 8.2 or Section 8.3 (an “Indemnified Person” and any Person required to provide indemnity under this Agreement is referred to as an “Indemnifying Person”), then, (i) in the case of any claim under Section 8.2, Buyer shall provide notice to the Equityholder, and (ii) in the case of any claim under Section 8.3, the Equityholder shall provide notice to Buyer, in each such case promptly (and in no event later than thirty (30) days) following the assertion of such Third-Party Claim (or, if later, the time at which such Third-Party Claim is reasonably anticipated to give rise to any indemnification obligations under this Agreement); provided that the failure to provide such notice will not relieve any Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is actually materially prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice pursuant to Section 8.7(a) of the assertion of a Third-Party Claim in connection with which any Indemnified Person is (or is anticipated to be) entitled to indemnity under Section 8.2 or Section 8.3, as applicable, the Indemnifying Person shall, at its sole cost and expense, be entitled to participate in the defense of such Third-Party Claim and to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and such compromise or settlement includes an unconditional release of the Indemnified Person; and (iii) the Indemnified Person shall have no Liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent (which shall not be unreasonably withheld, conditioned or delayed). If notice is given to an Indemnifying Person of any Third-Party Claim in accordance with the first sentence of this Section 8.7(b), and the Indemnifying Person does not, within twenty (20) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if (i) an Indemnified Person reasonably determines that it is likely that a Third-Party Claim may adversely affect it or its Affiliates in any material respect other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, (ii) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person reasonably determines that joint representation would be inappropriate, (iii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim at the sole cost and expense of the Indemnifying Person, (iv) the Third-Party Claim is made by a Governmental Authority, (v) the Indemnified Person reasonably believes that its share of potential Damages related thereto for which it would not be entitled to indemnification hereunder as a result of the limitations or Liability set forth herein could likely exceed the amount for which it could be entitled to indemnification hereunder after giving effect to the limitations on Liability set forth herein, the Indemnified Person may, (vi) the Indemnifying Person fails to timely assume the defense of or fails to diligently conduct the defense of such Third-Party Claim or (vii) the Third-Party Claim involves equitable relief or otherwise does not solely involve monetary damages, the Indemnified Person shall have the right to, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

(d) With respect to any Third-Party Claim subject to indemnification under this Article VIII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

Section 8.8 Procedure For Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by (i) in the case of any claim under Section 8.2, written notice by Buyer to the Equityholder, and (ii) in the case of any claim under Section 8.3, written notice by the Equityholder to Buyer.

Section 8.9 Satisfaction of Indemnification Claims.

(a) Payment for any claim for Damages subject to indemnification pursuant to this Article VIII shall be made pursuant to this Section 8.9 by wire transfer of immediately available funds when either (i) the Equityholder and Buyer agree on the amount of such indemnifiable Damages or (ii) the amount of indemnifiable Damages is finally adjudicated (each, a “Final Resolution”).

(b) Nothing contained herein shall limit or restrict any Buyer Indemnified Person’s or any Premier Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon fraud.

Section 8.10 Exclusive Remedy. The indemnification provided for in this Article VIII shall be the exclusive post-Closing remedy available to an Indemnified Person in connection with any breach of this Agreement and/or any Damages arising out of the matters set forth in this Agreement or the transactions contemplated hereunder; provided, however, that nothing herein will limit any Indemnified Person’s rights hereunder or otherwise with respect to claims based upon fraud or to injunctive or other equitable relief to enforce its rights under this Agreement or otherwise in connection with the transactions contemplated hereby. Nothing contained in this Agreement shall limit or restrict any Person who is a party to any other agreement or document entered into at Closing pursuant to the terms hereof to obtain Damages or any other legal or equitable relief from any other Person who is a party to any such agreement in connection with the breach of such agreement by such other Person pursuant to the terms thereof.

Section 8.11 No Double Materiality. For purposes of determining whether any breach or inaccuracy of any representation or warranty has occurred for purposes of Section 8.2(a) or Section 8.3(a), and for purposes of calculating the amount of Damages incurred in connection with any breach or inaccuracy of any representation or warranty, any and all reference to “material”, “materiality” or “material adverse effect” (or other similar terms or qualifiers) will be disregarded.

Section 8.12 Third Party Proceeds. The amount to which a Buyer Indemnified Person may become entitled under this Article VIII shall be net of any amounts actually recovered by such Buyer Indemnified Person (whether by way of payment, discount, credit, off-set, counterclaim or otherwise) from a third party, less any deductible or co-payment related to such recovery, and any increase in insurance premiums attributable to or other reasonable out of pocket costs related to such recovery. If a Buyer Indemnified Person receives and is entitled to retain an amount from a third party with respect to a claim subject to indemnification hereunder at any time subsequent to any indemnification payment made by a Premier Party in respect of such claim pursuant to this Article VIII, then such Buyer Indemnified Person shall reimburse such Premier Party, as applicable, for any payment made thereby in connection with providing such indemnification up to the amount received (less any deductible or co-payment related to such recovery, and any increase in insurance premiums attributable to or other reasonable out of pocket costs related to such recovery) by the Buyer Indemnified Person; provided, however, that in no event shall any Buyer Indemnified Person have any obligation hereunder to remit to a Premier Party any portion of such insurance or other recoveries in excess of the indemnification payment or payments actually received from such Premier Party with respect to the applicable claim.

Section 8.13 Treatment of Indemnification Payments. Any payments made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes.

Section 8.14 Certain Waivers, Releases, Etc.The Premier Parties hereby agree that, with respect to the period prior to the Closing, no Premier Party shall make any claim for indemnification against the Company, Buyer or any of their respective Affiliates by reason of the fact that, prior to the Closing, the Premier Party is or was an equityholder or agent of the Company or is or was serving at the request of the Company as a partner, trustee or agent of another entity (whether such claim is for judgments, penalties, fines, costs, amounts paid in settlement, Damages or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any claim brought by Buyer or any

Buyer Indemnified Person against a Premier Party pursuant to this Agreement, and the Premier Parties hereby acknowledge and agree that the Premier Parties shall have no claim or right to contribution or indemnity from the Company with respect to any amounts paid by them pursuant to this Agreement. The Premier Parties agree that in no event shall the Company, Buyer or any of their respective Affiliates have any Liability whatsoever to the Premier Parties for any breaches of the representations, warranties, agreements or covenants of the Company hereunder on or prior to the Closing, and that the Premier Parties shall not seek to recover any amounts in connection therewith or thereunder from the Company, Buyer or any of their respective Affiliates.

ARTICLE IX.

TERMINATION

Section 9.1 Termination Events. By written notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a) by Buyer, in the event a material breach of this Agreement has been committed by a Premier Party and (i) such breach in the aggregate would result in the failure of any of the conditions specified in Sections 5.1(a) or 5.1(b) to be satisfied, (ii) such breach cannot be cured or, if curable, is not cured within fifteen (15) Business Days following receipt by the Equityholder of written notice of such breach, and (iii) such breach has not been waived in writing by Buyer; provided, however, that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a) if there has been a material breach of this Agreement that has been committed by the Buyer which has, individually or in the aggregate, prevented or would prevent satisfaction of any condition to the obligations of the Premier Parties set forth in Sections 5.2(a) or 5.2(b);

(b) by the Equityholder, in the event a material breach of this Agreement has been committed by Buyer and (i) such breach in the aggregate would result in the failure of any of the conditions specified in Sections 5.2(a) or 5.2(b) to be satisfied, (ii) such breach cannot be cured or, if curable, is not cured within fifteen (15) Business Days following receipt by Buyer of written notice of such breach, and (iii) such breach has not been waived in writing by the Equityholder; provided, however, that the Equityholder shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) if there has been a material breach of this Agreement that has been committed by a Premier Party which has, individually or in the aggregate, prevented or would prevent satisfaction of any condition to the obligations of Buyer set forth in Sections 5.1(a) or 5.1(b);

(c) by either Buyer or the Equityholder, if any Order of any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby has been issued and becomes final and non-appealable;

(d) by mutual written consent of Buyer and the Equityholder;

(e) by Buyer or the Equityholder, if Closing has not occurred on or before the date that is ninety (90) calendar days following the date of this Agreement (the “End Date”) or such later date as Buyer and the Equityholder may agree upon in writing, unless the terminating party (including, in the case of the Equityholder, the Company) is in material breach of this Agreement that would result in the failure of any of the conditions specified in, in the case of a material breach of this Agreement by the Premier Parties, Sections 5.1(a) or 5.1(b) to be satisfied, and, in the case of a material breach of this Agreement by Buyer, Sections 5.2(a) or 5.2(b) to be satisfied; provided, that, in the event of an HSR Refile Event, the End Date shall be automatically extended by an additional thirty (30) days; or

(f) by Equityholder if (i) all conditions in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being, and is reasonably expected to be, satisfied at the Closing) have been satisfied or waived by the party so entitled to waive at the time when the Closing is required to have occurred in accordance with Section 1.3, (ii) the Equityholder has irrevocably confirmed in writing to Buyer such satisfaction or waiver and that the Equityholder stands ready, willing and able to consummate the Closing pursuant to Section 1.3, and (iii) Buyer fails to consummate the Closing by 5:00 p.m. CST on the fifth (5th) Business Day following the receipt of such written notice.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, all obligations of the parties hereunder will terminate without any liability of any party to any other party, except that (i) this Section 9.2, Section 9.3 and Article X (General Provisions) will survive the termination of this Agreement and (ii) nothing herein will relieve any party hereto from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to such termination, subject in all cases to Section 9.3 and the Buyer Liability Cap.

Section 9.3 Termination Fee.

(a) If, but only if, this Agreement is terminated by Equityholder pursuant to Section 9.1(f), then Buyer shall pay, or cause to be paid, to the Equityholder an amount equal to $40,000,000 (the “Termination Fee”) by wire transfer of immediately available funds, not later than the fifth (5th) Business Day following such termination. In the event that Buyer shall fail to pay the Termination Fee when due, and, in order to obtain such payment, the Equityholder commences a Proceeding that results in a judgment against Buyer for such Termination Fee, Buyer shall also pay to the Equityholder all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Equityholder in connection with such Proceeding (through all appeals) (the “Collection Costs”) and together with the Termination Fee, the “Reverse Termination Fee”).

(b) Notwithstanding anything to the contrary provided in this Agreement, if Buyer fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise) when required to do so, then, except for the Company’s right to seek specific performance in accordance with and subject to the terms and conditions of Section 10.12 solely to the extent permitted by Section 10.12), the Premier Parties’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Buyer and any of the other Buyer Related Parties in respect of this Agreement, the Debt Financing and the definitive documents in connection therewith and the transactions contemplated hereby or thereby shall be to terminate this

Agreement in accordance with Section 9.1(f) and receive payment of the Termination Fee (including Collection Costs, if applicable), and upon payment of such amount by Buyer, Buyer shall have no further liability or obligation (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement, any contract executed in connection herewith, the Debt Financing or the definitive documents in connection therewith, or any of the transactions contemplated hereby or thereby. Except with respect to the Equityholder’s rights hereunder to seek payment of the Termination Fee (including Collection Costs, if applicable), the Premier Parties shall thereafter not be entitled to bring and shall in no event support, facilitate, encourage or take any action, claim, suit or proceeding other than opposing the bringing of any action, claim, suit or proceeding (under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity) against any of the Buyer Related Parties with respect to, arising out of, relating to or in connection with the failure of the Closing to occur, the Debt Financing or the definitive documents in connection therewith, or for a breach or failure to perform hereunder or under the definitive documents in connection with the Debt Financing (in any case, whether willfully, intentionally, unintentionally or otherwise), and the Premier Parties shall cause any such action, claim, suit or proceeding pending as of any termination of this Agreement to be dismissed with prejudice as promptly as practicable after such termination. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, other than the right to receive payment of the Termination Fee (including Collection Costs, if applicable) in the event required hereunder, under no circumstances will the Premier Parties or any stakeholder or Affiliate of the Premier Parties be entitled to any monetary damages or other monetary remedies for any Damages or Liabilities suffered as a result of the failure of the transactions to be consummated hereby or for a breach or failure to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise) or for any representation made or alleged to have been made in connection herewith or arising out of, relating to or in connection with the Debt Financing or the definitive documents in connection therewith and the transactions contemplated thereby, and the Buyer Related Parties’ maximum aggregate liability in connection with this Agreement and the Transactions shall not in any case exceed an amount equal to the Reverse Termination Fee (the “Buyer Liability Cap”). The “Buyer Related Parties” shall include Buyer, the Debt Financing Sources, any direct or indirect holder of any equity interests or securities of Buyer, the Debt Financing Sources or any direct or indirect current, former or future director, officer, employee, partner, member, stockholder, manager, Affiliate, member, controlling person or representative of any of the foregoing. Notwithstanding the foregoing, nothing in this Section 9.3(b) shall limit the assertion by Buyer of express rights of Buyer or any of its Affiliates set forth in the Debt Commitment Letter or the other Debt Documents.

(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Transactions, (ii) the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Premier Parties in the circumstances in which the Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1 Expenses. Except as otherwise expressly provided by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by a Premier Party (including the Company prior to Closing and excluding the Company after the Closing) shall be paid by the Equityholder, and all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Buyer (excluding the Company prior to Closing and including the Company after the Closing) shall be paid by Buyer.

Section 10.2 Assignment; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of, in the case of the Equityholder, Buyer, or in the case of Buyer, the Equityholder, except that Buyer may (i) collaterally assign any or all of its rights, but not its obligations, hereunder to any lender providing financing or agent on behalf of any such lender (including pursuant to the terms thereof to the extent necessary for purposes of creating a security interest herein or otherwise assigning this Agreement and its rights hereunder as collateral in respect of such financing) to Buyer and (ii) assign any of its rights and delegate any of its obligations under this Agreement (A) to any Affiliate of Buyer, and (B) in connection with the sale of all or substantially all of the assets of or any business combination transaction involving Buyer; provided, however, that no such assignment or delegation will relieve Buyer from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 10.2. Notwithstanding the foregoing or anything herein to the contrary, the Debt Financing Sources shall be third party beneficiaries of, and shall be entitled to enforce, Sections 9.3, 10.4, 10.8, 10.9, 10.11, 10.12, 10.13, 10.14 and this Section 10.2, which Sections shall survive any termination of this Agreement.

Section 10.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties):

If to a Premier Party (including the Company, prior to Closing):

13034 Ballantyne Corporate Place

Charlotte, North Carolina 28277

Attention: General Counsel

E-mail: Legal_Review@premierinc.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

200 Clarendon Street, Floor 58

Boston, Massachusetts 02116-5021

Attention: Brian M. Bunn

E-mail: bbunn@mwe.com

If to Buyer or the Company (following Closing):

OMNIA Partners, LLC

5001 Aspen Grove Drive

Franklin, Tennessee 37067

Attention: Kent Capps; Kevin Howard

E-mail: Kent.Capps@omniapartners.com;

  Kevin.Howard@omniapartners.com

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention: J. Page Davidson; Michael R. Kuffner

E-mail: pdavidson@bassberry.com

  mkuffner@bassberry.com

Section 10.4 Entire Agreement; Modification. This Agreement (together with the Annexes, Exhibits, and the Disclosure Schedule to this Agreement and the other documents delivered pursuant to this Agreement) constitutes the entire agreement among the parties and supersedes all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and thereof, except in cases of fraud. The parties hereto may amend or modify this Agreement only by a written instrument executed by the parties hereto, and any such amendment or modification will be enforceable against the parties hereto; provided that any amendment to Sections 9.3, 10.2 10.8, 10.9, 10.11, 10.12, 10.13, 10.14 and this Section 10.4 (and any other provision in this Agreement to the extent an amendment or modification of such provision would modify the substance of such Sections) shall also be subject to the consent of the Debt Financing Sources and/or the then-current lenders (or the agent on behalf of such lenders) to Buyer.

Section 10.5 Waiver. Neither the failure nor any delay by any party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by, in the case of any waiver requested by Buyer, the Equityholder, and, in the case of any waiver requested by the Equityholder, Buyer; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

Section 10.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause is so significant as to materially affect the expectations of the parties regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by Buyer and the Equityholder with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

Section 10.7 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and the Disclosure Schedule to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. Notwithstanding anything to the contrary contained in this Agreement or in any of the sections of the Disclosure Schedule, any information disclosed in one section of the Disclosure Schedule shall be deemed to be disclosed in such other sections of the Disclosure Schedule and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from a reading of the face of such disclosure to be applicable to such other section of the Disclosure Schedule and such other representations and warranties. The Disclosure Schedule may include items and information that are not “material” relative to the entire business of the Company, taken as a whole, and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information is “material” or to further define the meaning of such term for purposes of this Agreement or otherwise. The words “including,” “include” or words of similar import shall deemed to be followed by “without limitation” and otherwise shall be considered illustrative and non-limiting. All references to dollars or “$” in this Agreement will be to U.S. dollars. All references to the “transactions contemplated hereby,” the “transactions contemplated by this Agreement” or words of similar import shall be deemed to include the Restructuring. The words “party” and “parties” will refer to the Premier Parties and Buyer. All accounting conventions shall be consistent with GAAP unless otherwise specified. Whenever this Agreement indicates that any document has been “made available” to Buyer, such statement will mean that such document was made available for viewing in the Data Room at least three (3) Business Days prior to the date hereof and not removed on or prior to the date hereof.

Section 10.8 Governing Law. This Agreement, and any claims that arise out of or result from this Agreement, will be governed by and construed under the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law. Notwithstanding anything herein to the contrary, each of the parties hereto (on behalf of itself and its Affiliates and, in the case of the Premier Parties, the Premier Group Members) agrees that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Debt Financing Source that is in any way related to this Agreement, the Transaction or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the Debt Financing Commitments, shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.9 Submission to Jurisdiction.

(a) In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) agrees that all claims in respect of such action or proceeding must be heard and determined exclusively in the Court of Chancery of the State of Delaware.

(b) Notwithstanding Section 10.9(a) to the contrary, any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement against any of the Debt Financing Sources in any way related to this Agreement or the Debt Commitment Letter, or any of the transactions contemplated hereby or thereby, including, without limitation, the Debt Financing or the performance thereof shall be brought in New York state court sitting in New York City, New York or federal court of the United States sitting in the Southern District of New York, and each party irrevocably and unconditionally submits, for itself and its property and its Affiliates (and in the case of the Premier Parties, the Premier Group Members), to the exclusive jurisdiction of any such courts in any such action or proceeding.

Section 10.10 Execution of Agreement; Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

Section 10.11 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATING TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE DEBT FINANCING), WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY MAY FILE A COPY OF THIS SECTION 10.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING OR ACTION WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.12 Enforcement of Agreement.

(a) Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the parties agrees that the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, in any Proceeding instituted in any court having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity (except with respect to the matters referred to in Section 10.12(b), which shall be governed exclusively by Section 10.12(b)). Such remedies, and any and all other remedies provided for in this Agreement, will, however, be cumulative in nature and not exclusive and will be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

(b) Notwithstanding anything contained in this Agreement to the contrary, it is acknowledged and agreed that the Equityholder shall be entitled to specifically enforce Buyer’s obligation to effect the Closing on the terms and conditions set forth in this Agreement if but only if (i) all of the conditions set forth in Article V have been satisfied or waived by the party entitled to waive (other than those conditions that, by their terms, cannot be satisfied until Closing but that would be satisfied at Closing if the Closing occurred when required pursuant to the terms of this Agreement), (ii) the Equityholder has irrevocably confirmed in a written notice to Buyer that if specific performance is granted and the Debt Financing is funded and Buyer complies with its obligations to effect the Closing pursuant to the terms of this Agreement, then the Closing will occur, (iii) the amounts contemplated to be funded under the Debt Financing Proposal have been funded or will be funded at Closing, and (iv) Buyer fails to consummate the Closing on or prior to the date required for Closing under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, while the Equityholder may pursue both a grant of specific performance to seek to specifically enforce Buyer’s obligation to effect the Closing as and only to the extent expressly permitted by this Section 10.12(b) and seek payment of the Termination Fee (including Collection Costs, if applicable) pursuant and to the extent permitted by Section 9.3, under no circumstances shall the Equityholder be permitted or entitled to receive both such grant of specific performance to require Buyer to effect the Closing and payment of the Termination Fee. Notwithstanding anything in this Agreement to the contrary: (x) no Person other than the Equityholder shall be entitled to seek specific performance of this Agreement against Buyer; and (y) none of the Premier Parties, their respective stakeholders or any other Person shall be entitled to specific performance to cause Buyer to enforce the terms of the Debt Commitment Letter.

(c) Notwithstanding anything to the contrary contained in this Agreement, (i) neither any party hereto nor any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members, stockholders or representatives, nor any Person claiming by, through or under any such Person, shall have any rights or claims against any Debt Financing Source, in any way relating to this Agreement or any of the transactions contemplated hereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (ii) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any party hereto or any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members, stockholders or representatives, or any Person claiming by, through or under any such Person for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise; provided, that the foregoing shall not constitute any rights or waivers of the Buyer or any of its Affiliates (including, following Closing, the Company).

Section 10.13 Negotiation of Agreement. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

Section 10.14 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.

(a) Buyer waives and shall not assert, and agrees to cause the Company to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Premier Parties or any of their respective Affiliates (excluding, after Closing, the Company), or any officer, employee or manager of the Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreement contemplated hereby or the transactions contemplated by this Agreement (including any litigation, arbitration, mediation or other proceeding), by McDermott Will & Emery LLP (the “Current Counsel”), which firm is representing the Premier Parties and certain of the Designated Persons in connection with this Agreement, the agreements contemplated hereby and the transactions contemplated therein (the “Current Representation”).

(b) Buyer waives and shall not assert, and after Closing agrees to cause the Company to waive and not to assert, any attorney-client privilege or confidentiality obligation with respect to any communication between the Current Counsel and any Designated Person if and to the extent related to the Current Representation (the “Privileged Communication”) in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or its Affiliates (after Closing, including the Company), it being the intention of the parties that all such rights to such attorney-client privilege and confidential information and to control such attorney-client privilege and such confidential information shall be retained by such Designated Person (and not Buyer or the Company) and shall not pass to or be claimed by Buyer or the Company; provided such privileged or confidential information shall not be utilized by Designated Persons in connection with any Proceedings involving Buyer or its Affiliates. Without limiting the generality of the foregoing, from and after Closing, (a) the Designated Persons shall be the sole holders of the attorney-client privilege with respect to the Current Representation, and the Company shall not be a holder thereof, (b) to the extent that files of the Current Counsel in respect of the Current Representation constitute property of the client, only the Designated Persons shall hold such property rights and (c) the Current Counsel shall, subject to Section 10.14(c), have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between the Current Counsel and the Company or otherwise.

(c) Notwithstanding the foregoing, in the event a dispute arises between Buyer or the Company, on the one hand, and a third party (other than a Designated Person or any of their respective Affiliates), on the other hand, after the Closing to which a Designated Person or any of their respective Affiliates are not a party, Buyer or the Company, as the case may be, may assert the attorney-client or work product privilege to prevent disclosure of confidential communications by the Current Counsel to such third party and waive such attorney-client or work product privilege; provided that no such waiver shall be given without Equityholder’s consent (such consent not to be unreasonably withheld, delayed or conditioned). In the event that Buyer or any of its Affiliates (including the Company after Closing) is legally required by Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent permitted by applicable Legal Requirements, then Buyer shall promptly notify Equityholder in writing so that Equityholder can seek a protective order at Equityholder’s sole cost and expense.

Section 10.15 Limitation on Liability; Waiver of Claims Notwithstanding anything to the contrary contained herein, the Premier Parties (on behalf of themselves and the Premier Group Members) hereby waive, and agree not to assert, any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, other Debt Documents, the definitive financing agreements or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and the Premier Parties (on behalf of themselves and the Premier Group Members) agree not to commence any action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by the Premier Parties (on behalf of themselves and the Premier Group Members) in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity against any Debt Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to any Premier Group Party in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing in this Section 10.15 shall limit the assertion by Buyer of express rights of Buyer or any of its Affiliates set forth in the Debt Commitment Letter or the other Debt Documents.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

BUYER:

OMNIA PARTNERS, LLC,
a Delaware limited liability company

By:	/s/ M. Todd Abner
Name:	M. Todd Abner
Title:	President and Chief Executive Officer

Signature Page of Equity Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:

NON-HEALTHCARE HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Craig McKasson
Name:	Craig McKasson
Title:	Chief Financial Officer

EQUITYHOLDER:

PREMIER SUPPLY CHAIN IMPROVEMENT, INC.,
a Delaware corporation

By:	/s/ Craig McKasson
Name:	Craig McKasson
Title:	Chief Financial Officer

PHSI:

PREMIER HEALTHCARE SOLUTIONS, INC.,
a Delaware corporation

By:	/s/ Craig McKasson
Name:	Craig McKasson
Title:	Chief Financial Officer

PREMIER ALLIANCE:

PREMIER HEALTHCARE ALLIANCE, L.P.,
a California limited partnership

By:	/s/ Craig McKasson
Name:	Craig McKasson
Title:	Chief Financial Officer

Signature Page of Equity Purchase Agreement

ACURITY:

ACURITY, LLC,
a Delaware limited liability company

By:	/s/ Craig McKasson
Name:	Craig McKasson
Title:	Chief Financial Officer

INNOVATIX:

INNOVATIX, LLC,
a Delaware limited liability company

By:	/s/ Craig McKasson
Name:	Craig McKasson
Title:	Chief Financial Officer

ESSENSA:

ESSENSA VENTURES, LLC,
a New York limited liability company

By:	/s/ Craig McKasson
Name:	Craig McKasson
Title:	Chief Financial Officer

PREMIER:

PREMIER, INC.,
a Delaware corporation

By:	/s/ Craig McKasson
Name:	Craig McKasson
Title:	Chief Financial Officer

Signature Page of Equity Purchase Agreement

Annex A

Defined Terms

For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Accounting Practices and Procedures” means on an accrual or earned basis, consistent with GAAP, applied in the manner used to build the Financial Statements, unless otherwise noted as a cash basis.

“Adjusted Net Administrative Fee Revenue” means, with respect to the applicable trailing twelve-month period, the Net Administrative Fee Revenue of the Contributed Assets ((i) which, for purposes of establishing the Initial Adjusted Net Administrative Fee Revenue Amount herein, includes (A) the portion of a Dual Business Participation Agreement attributable to the B&I GPO Business and (B) each Consent Contract, (ii) but which, for purposes of the Closing Date Adjusted Net Administrative Fee Revenue Amount and the Final Base Purchase Price Amount, shall include (A) the portion of a Dual Business Participation Agreement attributable to the B&I GPO Business only to the extent a Replacement Contract is entered into in accordance with Section 4.14 in respect thereof and (B) only each Consent Contract regarding which a Consent was obtained in accordance with Section 4.15 in respect thereof, and (iii) Adjusted Net Administrative Fee Revenue shall not include the aggregate Mixed Channel Excluded Entity Base Value with respect to the Mixed Channel Partnership Agreements) less One Million Six Hundred Ninety Nine Thousand Dollars ($1,699,000) of estimated personnel expenses associated with the B&I GPO Business, calculated in accordance with the Accounting Practices and Procedures. The Adjusted Net Administrative Fee Revenue determination under Section 1.4 shall be made on an earned basis and in accordance with the example calculation of the Adjusted Net Administrative Fee Revenue set forth on Annex D.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

“B&I GPO Business” means the group purchasing organization business or cooperating purchasing programs that the Premier Parties and their Affiliates operate within the United States of America, known as the Business & Industry Program, that serves non-Healthcare Entity members and participants within the United States of America. For the avoidance of doubt, the B&I GPO Business does not include (a) any of the Healthcare GPO business unrelated to the B&I GPO Business or any group purchasing organization business to the extent involving any of the Healthcare Entities or Healthcare GPO Members; provided, that the B&I GPO Business does include any non-Healthcare Entity subaccounts of the Healthcare GPO business and the Premier Parties’ and their Affiliates’ entire U.S. Communities business, including the portion thereof that serves Healthcare Entities; (b) the Conductiv Business; (c) any group purchasing organization business or cooperating purchasing programs that the Premier Parties or their Affiliates to the extent operating outside the United States of America; or (d) any business with the federal Governmental Authority.

“Bugs” means any non-material errors in any Software which occur and are corrected in the Ordinary Course of Business.

“Business Day” means any day other than Saturday or Sunday on which the Federal Reserve Bank of New York is open.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means all cash and cash equivalents of the Company that is transferred to the Company with the B&I GPO Business determined in accordance with the Accounting Practices and Procedures. Notwithstanding anything contained herein to the contrary “Cash” shall (1) be calculated net of (A) any checks not received, (B) any amounts held in third party escrow accounts and (C) any restricted cash, and (2) include deposits in transit.

“Channel Partner” means, with respect to the B&I GPO Business, any Person (other than a Premier Party (including the Company)) located within (but not without) the United States of America with whom a Premier Party has a channel partner, group purchasing, access or similar agreement, pursuant to which (i) organizations affiliated with such Person may avail themselves of, or be otherwise benefited by, the B&I GPO Business’ group purchasing organization or a participation in the B&I GPO Business’ cooperative purchasing programs, in each case, pursuant to a master cooperative purchasing agreement, administration or participation agreement, rebate agreement, vendor agreement, prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, request for proposal, cooperative agreement, bid, change order, arrangement, designation or other commitment or vehicle of any kind, with or through a Premier Party or its Affiliates whereby organizations affiliated with such Person directly or indirectly become a member of the B&I GPO Business’ group purchasing organization or a participant in the B&I GPO Business’ cooperative purchasing programs and is allowed to purchase services, goods and products from Suppliers pursuant to and/or in accordance with Supplier Contracts, and (ii) a Premier Party or their Affiliates receives an Administrative Fee from the counterparty to such Supplier Contract in respect of revenue generated by such organizations’ purchases of goods and services from such counterparty to such Supplier Contract. For purposes hereof, “Channel Partner” does not include (a) any Healthcare Entity subaccount affiliated business of a channel partner or (b) any Healthcare Entity organizations affiliated with a Dual Business Party. For purposes hereof, “Channel Partner” includes (a) any non-Healthcare Entity subaccount affiliated businesses of a channel partner of the Premier Parties’ retained Healthcare GPO and (b) the Persons identified on Annex B. For illustrative purposes, a Channel Partner shall include a sponsor of affiliates, a regional alliance or a specialty group purchasing organization. To the extent that there is a reasonable disagreement between Buyer and the Premier Parties regarding whether a Person is a Channel Partner or not for purposes of this Agreement, Buyer and the Premier Parties will promptly discuss and negotiate in good faith to determine whether such Person is a Channel Partner or not for purposes of this Agreement.

“Closing Reference Date” means the end of the day immediately prior to the first day of the month in which the Closing occurs; provided that if the Closing occurs on the last day of a month, then the Reference Date shall mean the end of the day on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means Software that (i) is generally commercially available and licensed to a Premier Party pursuant to a non-negotiated “off-the-shelf”, “shrinkwrap”, “clickwrap” or website terms of use or terms of service; (ii) has not been modified or customized for a Premier Party; and (iii) is licensed to a Premier Party for a one-time fee or an annual fee of Twenty-Five Thousand Dollars ($25,000) or less.

“Company Contract” means any contract or agreement (whether written or oral) between a Premier Party or any of their Affiliates on the one hand and a Member, a Channel Partner, a Sponsor other Person on the other hand pursuant to which such Member, Channel Partner, Sponsor or other Person has or may acquire any rights, benefits, Liabilities or obligations in respect of the B&I GPO Business (and includes, without limitation, the Supplier Contracts, the Dual Business Participation Agreements, the Consent Contracts and the Unassigned Contracts).

“Company Intellectual Property” means all Intellectual Property that is owned, licensed or Used by a Premier Party in the conduct of the B&I GPO Business as currently conducted, including all (i) Company-Owned Intellectual Property; and (ii) IP Licenses.

“Company Material Adverse Effect” means any material adverse change in or material adverse effect on, or any event that is reasonably likely to result in a material adverse change in or material adverse effect on, (a) the business, operations, assets, Liabilities, results of operations or condition (financial or otherwise) of the Company, the Contributed Assets or the B&I GPO Business, or (b) on the ability of the Premier Parties to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that the term “Company Material Adverse Effect” will not include any material adverse change or material adverse effect to the extent caused by, (i) changes or proposed changes in laws or regulations or the interpretations or enforcement thereof by courts or any Governmental Authority, (ii) changes in accounting requirements or principles, including GAAP, (iii) the execution, delivery, announcement or performance of this Agreement, and actions or omissions of the Premier Parties expressly required by this Agreement or approved in writing by Buyer, (iv) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), (v) events or conditions generally affecting the industries in which the Company operates, (vi) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (vii) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (viii) losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with the Premier Parties (but solely with respect to the fact that the identity of the prospective owner of the Company is Buyer), or (ix) any failure by the Premier Parties with respect to the B&I GPO Business to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided that the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded); (provided, that the matters described in clauses (i), (ii), (iv), (v), (vi) and (vii) shall be included in the term “Company Material Adverse Effect” to the extent any such matter has a disproportionate impact on the B&I GPO Business, Contributed Assets, Liabilities, condition (financial or otherwise) or operations of the Company, relative to other participants in the same industry).

“Company-Owned Intellectual Property” means any Intellectual Property, including Registered Intellectual Property and Company-Owned Software, that is owned by (or purported to be owned by) or proprietary to the Company.

“Company-Owned Software” means all proprietary Software owned (or purported to be owned) or developed by or on behalf of the Company.

“Conductiv Agreements” means any agreement between Conductiv, Inc. or Conductiv Contracts, LLC, on the one hand, and a third party, on the other hand, regarding the provision of the Conductiv Business.

“Conductiv Business” means the provision of group purchasing services for purchased services and software solutions to non-Healthcare Entities set forth on Annex J and Healthcare Entities that is conducted through Conductiv, Inc. and Conductiv Contracts, LLC.

“Confidential Information” means any proprietary or confidential information relating to the products, services, business or affairs of the Premier Parties (including the B&I GPO Business) or Buyer or their respective Affiliates, as applicable (whether or not such information is embodied in writing or other physical form), including, without limitation, information relating to: (a) marketing or distribution data, (b) business methods, plans and efforts, (c) personnel data, (d) the identity of, or courses of dealings or contracts with, actual or potential business relations, (e) financial statements or other financial information, (f) computer databases, software programs and information relating to the nature of the hardware or software and how such hardware or software is used in combination or alone, (g) servicing methods, equipment, programs, analyses or profit margins, (h) Trade Secrets, know-how and Intellectual Property rights, and (i) information received by such party from a third party subject to the terms of a confidentiality, non-disclosure or similar agreement or with the reasonable expectation that such information would be treated as confidential or proprietary information. Notwithstanding the foregoing, Confidential Information will exclude information that is: (i) generally available to the public other than as a result of improper disclosure by the receiving party, (ii) lawfully obtained by the receiving party from a third party under no obligation of confidentiality, (iii) previously known to, developed by or in the possession of the receiving party at the time of receipt thereof from the disclosing party, or (iv) approved in writing by the disclosing party for disclosure. Failure to mark information as confidential or proprietary will not adversely affect its status as Confidential Information.

“Consent Contract Escrow Amount” means $149,302,270, which represents the aggregate Consent Contract Base Value of the Consent Contracts, which amount, (i) in the event that a Consent is obtained with respect to any Consent Contract in accordance with the terms of this Agreement prior to Closing, shall be reduced at the Closing by an amount equal to the Consent Contract Base Value of such Consent Contract for which a Consent has been obtained in accordance with the terms of this Agreement prior to Closing and (ii) in the event that Buyer reasonably determines that any Withheld Consent Contract does not, pursuant to the express terms of such Withheld Consent Contract, require any consent, waiver or approval in connection with the consummation of the transactions contemplated hereby in accordance with Section 4.15(f), shall be reduced at the Closing by an amount equal to the Consent Contract Base Value of such Withheld Consent Contract that does not require any consent, waiver or approval in connection with the consummation of the transactions contemplated hereby.

“Contribution Agreements” means (a) that certain Contribution Agreement, dated as of June 10, 2023, by and between Premier Alliance and the Equityholder, (b) that certain Contribution Agreement, dated as of June 10, 2023, by and between the Equityholder and the Company, and (c) those certain Transfer Agreements, dated as of June 10, 2023, by and between the Company and each of Acurity, Innovatix and Essensa, pursuant to which the Contributed Assets and Assumed Liabilities related thereto were transferred to the Company.

“COVID-19” means the infectious disease known as coronavirus disease 2019, or COVID-19, caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, shut down, closure, or any other Legal Requirement, order, directive, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

“Credit Agreement” means that certain Credit Agreement, dated as of November 9, 2018, by and among Premier Alliance, Equityholder, Premier Supply Chain Improvement, Inc., PHSI, and Wells Fargo Bank, National Association and the other parties thereto (as amended, modified, extended, restated, replaced, or supplemented from time to time).

“D&O Claims” means any Liability or Proceeding relating to any actions or omissions of any manager or officer of the Company, in their role as a manager or officer of the Company, occurring at or prior to the Closing.

“Data Room” means the electronic collection of documentation with respect to the B&I GPO Business made available to Buyer through the data site named “Project Bingo,” “Project Bingo – Clean Team” and similar names including “Project Bingo” hosted by Intralinks.

“Debt Financing Sources” means the Persons (including, without limitation, each arranger and agent) that have indicated their willingness, in a conditional manner, to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby, including, without limitation, pursuant to the Debt Commitment Letter, any engagement letters, credit agreements or loan agreements relating thereto, together with their Affiliates and each of their respective equityholders, members, officers, directors, employees, partners, controlling persons, advisors, agents and representatives involved in the Debt Financing and all of their respective successors and assigns

“Disclosure Schedule” means the disclosure schedule delivered by the Equityholder to Buyer on the date hereof.

“Dual Business Participation Agreements” means those certain contracts set forth on Annex C-3 (the non-Premier Party parties to such contracts, the “Dual Business Parties”).

“Dual Business Participation Agreement Escrow Amount” means $91,743,754, which represents the aggregate Dual Business Base Value of the Dual Business Participation Agreements, which amount, in the event that a Dual Business Participation Agreement for which a Replacement Contract has been entered into in accordance with the terms of this Agreement prior to Closing, shall be reduced at the Closing by an amount equal to the Dual Business Base Value of such Dual Business Participation Agreement for which a Replacement Contract has been entered into in accordance with the terms of this Agreement prior to Closing.

“Employee Benefit Plan Claims” means any Liability or Proceeding relating to any Employee Benefit Plans.

“Employee Benefit Plans” means all deferred compensation, incentive compensation, stock purchase, stock option, restricted stock or other equity-based, retention, change in control, employment, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate, for the benefit of any current or former employee, leased employee, independent contractor or director (and/or their dependents or beneficiaries) of the Company or any ERISA Affiliate, in each case, rendering services to the B&I GPO Business or with respect to which the Company or any ERISA Affiliate otherwise has any Liabilities or obligations.

“Encumbrance” means any charge, claim, equitable interest, lien, encumbrance, community or marital property interest, property interest, option, pledge, security interest, mortgage, encroachment, easement or restriction of any kind.

“Environmental Laws” means all domestic or foreign federal, state, local and municipal Legal Requirements concerning (i) pollution, (ii) the protection of the environment (including, without limitation, soil, subsurface strata, ambient air, soil, indoor air, water and groundwater) or human health or safety, endangered or threatened species, or natural resources or (iii) the presence, management, manufacture, production, processing, use, transportation, containment, storage, reporting, recycling, reclamation, reuse, treatment, generation, release or remediation of, or exposure to, any chemical, material or substance.

“Environmental, Health and Safety Liabilities” means any Damages arising from or under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Escrow Account” means a segregated account administered by the Escrow Agent pursuant to the Escrow Agreement into which, at the Closing, Buyer shall deposit the Escrow Amount.

“Escrow Agent” means Fifth Third Bank.

“Escrow Fund” means all amounts then-remaining in the Escrow Account.

“Escrow Amount” means the sum of (a) the Dual Business Participation Agreement Escrow Amount and (b) the Consent Contract Escrow Amount.

“Excluded Contracts” means the Supplier Contracts, the Dual Business Participation Agreements, the Texas Health Purchase Agreement, any Membership Application with Permitted Supplier-Members, the Conductiv Agreements, and the Credit Agreement.

“Ex-Im Laws” means all U.S. and applicable non-U.S. Legal Requirements related to import, export, reexport, or transfer, including all Legal Requirements administered by U.S. Customs and Border Protection, the International Traffic in Arms Regulations administered by the U.S. Department of State Directorate of Defense Trade Controls, and the Export Administration Regulations administered by the U.S. Department of Commerce Bureau of Industry and Security.

“Fee Share Expenses” means, for any applicable time period, the sum of those rebate and fee share amounts paid or payable to Members, Sponsors and Channel Partners (or their subaccounts) with respect to the Administrative Fees collected or collectible and allocated in a contract management system based upon purchases made by Members, Sponsors and Channel Partners (or their subaccounts) through cooperative purchasing programs, calculated on an earned basis.

“Final Base Purchase Price Amount” means the Closing Date Adjusted Net Administrative Fee Revenue Amount, as finally determined, multiplied by fourteen (14).

“Financial Reporting Controls” means any internal controls over financial reporting sufficient to provide reasonable assurances in all material respects (i) that transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with the Accounting Practices and Procedures (subject to adjustments consistent with past practice) and (b) to maintain accountability of assets and (ii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorizations.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any domestic or foreign federal, state, provincial, local or municipal court, legislature, executive, administrative or regulatory authority, agency or commission, department or other governmental entity, authority or instrumentality.

“Government Contract” means any principal procurement agency certificate, principal procurement agency agreement, master intergovernmental cooperative purchasing agreement, administration agreement, rebate agreement, vendor agreements under any master agreement, prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, bid, change order, arrangement or other commitment or vehicle of any kind constituting an agreement entered into by (or assigned to) a Premier Party with any Governmental Authority, or with a Supplier pursuant to an agreement with a Governmental Authority, prime contractor, or supplier to a Governmental Authority or a Premier Party, or any subcontractor with respect to any contractual obligation with the foregoing, in each case, related to the B&I GPO Business.

“Governmental Authorization” means any domestic or foreign federal, state, provincial special or local license, permit, governmental authorization, certificate of exemption, franchise, accreditation, registration, approval or consent required or necessary to operate the B&I GPO Business or the Contributed Assets.

“Gross Administrative Fee Revenue” means, for any applicable time period, the sum of those fees (“Administrative Fees”) paid or payable by Suppliers to a Premier Party or an Affiliate thereof for administrative and support services pursuant to Supplier Contracts with such Suppliers for the purchase by Members, Sponsors and Channel Partners (or their subaccounts) of products, supplies, equipment and services from such Supplier, including any administrative fees paid to applicable Members, Sponsors and Channel Partners (or their subaccounts) under cooperative purchasing programs between such Members, Sponsors and Channel Partners (or their subaccounts) and Suppliers that are remitted to a Premier Party or an Affiliate thereof, as applicable, in all cases as related to the B&I GPO Business and calculated on an earned basis.

“Hazardous Materials” means any (i) pollutant, contaminant, waste, petroleum, petroleum products, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, mold, urea formaldehyde and radon gas, (ii) other chemicals, materials or substances defined or regulated as “pesticide,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “biohazardous waste,” “biomedical waste,” “medical waste,” “sharps,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or words of similar import, under any Environmental Law, and (iii) any other substance, chemical, material or waste regulated under, or that may be the subject of regulatory action by a Governmental Authority pursuant to, any Environmental Law.

“Healthcare Entity” means (i) a “Health Care Provider,” as that term is defined at 45 CFR 160.103; (ii) an “Academic Medical Center” as that term is defined at 42 CFR 411.355(e); (iii) a faculty practice plan or other formal or informal alliance of health care professionals that provides health care services to patients referred to an Academic Medical Center; (iv) an organization whose primary services are the provision of clinical healthcare services to humans, (v) acute care hospitals, non-acute care facilities, senior care service facilities, surgery centers, physician offices and practices, provider-sponsored organizations and ambulatory surgery centers, as well as standalone laboratories, clinics and veterinary clinics (clause (v), “Health Centers”) and (vi) any contract management company providing sourcing and/or procurement services for food, supplies, pharmaceuticals or local purchased services to any of the foregoing. For the avoidance of doubt, (A) an entity that is otherwise a “Health Care Provider” under subsection (i) above shall not be considered a Healthcare Entity hereunder if it is also a Public Agency or Government Agency (each as defined in A&R Channel Partnership Agreement) and if the furnishing of health care services is not in furtherance of a primary purpose of such entity and (B) in no event shall any state or state agency, city or city agency, county or county agency or other municipal entity, any educational entity, including any medical school, or any correctional facility, including any medical clinic residing therein, any laboratory residing within such an entity, or any other Public Agency or Government Agency a primary purpose of which is not the delivery of health care services to or for the benefit of patients, be deemed a Healthcare Entity, unless such entity owns and operates a Health Center, in which case such Health Center shall be considered a Healthcare Entity (the “Public Agency Exception”).

“Healthcare GPO” means the group purchasing organization business or cooperating purchasing programs that the Premier Parties and their Affiliates operate that serve Healthcare Entities within or without the United States of America. For purposes hereof, the Healthcare GPO does not include the B&I GPO Business.

“Healthcare GPO Member” means any Healthcare Entity located within or without the United States of America who is a member of the Healthcare GPO pursuant to a master cooperative purchasing agreement, administration or participation agreement, rebate agreement, vendor agreement, prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, request for proposal, cooperative agreement, bid, change order, arrangement, designation or other commitment or vehicle of any kind, with a Premier Party or its Affiliates whereby such Healthcare Entity becomes a member of the Healthcare GPO and is allowed to purchase services, goods and products from Suppliers pursuant to and/or in accordance with Supplier Contracts. For purposes hereof, “Healthcare GPO Member” includes any Healthcare Entity subaccount affiliated businesses of a Member of the B&I GPO Business, but not any non-Healthcare Entity subaccount affiliated businesses of a Healthcare GPO Member. For illustrative purposes, a Healthcare GPO Member shall include a sponsor of Healthcare Entities, a regional healthcare alliance or a specialty healthcare group purchasing organization, in each case, to the extent the subaccounts are Healthcare Entities. To the extent that there is a reasonable disagreement between Buyer and the Premier Parties regarding whether a Person is a Healthcare GPO Member or not for purposes of this Agreement, Buyer and the Premier Parties will promptly discuss and negotiate in good faith to determine whether such Person is a Healthcare GPO Member or not for purposes of this Agreement.

“Indebtedness” means, with respect to any Person, without duplication (i) indebtedness of such Person for borrowed money, whether secured or unsecured and any accrued interest thereon (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith), (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person upon which interest charges are customarily paid, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on the property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi)

capital lease obligations of such Person, (vii) obligations of such Person evidenced by any surety bonds, letter of credit, bankers’ acceptances or similar facilities, (viii) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, (ix) all accrued interest, any prepayment or other similar fees, expenses or penalties on or relating to the prepayment, repayment or assumption of any of the foregoing, (x) guarantees, whether directly or indirectly, of such Person of any such indebtedness referred to in clauses (i)-(ix) of any other Person, (xi) all Liabilities and obligations of such Person with respect to employees of such Person, including all payroll, benefits, Commissions, paid time off, bonuses accrued but unpaid and related Liabilities, together with the employer’s share of any employment Taxes with respect thereto, including all such amounts set forth on Annex E, (xii) amounts owed to any Person under any noncompetition or similar arrangement of such Person, (xiii) any intercompany payables or outstanding amounts due to related parties of such Person, (xiv) the unpaid portion of any profit sharing obligations or 401(k) plan benefits owed to employees of such Person, (xv) any Fee Share Expense (which for the avoidance of doubt includes any rebates) for which the related contract asset has been received in Cash and excluded from the Net Contract Asset Amount calculation, (xvi) any deferred Tax under the CARES Act or the Presidential Memorandum of August 8, 2020, or similar legislation, orders or guidance that remains unpaid as of the Closing, (xvii) all Liabilities and obligations of such Person with respect to accrued but unpaid Taxes. For the avoidance of doubt, any amounts counted towards “Transaction Expenses” shall not also be considered “Indebtedness.”

“Information Privacy and Security Laws” means all applicable Legal Requirements concerning the receipt, collection, use, storage, processing, sharing, security, privacy, disclosure, sale, license or transfer of any data or information, whether in identifiable or de-identified form (including any Personal Data or Company Data) (collectively, “Information”) (including any Legal Requirements of jurisdictions where the Information was collected), and all regulations promulgated thereunder, including, where applicable, state data privacy and breach notification Legal Requirements, state social security number protection Legal Requirements, any applicable Legal Requirements concerning requirements for website and mobile application privacy policies, notices, and/or practices, data or web scraping, electronic monitoring or recording or any outbound communications (including outbound calling and text messaging), telemarketing, outbound calls, faxes, text messaging, and e-mail marketing, the European Union Directive 95/46/EC (and European Union member states implementing Legal Requirements and regulations thereunder), the General Regulation of the European Union 2016/679 of 27 April 2016 on the protection of natural persons, the California Consumer Privacy Act as amended by the California Privacy Rights Act, the Virginia Consumer Data Protection Act, the Payment Credit Card Industry Data Security Standard, the Canadian Personal Information Protection and Electronic Documents Act, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the CAN-SPAM Act, the Health Insurance Portability and Accountability Act of 1996, the Telephone Consumer Protection Act, Children’s Online Privacy Protection Act, and state consumer protection laws.

“Initial Adjustment Amount” means (i) the amount by which the Initial Net Contract Asset Amount exceeds the Target Net Contract Asset Amount or (ii) the amount by which the Initial Net Contract Asset Amount is less than the Target Net Contract Asset Amount, in each case, if applicable (provided that any amount which is calculated pursuant to clause (i) shall be deemed to be a positive number and any amount which is calculated pursuant to clause (ii) shall be deemed to be a negative number), plus, (iii) the Initial Cash Amount, minus (iv) the Initial Indebtedness Amount and minus (v) the Initial Transaction Expenses Amount.

“Initial Adjusted Net Administrative Fee Revenue Amount” means $49,268,524, which represents the Adjusted Net Administrative Fee Revenue for the trailing twelve-month period ending as of December 31, 2022.

“Initial Base Purchase Price Amount” means $689,759,330, which represents the Initial Adjusted Net Administrative Fee Revenue Amount multiplied by fourteen (14).

“Intellectual Property” means all domestic and foreign (i) patents and patent applications, and all patents issuing thereon, including utility, model and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the foregoing, and all inventions and improvements disclosed therein (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols and corporate names, and all registrations, applications and goodwill associated therewith (collectively, “Trademarks”); (iii) copyrights and all works of authorship, whether or not registered or copyrightable, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (iv) software, including computer programs, operating systems, applications, software, firmware, tools, data files, databases, graphics, schematics, interfaces, architecture, file formats, routines, algorithms, routing engines, and any and all specifications and enhancements related thereto and all copyrights therein, whether operational, or under development, including all object code, source code, data files, rules, databases, compilations, tool sets, compilers, higher level or proprietary languages, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, operating procedures, technical manuals, user manuals and other documentation and materials related thereto, whether in machine-readable form, programming language or any other language or symbols (“Software”); (v) domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, unique phone numbers, social media accounts, registrations for any of the foregoing and similar rights and items (“Domain Names”); (vi) confidential and proprietary information, including trade secrets, know-how, business rules, data analytic techniques and methodologies, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, member lists, supplier lists, channel partner and sponsor lists, pricing information, cost information, business manufacturing and production processes and techniques, designs, specifications, and blueprints, information that would constitute a trade secret as defined in the Uniform Trade Secrets Act, and any documentation thereof (collectively, “Trade Secrets”); (vii) all other intellectual property and proprietary rights in any form or medium known or later devised whether registered or unregistered; (viii) moral rights and database rights; and (ix) all copies and tangible embodiments of the foregoing and all rights to recover for past, present and future infringement associated with any of the foregoing.

“IP Licenses” means (i) all licenses, sublicenses and other Company Contracts to which the Company is a party and pursuant to which the Company is authorized to Use or is granted any license or other rights with respect to any Company Intellectual Property, other than other than non-exclusive licenses of commercial off-the-shelf or unmodified software (collectively, “In-Bound IP Licenses”); and (ii) all licenses, sublicenses, and other Company Contracts to which the Company is a party and pursuant to which any Person is authorized to Use or is granted a license or any other rights to any Company-Owned Intellectual Property, other than non-exclusive licenses entered into in the Ordinary Course of Business, or that are merely incidental to the Contracts in which such licenses are granted (collectively, the “Out-Bound IP Licenses”).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of Buyer” (and any similar expression) means the actual knowledge of M. Todd Abner, Kent Capps and Kevin Howard, and the knowledge that such individuals would reasonably be expected to have after reasonable inquiry within such individual’s area of expertise based upon such individual’s tenure with Buyer; provided, however, that, for purposes of clarification, it is understood and agreed that any individuals listed above shall have no personal Liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.

“Knowledge of the Company” (and any similar expression) means the actual knowledge of Mitch Steiner, Kevin Barnes, Frank Skinner, Stephen Bucken, Dave Mancione, Mark Pieper and Julie Mueller and the knowledge that such individuals would reasonably be expected to have after reasonable inquiry within such individual’s area of expertise based upon such individual’s tenure with the Premier Parties; provided, however, that, for purposes of clarification, it is understood and agreed that any individuals listed above shall have no personal Liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.

“Legal Requirement” means, with respect to any Person, any domestic or foreign, federal, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, principle of common law, Order, directive or other legal requirements, or any Governmental Authority policy, guidance, manual or other interpretation thereof.

“Liabilities” means, with respect to any Person, any debt, liability, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or obligation of any nature of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP or the Accounting Practices and Procedures to be accrued on the financial statements of such Person.

“Material Company Contract” means any of the following contracts or agreements, each as amended, supplemented or modified to date:

(a) any contract or agreement with a Member, a Sponsor or a Channel Partner having a value per contract, or involving payments by or to the Company, of at least Two Hundred Fifty Thousand Dollars ($250,000) during any twelve-month period;

(b) any contract or agreement with a Material Member, Material Supplier, Material Sponsor or Material Channel Partner;

(c) any joint venture, partnership or other similar agreement involving co-investment with a third party to which the Company is a party or is otherwise bound or pertains to the B&I GPO Business;

(d) any contract or agreement involving the sale of any assets of the Company or the B&I GPO Business outside of the Ordinary Course of Business, or the acquisition of any assets of any Person by the Company or that pertains to the B&I GPO Business outside of the Ordinary Course of Business, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise) under which obligations of any party thereto remain outstanding, in each case other than a Contribution Agreement;

(e) any note, indenture, loan agreement, credit agreement, security agreement, financing agreement, or other evidence of Indebtedness relating to the borrowing of money by the Company or which is secured by assets of the Company, any guarantee made by the Company in favor of any Person guaranteeing obligations of such Person, or any letter of credit issued for the account of the Company;

(f) any contract relating to employment of B&I GPO Business Employees;

(g) any contract or agreement involving independent contractors to which the Company is party or regarding which a material purpose of such independent contractors contract or agreement is to provide services for the B&I GPO Business;

(h) any material contract with a Governmental Authority to which the Company is a party or is otherwise bound or pertains to the B&I GPO Business;

(i) any collective bargaining agreement or contract with any labor union relating to B&I GPO Business Employees;

(j) any (i) In-Bound IP License (excluding Commercially Available Software), and (ii) Out-Bound IP License pertaining to the B&I GPO Business;

(k) [Intentionally Deleted];

(l) any contract or agreement that contains any covenant that limits the freedom of the Company, or any Affiliate of the Company, to (i) engage in any line of business, engage in business in any geographic area or engage in competition or business with any Person, (ii) operate or expand its business in any material respect or (iii) solicit, hire or employ any Person;

(m) any contract or agreement pursuant to which the Company or its Affiliates grants or conveys any right of first refusal, or any contract or agreement that contains “most favored nation” or similar pricing provisions binding on the Company;

(n) any contract or agreement that provides for the Company to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or a preferred recipient of any product or service from any Person during any period of time or that otherwise involves the granting by any Person to the Company or by the Company to any Person of a material exclusive or preferred rights of any kind;

(o) any contract or agreement between the Company and a Company Related Person;

(p) any contract or agreement to which the Company is a party or is otherwise bound or pertains to the B&I GPO Business the primary purpose of which is indemnification;

(q) any contract or agreement whereby the Company grants a power of attorney to any Person outside the Ordinary Course of Business;

(r) any material sales agency, marketing, rebate (other than any contract or agreement with any Member, Channel Partner, Sponsor or Supplier), royalty, dealer, sponsorship, marketing or similar contract or agreement to which the Company is a party or is otherwise bound or pertains to the B&I GPO Business and not otherwise required to be disclosed on Schedule 2.14(a);

(s) any contract or agreement related to the Restructuring;

(t) any contract or agreement relating to the settlement or release with respect to any settled action, suit, claim, audit, investigation or proceeding pursuant to which the Company has any outstanding obligations;

(u) any contract to which the Company is a party or is otherwise bound or pertains to the B&I GPO Business that has an ‘earn out,’ contingent purchase price or similar contingent payment obligation; and

(v) any contract to which the Company is a party or is otherwise bound or pertains to the B&I GPO Business with a remaining commitment by the B&I GPO Business to purchase or to sell or otherwise dispose of any capital assets in excess of Two Hundred Fifty Thousand Dollars ($250,000).

“Members” means any Person (excluding any Sponsor or Channel Partner) located within (but not without) the United States of America that is a direct member of the B&I GPO Business’ group purchasing organization or a participant in the B&I GPO Business’ cooperative purchasing programs, in each case, pursuant to a master cooperative purchasing agreement, membership application, direct affiliate agreement, administration or participation agreement, rebate agreement, vendor agreement, prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, request for proposal, cooperative agreement, bid, change order, arrangement, designation or other commitment or vehicle of any kind, by and between a Premier

Party or its Affiliates with such Person whereby such Person becomes a member of the B&I GPO Business’ group purchasing organization or a participant in the B&I GPO Business’ cooperative purchasing programs and is allowed to purchase services, goods and products from Suppliers pursuant to and/or in accordance with Supplier Contracts. For purposes hereof, “Members” includes (a) any non-Healthcare Entity subaccount affiliated businesses of a Healthcare GPO Member of the Healthcare GPO, (b) Persons that become members of the B&I GPO Business’ group purchasing organization or participants in the B&I GPO Business’ cooperative purchasing programs and purchase services, goods and products from Suppliers by virtue of a Channel Partner or Sponsor relationship, (c) Healthcare Entities rostered by U.S. Communities, (d) any non-Healthcare Entity subaccount affiliated businesses of a channel partner or sponsor of the Premier Parties’ retained Healthcare GPO, (e) the Persons identified on Annex B, and (f) any Healthcare GPO Member who is a direct member of the group purchasing organization of Buyer or an Affiliate thereof or a participant in the cooperative purchasing programs of Buyer or an Affiliate thereof as of the date hereof. For purposes hereof and except as set forth in the previous sentence, “Members” does not include (a) any Healthcare GPO Member or Healthcare Entity (other than (i) Healthcare Entities rostered by U.S. Communities or (ii) any Healthcare GPO Member who is a direct member of the group purchasing organization of Buyer or an Affiliate thereof or a participant in the cooperative purchasing programs of Buyer or an Affiliate thereof as of the date hereof), (b) Permitted Supplier-Members, and (c) any federal Governmental Authority. To the extent that there is a reasonable disagreement between Buyer and the Premier Parties regarding whether a Person is a Member or not for purposes of this Agreement, Buyer and the Premier Parties will promptly discuss and negotiate in good faith to determine whether such Person is a Member or not for purposes of this Agreement.

“Membership Application” means a membership application to participate in the Program entered into between a Premier Party and a Member.

“Mixed Channel Excluded Entity Base Value” means, with respect to any Mixed Channel Partnership Agreement, the Net Administrative Fee Revenue attributable to the organizations thereunder that are Healthcare Entities and federal Governmental Authorities.

“Mixed Channel Partnership Agreement” means those Company Contracts with the Channel Partners set forth on Annex H.

“Net Administrative Fee Revenue” means, for any applicable time period, the difference between (a) the Gross Administrative Fee Revenue and (b) the associated Fee Share Expenses for that time period. The Net Administrative Fee Revenue, including Gross Administrative Fee Revenue and Fee Share Expenses, shall be calculated on an earned basis in accordance with the example calculation of Net Administrative Fee Revenue set forth on Annex G.

“Net Contract Asset Amount” means, for any applicable time period, the difference between (a) the contract asset and (b) the contract asset liability (which for the avoidance of doubt includes any rebate liabilities) associated with amounts included in the Contributed Assets ((i) which, for purposes of the Initial Net Contract Asset Amount, shall include (A) the portion of a Dual Business Participation Agreement attributable to the B&I GPO Business and (B) each Consent Contract, (ii) but which, for purposes of the Closing Date Net Contract Asset Amount, shall include, (A) the portion of a Dual Business Participation Agreement attributable to the B&I

GPO Business only to the extent a Replacement Contract is entered into in accordance with Section 4.14 in respect thereof and (B) only each Consent Contract regarding which a Consent was obtained in accordance with Section 4.15 in respect thereof, and (iii) which, with respect to a Mixed Channel Partnership Agreement, shall not include the portion of such Mixed Channel Partnership Agreement attributable to Healthcare Entities or federal Governmental Authorities) for that time period calculated in accordance with the Accounting Practices and Procedures. For the avoidance of doubt, any contract asset liability for which the related contract asset has been collected in cash pre-Closing will be treated as Indebtedness. The Net Contract Asset Amount determination under Section 1.4 shall be made on an earned basis and in accordance with the example calculation of the Net Contract Asset Amount set forth on Annex D.

“Open Source Technology” means any Software, product or technology that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software or similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, (viii) Affero GPL and (ix) the Apache License.

“Order” means any order, injunction, judgment, decree, determination, ruling, assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means that the action is consistent in timing, nature, scope and magnitude with the past practices of the Premier Parties as related to the B&I GPO Business and is taken in the ordinary course of the normal, day to day operations of the Premier Parties as related to the B&I GPO Business, so long as it is in compliance with all applicable Legal Requirements.

“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been made in accordance with GAAP; (ii) recorded easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, telegraph and telephone lines, zoning, building code and other recorded covenants, conditions and restrictions as to the use of the Leased Real Property that do not affect or interfere in a material way with the present use or occupancy of the Leased Real Property by the Company in the Ordinary Course of Business or detracting in more than a de minimis amount from the value of the assets of the Company; provided that, such are not currently being violated by the Company or by any third party in a manner that that does not affect or interfere in a material way with the Company’s present uses or occupancy of the real property in the Ordinary Course of Business or detracts in more than a de minimis amount from the value of the assets of the Company; (iii) any and all recorded matters and encumbrances (including fee mortgages or ground leases) affecting the Leased Real Property not created or granted by the Company but only to the extent that such matters and encumbrances do not materially interfere with the Company’s present use or occupancy of any Leased Real Property in the Ordinary Course of Business or detracting in more than a de minimis amount from the value of the Leased Real Property; (iv) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business that are not yet due and payable or which are being contested in good faith and for which adequate reserves have been made in accordance with GAAP; and (v) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation in the ordinary course of business.

“Permitted Supplier-Members” means any Supplier (but only for so long as such Supplier remains a Supplier of the Premier Parties’ and their respective Affiliates’ Healthcare GPO).

“Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.

“Personal Data” means, as applicable, and in any form, including paper, electronic, and other forms, (i) any and all information about an individual, device, or household that either contains data elements that identify an individual, device, or household, or with respect to which there is a reasonable basis to believe the information can be used to identify an individual, device, or household, (ii) any information that enables a Person to contact the individual (such as information contained in a cookie or an electronic device fingerprint) and (iii) any and all other information, the collection, use, sharing, transfer or other processing of which is regulated by any applicable Legal Requirements in relation to data protection, data privacy or personal privacy, including, without limitation, personal healthcare information. Personal Data includes (a) personal identifiers such as name, address, email address, IP address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number and passport number, (b) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information, insurance policy number, (c) demographic information, (d) unique biometric data, such as fingerprint, retina or iris image, voice print, facial geometry, or other unique physical representation, (e) individual medical or health information or insurance information (including information of patients, customers, employees, workers, contractors, and third parties who have provided information to a Premier Party, and including information relating to services provided by or to third parties), (f) all information described by Company as “personal information”, “PII”, “personally identifiable information”, or any other similar term in any Company privacy policy or statement, any Company public-facing statement., or any agreement with a third-party to which Company is also a party, and (g) information used, intended to be used, or capable of being used to previously locate an individual or device’s geolocation.

“Pre-Closing Tax Period” means any taxable period of any Relevant Company ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Premier Group Members” means the Premier Parties and each of their respective former, current or future Affiliates, officers, directors, employees, stockholders, partners, members, managers, agents, representatives, successors and assigns.

“Premier Parties” means, prior to the Closing, each of the Company, Equityholder, PHSI, Premier Alliance, Acurity, Innovatix, Essensa and Premier, and, after the Closing, each of Equityholder, PHSI, Premier Alliance, Acurity, Innovatix, Essensa and Premier.

“Proceeding” means any action, arbitration, audit, claim, examination, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Program” means the portfolio of national group purchasing contracts for products and services with Suppliers negotiated by Premier Alliance or its Affiliates for the benefit of Members and Healthcare GPO Members, including, without limitation, any modifications of such national group purchasing contracts negotiated by Premier Alliance or its Affiliates for the benefit of two or more rostered participants that enhances the terms and conditions available under such national group purchasing contracts.

“Property Tax” or “Property Taxes” means all real estate, ad valorem, personal property and any other similar Taxes imposed by any Governmental Authority with respect to any assets used in the B&I GPO Business and owned by the Company after the Closing.

“Replacement Contract” means a binding written agreement, fully executed by the applicable Dual Business Party (or non-Healthcare Entity Affiliate thereof in accordance with Section 4.14(a)) that results in a Dual Business Participation Agreement being replaced (solely to the extent set forth herein) with a separate contract that provides the Company with direct contract rights and obligations (including, but not limited to, as to pricing metrics and term), but limited to those members thereof that are, or that would be other than due to the Dual Business Participation Agreements, Members that are at least equivalent to those Dual Business Participation Agreement contract rights and obligations (including, but not limited to, as to pricing metrics and term) afforded to the Premier Parties in the conduct of the B&I GPO Business prior to the Closing, which Replacement Contract does not otherwise amend the terms of the Dual Business Participation Agreement and is otherwise on terms reasonably acceptable to Buyer. The Replacement Contracts shall reflect that the B&I GPO Business members’ continued access to the Supplier Contracts shall be by virtue of the A&R Channel Partnership Agreements and shall not contain any Exclusivity Provisions in favor of the Premier Parties.

“Restructuring” means the intra-group corporate reorganization effected prior to the date hereof and in accordance with the Contribution Agreements and the transactions contemplated thereby, pursuant to which, first, certain Contributed Assets and Assumed Liabilities were contributed from Premier Alliance to PSCI (the “First Contribution”), second, certain Contributed Assets and Assumed Liabilities (including those contributed under the First Contribution) were contributed from PSCI to the Company and third, Contributed Assets and Assumed Liabilities were transferred from Acurity, Innovatix and Essensa to the Company, including, in all cases, the execution of a channel partnership agreement by and between the Company and each other Person named in this definition.

“Sanctioned Person” means any Person that is, or is owned or controlled by or acting on behalf of, any Person that is (a) the subject or target of any Sanctions or (b) located, organized, or resident in a country or territory that is, or whose government or any government agency is, the subject or target of any Sanctions.

“Sanctions” means any list based or territorial sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Controls, U.S. Department of State, The United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury, and/or other relevant sanctions authority (whether U.S. or foreign).

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsors” means, with respect to the B&I GPO Business, the associations or organizations (excluding any Member or Channel Partner) located within (but not without) the United States of America that sponsor the B&I GPO Business and cooperative purchasing programs pursuant to sponsorship or royalty and marketing agreements with a Premier Party or Member, pursuant to which (i) organizations affiliated with such associations or organizations may avail themselves of, or be otherwise benefited by, the B&I GPO Business’ group purchasing organization or a participation in the B&I GPO Business’ cooperative purchasing programs, in each case, pursuant to a master cooperative purchasing agreement, group purchasing agreement, administration or participation agreement, rebate agreement, vendor agreement, prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, request for proposal, cooperative agreement, bid, change order, arrangement, designation or other commitment or vehicle of any kind, with or through a Premier Party or its Affiliates whereby organizations affiliated with such associations or organizations directly or indirectly become a member of the B&I GPO Business’ group purchasing organization or a participant in the B&I GPO Business’ cooperative purchasing programs and is allowed to purchase services, goods and products from Suppliers pursuant to and/or in accordance with Supplier Contracts, and (ii) either (A) a Premier Party or their Affiliates may receive a royalty or other fee or (B) a Premier Party or their Affiliates receives Administrative Fees from the counterparty to such Supplier Contract in respect of revenue generated by such organizations’ purchases of goods and services from such counterparty to such Supplier Contract. For purposes hereof, “Sponsor” does not include (a) any Healthcare Entity or Healthcare Entity subaccount affiliated business of a sponsor (but does include any non-Healthcare Entity subaccount affiliated businesses of a sponsor, including a sponsor that is a Healthcare Entity), (b) any Healthcare Entity organizations affiliated with an association or organization that is a Dual Business Party, or (c) any federal Governmental Authority. To the extent that there is a reasonable disagreement between Buyer and the Premier Parties regarding whether a Person is a Sponsor or not for purposes of this Agreement, Buyer and the Premier Parties will promptly discuss and negotiate in good faith to determine whether such Person is a Sponsor or not for purposes of this Agreement.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Supplier Contracts” means any contracts between a Premier Party or an Affiliate thereof and a Supplier pursuant to which such Supplier becomes engaged in the business of providing services, goods or products to Members, Channel Partners, Sponsors, Healthcare GPO Members on the account of their participation in the B&I GPO Business or Healthcare GPO, respectively.

“Suppliers” means any Person, or any subcontractor or agent of such Person, engaged in the business of providing services, goods, or products to the Members and Healthcare GPO Members, directly or indirectly, pursuant to a Supplier Contract.

“Tax” or “Taxes” means any U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, “assessable payments” within the meaning of Section 4980H of the Code, real property, personal property, sales, use, escheat, unclaimed property, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, imputed underpayment amount, fee, assessment, charge or duty or similar tax, including any interest, penalty, or addition thereto, whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Target Net Contract Asset Amount” means $5,000,000.

“Texas Health Purchase Agreement” means that certain Securities Purchase Agreement, dated as of July 23, 2019, by and among Texas Health Supply Chain Services, LLC, Texas Health Resources and Premier Supply Chain Improvement, Inc.

“Transaction Expenses” shall mean (a) all costs, fees, expenses or any other amounts incurred or payable by or on behalf of a Premier Party or an Affiliate thereof for which the Company is or may be responsible in connection with the negotiation, execution, delivery and performance of this Agreement and any agreement, document or instrument ancillary thereto, and the transactions contemplated hereby and thereby, including those of all attorneys, accountants, actuaries, consultants, experts or other professionals, if any, engaged by or on behalf of a Premier Party or an Affiliate thereof for which the Company is or may be responsible in connection with this Agreement and any agreement, document or instrument ancillary thereto and the transactions contemplated hereby and thereby, (b) all amounts payable (including “success fees”, bonuses, change of control payments or bonuses, retention payments, relocation bonuses or related payments, accrued paid time off, or termination or severance payments) by a Premier Party or an Affiliate thereof for which the Company is or may be responsible (i) to any third party as a result of the transactions contemplated hereby or (ii) to or for the benefit of current or former officers, directors or employees performing services for a Premier Party or an

Affiliate thereof, as of the Closing Date and amounts payable (whether prior to, on or following the Closing Date) pursuant to any applicable agreement (whether written or oral) or other governing document or policy as a result of the transactions contemplated hereby, in each case, to the extent not paid prior to the Closing Date, and inclusive of any payroll or employee Taxes incurred in connection therewith, (c) all costs, fees, expenses or any other amounts incurred or payable by or on behalf of a Premier Party or an Affiliate thereof for which the Company is or may be responsible in connection with any restructuring, severance or layoffs effected in connection with Closing, together with the employer’s share of any employment Taxes with respect thereto, (d) any premiums or costs related to the insurance coverage obtained by a Premier Party or an Affiliate thereof for which the Company is or may be responsible contemplated by Section 6.8, (e) fifty percent (50%) of the HSR Act filing fees and (f) fifty percent (50%) of the fees due to the Escrow Agent. For the avoidance of doubt, in no event shall Transaction Expenses include, or be deemed to include any costs, fees, expenses or other amounts that are included in the calculation of the Closing Date Indebtedness Amount.

“Treasury Regulations” means regulations promulgated by the U.S. Treasury Department under the Code.

“Use” or “Used” means to use, make, have made, develop, market, sell, offer to sell, import, transfer, practice, license (or sublicense), transmit, broadcast, reproduce, perform, display, modify, create derivative works based upon, distribute (electronically or otherwise) and disclose.

The following terms used in this Agreement are defined in the Sections set forth below.

DEFINED TERM	SECTION

2023 Bonuses	4.7(b)
Acurity	Preamble
Additional Representations	8.1
Agreed Tax Treatment	7.4
Agreement	Preamble
Alternative Financing	4.8(b)
Anti-Corruption Laws	2.27(b)
Assets and Liabilities	2.19(a)
Assumed Liabilities	Recitals
A&R Channel Partnership Agreements	1.5(a)(v)
Backstop Contract	4.14(c)
B&I GPO Business Employees	2.8(a)
B&I Channel Partnership Agreement	Recitals
Borrower	3.6(a)
Buyer	Preamble
Buyer Closing Documents	3.2(a)
Buyer Group	4.1
Buyer Indemnified Persons	8.2
Buyer Liability Cap	9.3(b)
Buyer Related Parties	9.3(b)
Cap	8.4(b)
Closing	1.3
Closing Cash Amount	1.2(a)
Closing Date	1.3
Closing Date Adjusted Net Administrative Fee Revenue Amount	1.4(b)
Closing Date Cash Amount	1.4(b)
Closing Date Indebtedness Amount	1.4(b)
Closing Date Net Contract Asset Amount	1.4(b)
Closing Date Transaction Expenses Amount	1.4(b)
Closing Statement	1.4(b)
COBRA	4.7(b)
Collection Costs	9.3(a)
Commissions	4.7(a)
Company	Preamble
Company Customer	6.6(b)
Company Data	2.15(j)
Company Related Person	2.16
Competition Requirements	2.28(c)(vi)
Confidentiality Agreement	4.1
Consents	4.15(b)
Consent Contract Base Value	Annex C
Consent Contracts	4.15(b)

DEFINED TERM	SECTION

Consent Notice	4.15(f)
Contributed Assets	Recitals
Contributed Company Contracts	Recitals
Copyrights	Definition of Intellectual Property
COVID-19 Assistance	2.25(f)
Current Counsel	10.14(a)
Current Representation	10.14(a)
Damages	8.2
Debt Commitment Letter	3.6(a)
Debt Documents	4.8(a)
Debt Financing	3.6(a)
Debt Financing Commitments	3.6(a)
Deductible	8.4(a)
Default Representations	2.2(b)
Designated Person	10.14(a)
Dual Business Base Value	Annex C
Domain Names	Definition of Intellectual Property
End Date	9.1(e)
Equityholder	Preamble
Equityholder Closing Documents	2.2(a)
Equityholder Statement	1.4(a)
Equity Interests	Recitals
Escrow Agreement	1.5(a)(xvi)
Essensa	Preamble
Exclusivity Provisions	6.6(b)
Executory Government Contract	2.28(b)
Fee Letters	3.6(a)
Final Adjustment Amount	1.4(e)(vi)
Final Resolution	8.9(a)
Financial Statements	2.3
Food Service Program	6.5
Fundamental Representations	8.1
Funds Flow Statement	1.5(a)(xi)
Hired Employees	4.7(a)
HSR Act	2.2(c)
HSR Refile Event	4.3(a)
In-Bound IP Licenses	Definition of IP Licenses
Indemnified Person	8.7(a)
Indemnifying Person	8.7(a)
Independent Accountants	1.4(d)
Information	Definition of Information Privacy & Security Laws
Initial Cash Amount	1.4(a)
Initial Indebtedness Amount	1.4(a)

DEFINED TERM	SECTION

Initial Net Contract Asset Amount	1.4(a)
Initial Press Release	6.1
Initial Transaction Expenses Amount	1.4(a)
Innovatix	Preamble
Interim Breach	4.4
Leased Real Property	2.6
Marketing Material	4.8(c)
Material Channel Partner	2.20(a)
Material Member	2.20(a)
Material Sponsor	2.20(a)
Material Suppliers	2.20(b)
NLRA	2.8(c)
Objection Period	1.4(c)
Out-Bound IP Licenses	Definition of IP Licenses
Patents	Definition of Intellectual Property
PHSI	Preamble
Post-Closing Representation	10.14(a)
Pre-Closing Tax Proceeding	7.3
Premier	Preamble
Premier Alliance	Preamble
Premier Health Savings Account Plans	4.7(a)
Premier Indemnified Persons	8.3
Privileged Communication	10.14(b)
Purchase Agreement Restricted Period	6.5
Purchase Price	1.2(a)
Reference Date	2.3
Refinancing Facility	3.6(b)
Registered Intellectual Property	2.15(a)
Releases	1.5(a)(ii)
Relevant Companies	2.7(b)
Required Financing Information	4.8(c)
Restrictive Covenant Agreement	1.5(a)(iii)
Retained Consent Contract	4.15(e)
Retained Dual Business Participation Agreement	4.14(e)
Reverse Termination Fee	9.3(a)
Software	Definition of Intellectual Property
Straddle Period Tax Proceeding	7.3
Systems	2.15(i)
Tax Allocation	7.4
Termination Fee	9.3(a)
Third-Party Claim	8.7(a)
Trade Controls	2.27(b)
Trade Secrets	Definition of Intellectual Property
Trademarks	Definition of Intellectual Property

DEFINED TERM	SECTION

Transfer Taxes	7.1
Transition Plan	4.12(a)
Transition Services Agreement	1.5(a)(iv)
Unassigned Contract	6.4(d)
Withheld Consent Contracts	4.15(f)
Withheld Consent Contracts Deadline	4.15(f)

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